      As filed with the Securities and Exchange Commission on May 28, 1999

                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                         AMERISOURCE HEALTH CORPORATION
             (Exact name of Registrant as specified in its charter)

         Delaware                     5122                   23-2546940
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
       Jurisdiction       Classification Code Number)   Identification No.)
   of Incorporation or
      Organization)

                                ---------------
                           300 Chester Field Parkway
                          Malvern, Pennsylvania 19355
                                 (610) 296-4480
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------
                            WILLIAM D. SPRAGUE, ESQ.
                         AmeriSource Health Corporation
                           300 Chester Field Parkway
                          Malvern, Pennsylvania 19355
                                 (610) 296-4480
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                With Copies to:

       CRAIG L. GODSHALL, ESQ.                     JAMES M. ASH, ESQ.
        Dechert Price & Rhoads             Blackwell Sanders Peper Martin LLP
       4000 Bell Atlantic Tower                  2300 Main, Suite 1000
           1717 Arch Street                   Kansas City, Missouri 64108
   Philadelphia, Pennsylvania 19103                  (816) 983-8000
            (215) 994-4000

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Hawk Acquisition Corp. with and into C.D. Smith Healthcare, Inc. have been satisfied or waived.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
 Title Of Each Class Of                  Proposed Maximum   Proposed Maximum
    Securities To Be      Amount to Be  Offering Price Per Aggregate Offering    Amount Of
       Registered         Registered(1)        Unit             Price(2)      Registration Fee
----------------------------------------------------------------------------------------------
 Class A Common Stock,
  par value $0.01 per
  share.................    2,690,000          N/A              $129,962           $36.13
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Class A Common Stock, par value $0.01 per share, of AmeriSource Health Corporation to be issued to the holders of securities of C.D. Smith Healthcare, Inc. ("C.D. Smith") pursuant to the Amended and Restated Agreement and Plan of Reorganization.
(2) Calculated pursuant to Rule 457(f) of the Securities Act of 1933, as amended, on the basis of the aggregate book value as of March 31, 1999, of the shares of C.D. Smith to be acquired by the Registrant in the merger.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this Proxy Statement/Prospectus is not complete  +
+and may be changed. AmeriSource may not sell these securities until the       +
+registration statement filed with the Securities and Exchange Commission is + +effective. This Proxy Statement/Prospectus is not an offer to sell these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, dated May 28, 1999

                               [C.D. Smith Logo]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

  The boards of directors of AmeriSource Health Corporation and C.D. Smith Healthcare, Inc. have agreed to the merger of C.D. Smith and AmeriSource. Your vote, as a shareholder of C.D. Smith or as a participant in its Employee Stock Ownership Plan, is now needed to approve the merger.

  In the merger, AmeriSource may issue up to 2,690,000 shares of AmeriSource common stock in exchange for all outstanding shares of C.D. Smith common stock, assuming the exercise of all stock options and warrants. AmeriSource common stock is traded on the New York Stock Exchange under the symbol "AAS." After the merger, C.D. Smith will be a wholly-owned subsidiary of AmeriSource.

  The C.D. Smith board has unanimously approved the merger and strongly recommends that you approve it. The merger cannot be completed unless C.D. Smith's shareholders approve it by a two-thirds vote. C.D. Smith's board has scheduled a special meeting for C.D. Smith's shareholders and Employee Stock Ownership Plan participants to vote on the merger as follows:

                            , 1999, at       , local time

                              St. Joseph, Missouri

  If you are an individual shareholder, please take the time to vote by completing and returning the enclosed proxy card in the enclosed envelope. Employee Stock Ownership Plan participants who are entitled to vote should complete the enclosed direction form and return it in the enclosed envelope. The direction form will direct the ESOP trustee how to vote your allocated shares. Even if you plan to attend the meeting, please complete and return your proxy card or direction form. If you are both an individual shareholder and an ESOP participant, you should complete and return both a proxy card and a direction form.

  This document serves as a prospectus of AmeriSource relating to the issuance of up to 2,690,000 shares of common stock in connection with the proposed merger and a proxy statement of C.D. Smith in connection with the solicitation of proxies by the C.D. Smith board for use at the special meeting of shareholders. We encourage you to read this entire document carefully. Please see "Additional Information--Where You Can Find More Information" on page 69 for additional information about AmeriSource on file with the SEC. This investment involves risk. See "Risk Factors" beginning on page 15.

    We appreciate your interest in C.D. Smith.

    /s/ Robert C. Farley

    Robert C. Farley

    Chairman of the Board, President and Chief Executive Officer

 Neither the SEC nor any state securities commission has approved or disapproved the AmeriSource common stock or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this proxy statement/prospectus is [    ], 1999, andis first
                 being mailed to shareholders on [    ], 1999.

                          C.D. SMITH HEALTHCARE, INC.
                       3907 S. 48TH TERRACE, P.O. Box 789
                           ST. JOSEPH, MISSOURI 64503

                   NOTICE OF SPECIAL MEETING TO SHAREHOLDERS
                               [         ], 1999

                               ----------------

   A special meeting of the shareholders of C.D. Smith Healthcare, Inc., a
Missouri corporation, will be held at [      ], St. Joseph, Missouri, at [   ],
local time, on [   ], 1999 for the following purposes:

   (1) To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Reorganization, dated as of April 28, 1999, by and among AmeriSource Health Corporation, Hawk Acquisition Corp., C.D. Smith and a Person to be designated Escrow Agent, as amended and restated as of May 27, 1999, and the merger of Hawk Acquisition Corp. into C.D. Smith; and

   (2) To consider and act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

   Only holders of C.D. Smith common stock of record at the close of business
on [      ], 1999 and participants in C.D. Smith's Employee Stock Ownership
Plan who have shares allocated to their accounts at the close of business on such date are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

   Your vote is important. Even if you plan to attend the special meeting, please vote now. To vote as a shareholder, complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. To vote as an ESOP participant, please complete, date and sign the enclosed direction form and promptly return it in the envelope provided.

   Your board of directors has unanimously approved the merger agreement and the merger. The board of directors believes that the terms of the merger are fair to, and in the best interests of, C.D. Smith and its shareholders and unanimously recommends that shareholders vote "FOR" approval of the merger and the merger agreement.

                                          By Order of the Board of Directors:

                                          Delora J. Jamison
                                          Vice President, Administration and
                                           Secretary

St. Joseph, Missouri
[         ], 1999

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

DOCUMENTS INCORPORATED BY REFERENCE.......................................  iii
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................    1
SUMMARY...................................................................    3
   The Companies..........................................................    3
   Special Meeting........................................................    4
   The Merger and the Agreement and Plan of Reorganization................    4
   Comparative Per Share Information......................................    8
   Market Price Information...............................................   10
   Selected Historical Consolidated Financial Data of AmeriSource.........   11
   Selected Historical Consolidated Financial Data of C.D. Smith..........   12
   Summary Selected Unaudited Pro Forma Combined Financial Information....   13
RISK FACTORS..............................................................   15
   Fixed Per Share Merger Consideration Despite Changes in AmeriSource
    Stock Price...........................................................   15
   Possible Volatility Of AmeriSource's Stock Price.......................   15
   Uncertainties in Integrating Business Operations.......................   15
   Intense Competition May Erode Profit Margins...........................   16
   Debt And Interest Expense May Affect Earnings And Operations...........   16
   Key Managers May Leave The Company.....................................   16
   Risks Generally Associated with Acquisitions...........................   16
   Year 2000; Information Technology......................................   17
   Changing United States Health Care Environment.........................   17
   Interests of Certain Persons in the Merger.............................   17
THE SPECIAL MEETING.......................................................   19
   Matters to be Considered...............................................   19
   Record Date; Quorum....................................................   19
   Voting and Revocation of Proxies or Direction Forms....................   20
   Votes Required; Effect of Abstentions..................................   20
   Solicitation of Proxies................................................   21
   Expenses...............................................................   21
   Surrender of Certificates..............................................   21
THE COMPANIES.............................................................   22
   C.D. Smith.............................................................   22
   AmeriSource............................................................   23
THE MERGER................................................................   24
   Background of the Merger...............................................   24
   AmeriSource's Reasons for the Merger...................................   26
   C.D. Smith's Reasons for the Merger; Recommendation of C.D. Smith's
    Board of Directors....................................................   26
   Opinion of C.D. Smith's Financial Advisor..............................   28
   Interests of C.D. Smith's Management and Directors in the Merger.......   30
   Federal Income Tax Consequences........................................   31
   Regulatory Matters.....................................................   33
   Impact on ESOP.........................................................   33
   Restrictions on Resales by C.D. Smith Affiliates.......................   33

   Voting/Support Agreements...............................................   34
   Accounting Treatment....................................................   34
   Dissenters' Rights......................................................   34
   Conduct of Business after the Merger....................................   36
THE AGREEMENT AND PLAN OF REORGANIZATION...................................   37
   The Merger and Its Effective Time.......................................   37
   What C.D. Smith Shareholders Will Receive...............................   37
   Manner of Converting Shares.............................................   38
   Stock Options...........................................................   38
   Indemnification; Escrow Funds...........................................   38
   Conditions to the Merger................................................   39
   Representations and Warranties..........................................   40
   Conduct of Business Prior to the Effective Time.........................   41
   No Solicitation.........................................................   42
   Employee Benefit Matters................................................   43
   Amendment...............................................................   43
   Termination of the Agreement and Plan of Reorganization.................   43
MARKET PRICE AND DIVIDEND INFORMATION......................................   44
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF AMERISOURCE AND
 C.D. SMITH................................................................   45
BENEFICIAL OWNERSHIP OF SECURITIES.........................................   54
   C.D. Smith Stock Ownership..............................................   54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF C.D. SMITH...................................   56
   General.................................................................   56
   Results of Operations...................................................   57
   Liquidity and Capital Resources.........................................   59
   Year 2000 Compliance....................................................   60
   New Accounting Pronouncements...........................................   61
COMPARATIVE RIGHTS OF C.D. SMITH SHAREHOLDERS AND AMERISOURCE
 STOCKHOLDERS..............................................................   62
   Authorized and Outstanding Capital Stock................................   62
   Number of Directors.....................................................   62
   Classified Board of Directors...........................................   63
   Removal of Directors....................................................   63
   Stockholder Action by Written Consent...................................   63
   Indemnification and Limitation of Liability.............................   63
   Amendment of Charters...................................................   64
   Amendment of Bylaws.....................................................   64
   Notice of Stockholder Proposals and Nomination of Directors.............   64
   Stockholder Inspection..................................................   64
   Duration of Proxies.....................................................   65
   Dissenters' Rights......................................................   65
   Anti-Takeover Statutes..................................................   65
LEGAL MATTERS..............................................................   68
EXPERTS....................................................................   68
AMERISOURCE STOCKHOLDER PROPOSALS..........................................   68
ADDITIONAL INFORMATION.....................................................   69

   Cautionary Statement Concerning Forward-Looking Statements..............   69
   Where You Can Find More Information.....................................   69
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS C.D. SMITH HEALTHCARE, INC. AND
 SUBSIDIARIES..............................................................  F-1
Annexes:
Annex A: Amended and Restated Agreement and Plan of Reorganization.........  A-1
Annex B: Opinion of BT Alex. Brown Incorporated............................  B-1
Annex C: Dissenters' Rights Statute........................................  C-1

                      DOCUMENTS INCORPORATED BY REFERENCE

   This proxy statement/prospectus incorporates by reference important business and financial information regarding AmeriSource that we have not included and are not delivering with this document. Refer to the section entitled "Additional Information--Where You Can Find More Information" on page 69 for more details. You can obtain this information without charge by contacting:

                        AmeriSource Health Corporation
                        Investor Relations
                        300 Chester Field Parkway
                        Malvern, Pennsylvania 19355
                        Tel: (610) 296-4480

   To ensure timely delivery of the documents in advance of the special
meeting, you should make your request no later than [         ], 1999.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What happens to my C.D. Smith shares in the merger (See page 37)?

A: You will receive up to approximately 16.995 shares of AmeriSource common stock for each share of C.D. Smith common stock you own in connection with the merger. On the effective date of the merger, a portion of the shares of AmeriSource stock to be issued to you will be deposited into two escrow funds. These shares may be distributed to you upon the termination of these escrow funds. You will receive only whole shares of AmeriSource common stock.

  Shares of C.D. Smith common stock held by the ESOP will be converted into shares of AmeriSource common stock, allocated to participants' ESOP accounts and held in the ESOP until distributed in accordance with its terms.

Q: When do you expect the merger to be completed (See page 37)?

A: The merger is subject to regulatory approvals and certain other conditions.
   We intend to close the merger as soon as practicable after all of these apaprovals and conditions have been obtained, satisfied or waived.

Q: What should I do now (See page 38)?

A: C.D. Smith's shareholders should mail their signed and dated proxy cards in the enclosed envelope as soon as possible to ensure that their shares will be represented at the special meeting. ESOP participants should do the same with their direction forms. If you are both an individual shareholder and an ESOP participant, you should complete and return both the proxy card and
   the direction form. The special meeting will take place on [      ], 1999.

Q: Should an individual shareholder send in stock certificates now (See page
   38)?

A: No. After the merger closes, AmeriSource will send you written instructions for exchanging C.D. Smith stock certificates for AmeriSource stock certificates.

Q: If I am not going to attend the special meeting, should I return my proxy card or direction form (See page 20)?

A: Yes. Returning your proxy card or direction form ensures that your shares will be represented at the special meeting, even if you are unable or do not want to attend.

Q: How are ESOP shares voted (See page 20)?

A: A separate ESOP direction form is included. Participants may direct the ESOP trustee on how to vote the shares in each employee's account. The trustee, as directed by the ESOP committee, votes all unallocated ESOP shares and any shares not directed by a participant.

Q: May I change my vote after I mail my proxy card or direction form (See page
   20)?

A: Yes. You may change your vote at any time before we vote your shares at the special meeting in several ways:

  . First, you may revoke your proxy by sending a written revocation notice to C.D. Smith at its address listed below so long as it is received prior to the special meeting.

  . Second, you may complete a new proxy card and send it to the C.D. Smith address below, and, if it is received prior to the special meeting, the new proxy card will automatically replace any earlier dated proxy card that you returned.

  . Third, shareholders may attend the special meeting and vote in person.

  . Fourth, if you instructed the ESOP trustee how to vote your shares, you may deliver a new direction form to the ESOP trustee at its address set forth below, and if it is received prior to the special meeting, the new direction form will automatically replace any earlier dated direction form that you returned.

  You should send any notice of revocation or your completed new proxy card to C.D. Smith at the following address:

  C.D. Smith Healthcare, Inc.
  3907 S. 48th Terrace, P.O. Box 789
  St. Joseph, Missouri 64503
  Attn: Corporate Secretary
  Facsimile: (816) 232-2067

  You should send any notice of revocation of a direction form or your new direction form to the ESOP trustee at the following address:

  George K. Baum Trust Company
  120 W. 12th Street, Suite 800
  Kansas City, Missouri 64105

Q: Who can answer my other questions?

A: You should contact:
AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, Pennsylvania 19355
Attn: General Counsel
Tel: (610) 296-4480; or

C.D. Smith Healthcare, Inc.
3907 S. 48th Terrace, P.O. Box 789
St. Joseph, Missouri 64503
Attn: Corporate Secretary
Tel: (816) 232-5471

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus including the Amended and Restated Agreement and Plan of Reorganization attached as Annex A.

                          The Companies (See page 22)

C.D. Smith Healthcare, Inc.
3907 S. 48th Terrace, P.O. Box 789
St. Joseph, Missouri 64503
(816) 232-5471

   C.D. Smith is a leading regional wholesale distributor of pharmaceuticals and related products. C.D. Smith distributes over 25,000 products to more than 3,000 customers located predominantly in the midwestern United States and New England.

   Since being acquired by its management and employees in 1991, C.D. Smith has grown from a small pharmaceutical distributor serving rural customers into a full-line, full-service regional wholesale distributor with a major presence in both rural and urban markets within its core territories. This growth has been achieved principally by gaining new customers within the C.D. Smith's territories, converting customer relationships from secondary to primary supplier status and expanding its service territories.

   In October 1997, C.D. Smith acquired General Drug Company and James Brudnick Company, full-service wholesale distributors with operations in the greater Chicago and Boston markets. As part of this transaction, C.D. Smith also acquired SBS Pharmaceuticals, Inc., a pharmaceuticals repackaging and distribution business.

AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, Pennsylvania 19355
(610) 296-4480

   AmeriSource is one of the largest full-service wholesale distributors of pharmaceutical products and related health care services in the United States. AmeriSource's suppliers are primarily pharmaceutical manufacturers. AmeriSource's customers include hospitals, alternate care facilities and independent and chain pharmacies.

   AmeriSource serves customers nationwide through 19 drug distribution facilities and three specialty products distribution facilities. AmeriSource is typically the primary source of supply for its customers and offers a broad range of services designed to enhance the operating efficiencies and competitive positions of its customers and suppliers.

   Over the past five fiscal years AmeriSource has grown significantly, primarily as a result of market share gains in existing markets, geographic expansion and overall industry growth. During that period, operating revenues have increased at a compound annual growth rate of 18.6% and operating income (before unusual items and amortization) has increased at a compound annual growth rate of 15.8%.

                         Special Meeting (See page 19)

   A special meeting of C.D. Smith shareholders and ESOP participants entitled
to vote on the merger will be held on [      ], 1999, at [      ], St. Joseph,
Missouri, at [      ], local time.

   C.D. Smith shareholders of record on [   ], 1999, and participants in C.D.
Smith's ESOP who have shares allocated to their accounts are entitled to vote at the special meeting. Shareholders and ESOP participants may vote by signing and returning the enclosed proxy card or direction form, or by attending the special meeting and voting at the meeting.

   The quorum necessary for the special meeting is the presence of the record holders of a majority of the outstanding shares of C.D. Smith common stock. ESOP participants who have shares allocated to their accounts are not counted as record holders; rather, the ESOP trustee is the record holder of all shares held by the ESOP.

   The affirmative vote of at least two-thirds of the total number of shares of
C.D. Smith common stock outstanding on [      ], 1999, is necessary to approve
the merger agreement and the merger. Abstentions will have the effect of a vote against the merger agreement and the merger.

   On May 27, 1999, C.D. Smith's directors and officers and affiliates beneficially owned approximately 23% of the outstanding shares of C.D. Smith's common stock and have agreed to vote for approval of the merger agreement and the merger. This makes it more likely that we will obtain the votes necessary for approval of the merger. You will have one vote at the special meeting for each share of C.D. Smith common stock you owned at the close of business on
[      ], 1999. You will also have one vote for each share of C.D. Smith common stock that is allocated to you in the ESOP as of that date. On that date,
[      ] shares of common stock were outstanding.

                        The Merger and the Agreement and
                      Plan of Reorganization (See page 24)

   What C.D. Smith Shareholders Will Receive in the Merger: An aggregate of 2,690,000 shares of AmeriSource Class A common stock may be issued to C.D. Smith shareholders, including the ESOP, in connection with the merger. However, C.D. Smith's shareholders are required to indemnify AmeriSource for breaches by C.D. Smith of the merger agreement and certain other damages AmeriSource may incur. To provide this indemnification, there are two escrow funds.

   Initially, 269,000 shares will be deposited with an escrow agent in a general escrow fund. Additional shares worth $3.3 million, based on the closing price of AmeriSource stock on the closing date of the merger, will be deposited with the escrow agent in a special escrow fund until the resolution of certain matters. The total number of shares to be issued less the amounts held in escrow will be available for distribution upon the closing of the merger. Upon the termination of the general escrow or the resolution of the special escrow matters, any remaining shares will be distributed to C.D. Smith shareholders, including the ESOP.

   If all shares held in escrow are eventually released from escrow, you will receive approximately 16.995 shares of AmeriSource common stock for each share of C.D. Smith common stock you hold. You will receive only whole shares of AmeriSource common stock, and any fractional shares you are entitled to receive will be rounded to the nearest whole share.

   Soon after the merger occurs, AmeriSource will send you a letter of transmittal describing surrender of your C.D. Smith common stock certificates. You should not surrender your C.D. Smith stock certificates until you receive a letter of transmittal following the merger.

   Reasons for the Merger. Following are the principal reasons why the C.D. Smith board approved the merger:

  . Exchanging C.D. Smith stock for publicly traded AmeriSource common stock is expected to increase shareholders' liquidity.

  . C.D. Smith will no longer be required to purchase for cash the shares of C.D. Smith stock distributed by the ESOP to participants.

  . The merger provides C.D. Smith's shareholders with the opportunity to participate in a combined entity with greater financial stability and the potential for increased economic growth and diversification.

  . The merger may result in cost savings.

   In short, the C.D. Smith board believes that the merger offers C.D. Smith's shareholders, customers and employees a unique opportunity to realize the benefits created by combining the two companies.

   The AmeriSource board of directors believes that the merger presents AmeriSource with an opportunity to expand its geographical presence consistent with its overall business strategy. AmeriSource's board also believes that there are opportunities to increase the efficiency of the combined companies.

   Recommendation of C.D. Smith's Board. C.D. Smith's board of directors believes that the terms of the merger are fair to, and in the best interests of, C.D. Smith and its shareholders. The board has unanimously approved the merger agreement and the merger, and recommends that you vote FOR the proposal to approve the merger agreement and the merger.

   Opinion of C.D. Smith's Financial Advisor. The C.D. Smith board has received an opinion from its financial advisor, BT Alex. Brown Incorporated, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to the holders of C.D. Smith common stock. The full text of the written opinion of BT Alex. Brown dated April 28, 1999 is attached to the back of this document as Annex B, and should be read carefully in its entirety. The opinion of BT Alex. Brown is directed to the C.D. Smith board and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to matters relating to the proposed merger.

   Regulatory Matters. For the merger to close, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or terminate. In addition, there are other state and regulatory approvals which must be obtained. See "The Merger--Regulatory Matters" on page 33.

   Interests of C.D. Smith's Management and Directors in the Merger. When considering the recommendation of C.D. Smith's board, you should be aware that certain directors and members of C.D. Smith's management have interests in the merger that differ from, or may be in addition to, your interests. For example:

  . Some officers and directors hold C.D. Smith stock options that will be converted into stock options of AmeriSource as a result of the merger.

  . Robert Farley and Delora Jamison have employment agreements that provide for employment through February 28, 2000. These agreements also provide for payments through their remaining terms if they are terminated without cause.

  . Delora Jamison has a severance agreement that requires C.D. Smith to pay her two times her base annual salary from the previous year if she is terminated within twelve months of a change in control of C.D. Smith.

  . In addition, the merger agreement provides for certain transactions between C.D. Smith and Robert Farley.

   These interests may cause C.D. Smith's directors and management to have conflicts of interest regarding the merger. C.D. Smith's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For more information on the interests of C.D. Smith's management and directors in the merger, see "The Merger--Interests of C.D. Smith's Management and Directors in the Merger" on page 30.

   Impact on ESOP. Upon consummation of the merger, all C.D. Smith shares held by the ESOP will be converted into shares of AmeriSource common stock. AmeriSource will become the plan sponsor of the ESOP and will have the power to continue, terminate or freeze the ESOP, or to combine the ESOP with an existing AmeriSource plan. However, you will most likely cease to accrue benefits under the ESOP following the merger.

   Federal Income Tax Consequences. A condition to C.D. Smith's and AmeriSource's obligations to consummate the merger is the receipt of an opinion from legal counsel stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is so treated, for federal income tax purposes C.D. Smith's shareholders will not recognize any income, gain or loss upon the exchange of their shares for shares of AmeriSource common stock under the merger, and neither C.D. Smith nor AmeriSource will recognize any gain or loss as a result of the merger. However, we urge you to consult your own tax advisor. For more information about tax matters, see "The Merger-- Federal Income Tax Consequences" on page 31.

   Conditions to the Completion of the Merger. The merger may not be completed until certain conditions are satisfied or waived, including the following:

  . the merger is approved by C.D. Smith's shareholders;

  . the Hart-Scott-Rodino waiting period has lapsed or is terminated;

  . the representations of AmeriSource and C.D. Smith are true and correct in all material respects at the time of closing;

  . the companies each receive opinions of counsel regarding the tax treatment of the merger and other legal matters; and

  . AmeriSource's independent auditors must advise that they concur with AmeriSource's conclusion that the merger can properly be accounted for as a "pooling of interests" business combination.

   For more information on these and other conditions to the merger, see "The Agreement and Plan of Reorganization--Conditions to the Merger" on page 39.

   Termination Fees and Expenses. The merger agreement requires C.D. Smith to pay AmeriSource a fee of $8.5 million if AmeriSource or C.D. Smith terminates the merger agreement because C.D. Smith's shareholders do not approve the merger by August 31, 1999, and C.D. Smith enters into an acquisition agreement with another company within six months or consummates a sale transaction with another company within 12 months. For more information on the fees and expenses that may be paid, and the conditions under which the merger agreement may terminate, see "The Agreement and Plan of Reorganization-- Termination of the Agreement and Plan of Reorganization" on page 43.

   Dissenters' Rights. Under Missouri law, each C.D. Smith common shareholder who dissents from the merger has the right to have the fair value of his or her shares appraised by a court and paid to him or her in cash. In order to exercise dissenters' rights, the shareholder must comply with specific procedural requirements. If the shareholder fails to comply with these requirements, dissenters' rights will not be available. See "The Merger-- Dissenters' Rights" on page 34.

   Comparative Rights of Shareholders. When the merger closes, C.D. Smith shareholders will become AmeriSource stockholders. Their rights will then be governed by AmeriSource's governing corporate documents and Delaware law, rather than C.D. Smith's governing corporate documents and Missouri law, as is currently the case. Accordingly, in a number of respects the rights of C.D. Smith's shareholders will change as a result of the merger. For a description of these changes, see "Comparative Rights of C.D. Smith Shareholders and AmeriSource Stockholders" beginning on page 62.

   There are risks involved in deciding to vote on the merger and in acquiring or holding AmeriSource common stock. Please read carefully the section entitled "Risk Factors" beginning on page 15.

                       Comparative Per Share Information

   We have summarized below the per share information of AmeriSource and C.D. Smith on a historical, pro forma combined and equivalent pro forma combined basis under the pooling of interests accounting method and assumed that each share of C.D. Smith common stock is exchanged for 16.995 shares of AmeriSource common stock. C.D. Smith's fiscal year ends on February 28. For purposes of combining AmeriSource's historical financial data with C.D. Smith's historical financial data in the pro forma combined financial data, C.D. Smith's financial data has been reported using the twelve-month periods ended September 30, 1998, 1997, and 1996, and the six-month periods ended March 31, 1999 and 1998. Please read this table together with the historical financial statements and related notes of AmeriSource incorporated into this document by reference and for C.D. Smith contained herein, and with the selected historical and unaudited pro forma financial information which we have included in this proxy statement/prospectus. The pro forma information does not necessarily portray the historical results or financial position we would have had or the future results we will experience after the merger. Neither AmeriSource nor C.D. Smith has paid cash dividends to its stockholders.

                                      As of or for the    As of or for the
                                      six months ended    fiscal year ended
                                          March 31,         September 30,
                                      ----------------- ----------------------
                                        1999     1998    1998     1997   1996
                                      -------- -------- -------  ------ ------
Historical--AmeriSource (a)
Earnings per share:
Income before extraordinary items.... $   0.79 $   0.64 $  1.05  $ 1.00 $ 0.94
Net income...........................     0.79     0.64    1.05    0.96   0.78
Earnings per share--assuming dilu-
 tion:
Income before extraordinary items....     0.78     0.63    1.04    0.99   0.93
Net income...........................     0.78     0.63    1.04    0.94   0.77
Book value per share.................     2.54             1.56
                                                          As of or for the
                                                          fiscal year ended
                                                            February 28,
                                                        ----------------------
                                                         1999     1998   1997
                                                        -------  ------ ------
Historical--C.D. Smith (b)
Earnings per share:
Net income (loss)....................                   $(66.71) $33.11 $14.69
Earnings per share--assuming dilu-
 tion:
Net income (loss)....................                    (66.71)  28.58  14.32
Book value per share (deficit).......                     (5.80)

                                        As of or for the    As of or for the
                                        six months ended   fiscal year ended
                                            March 31,        September 30,
                                        ----------------- --------------------
                                          1999     1998    1998   1997   1996
                                        -------- -------- ------ ------ ------
Pro forma combined (a)
Earnings per share:
Income before extraordinary items...... $   0.76 $   0.67 $ 0.92 $ 1.01 $ 0.91
Net income per share...................     0.76     0.67   0.92   0.97   0.76
Earnings per share--assuming dilution:
Income before extraordinary items......     0.74     0.66   0.91   1.00   0.90
Net income.............................     0.74     0.66   0.91   0.96   0.75
Book value per share...................     2.61            1.50
Equivalent pro forma combined per C.D.
 Smith share (a)(c)
Earnings per share:
Income before extraordinary items...... $  12.84 $  11.45 $15.68 $17.22 $15.41
Net income.............................    12.84    11.45  15.68  16.54  12.84
Earnings per share--assuming dilution:
Income before extraordinary items......    12.63    11.15  15.43  16.93  15.27
Net income.............................    12.63    11.15  15.43  16.27  12.72
Book value per share...................    44.35           25.49

--------
Note: We calculated earnings per share using the weighted average number of shares of common stock outstanding for each company during the periods presented. We calculated earnings per share--assuming dilution using the weighted average number of shares of common stock outstanding for each period presented plus the number of potentially dilutive shares of common stock outstanding for each company issuable during the period (e.g., shares issuable upon the conversion of stock options or warrants). The C.D. Smith common shares and equivalents were adjusted by the exchange ratio.

(a) Share and per share amounts prior to March 1999 have been adjusted for the AmeriSource two-for-one stock split declared March 3, 1999 and distributed March 24, 1999 to stockholders of record on March 3, 1999.
(b) The most recently completed fiscal year for C.D. Smith is February 28, 1999. Accordingly, no historical interim period data is presented.
(c) The equivalent pro forma combined information represents the equivalent of one share of C.D. Smith common stock to one share of AmeriSource common stock. We calculated this information by multiplying the pro forma combined amounts presented by 16.995, which is the approximate number of shares of AmeriSource common stock that C.D. Smith shareholders are assumed to receive for each share of C.D. Smith common stock they hold immediately before the merger.

                            Market Price Information

   On April 28, 1999, the last full trading day prior to the first public announcement of the merger, the closing price of AmeriSource common stock, as reported on the New York Stock Exchange, was $31.00 per share. The high trading price on that day was $31.00 per share and the low trading price was $28.50 per share.

   There is no active trading market for C.D. Smith common stock.

         Selected Historical Consolidated Financial Data of Amerisource

   The following table sets forth AmeriSource's selected consolidated financial data for each of the five years ended September 30, 1998 and the six-month periods ended March 31, 1999 and 1998. Such information has been prepared from the audited consolidated financial statements and the unaudited consolidated financial statements of AmeriSource. You should read this information together with the audited consolidated financial statements and other financial information contained in AmeriSource's Annual Report on Form 10-K for the year ended September 30, 1998 and AmeriSource's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 both incorporated by reference in this proxy statement/prospectus.

                                  For the
                             six months ended
                                 March 31,                 For the fiscal year ended September 30,
                          ----------------------- -----------------------------------------------------------
                             1999        1998      1998(a)    1997(b)      1996         1995        1994(c)
                          ----------- ----------- ---------- ---------- -----------  -----------  -----------
                                            (amounts in thousands, except per share data)
Statements of Operations
 Data:
Operating revenue.......  $ 4,328,888 $ 4,446,845 $8,575,443 $7,815,942 $ 5,551,671  $ 4,668,948  $ 4,182,193
Bulk deliveries to
 customer warehouses....       16,671      51,067     93,361    124,956     111,046      107,342      119,639
                          ----------- ----------- ---------- ---------- -----------  -----------  -----------
Total revenue...........    4,345,559   4,497,912  8,668,804  7,940,898   5,662,717    4,776,290    4,301,832
Gross profit............      212,919     218,619    421,345    387,476     302,433      266,355      235,191
Operating expenses,
 excluding
 amortization...........      133,123     142,965    295,265    266,804     204,244      168,343      149,137
Operating income
 (loss).................       79,286      75,011    124,944    119,613      97,889       97,835     (101,992)
Income (loss) before
 extraordinary items and
 in 1994 the cumulative
 effect of accounting
 changes................       38,213      30,693     50,519     47,449      42,650       28,218     (172,417)
Net income (loss).......  $    38,213 $    30,693 $   50,519 $   45,467 $    35,408  $    10,181  $  (207,671)
Earnings (loss) per
 share--assuming
 dilution (d):
 Income (loss) before
  extraordinary items
  and in 1994 the
  cumulative effect of
  accounting changes....         $.78        $.63      $1.04       $.99        $.93         $.77       $(5.84)
 Net income (loss)......          .78         .63       1.04        .94         .77          .28        (7.04)

Weighted average shares
 outstanding--assuming
 dilution (d)...........       49,144      48,464     48,550     48,121      45,792       36,637       29,500

                             As of                                   As of September 30,
                           March 31,              -----------------------------------------------------------
                             1999                    1998       1997       1996         1995         1994
Balance Sheet Data:       -----------             ---------- ---------- -----------  -----------  -----------
Cash, cash equivalents,
 and restricted cash....  $   155,474             $   85,505 $   68,931 $    71,201  $    46,809  $    25,311
Accounts receivable,
 net....................      480,326                458,238    533,319     390,331      318,652      272,281
Merchandise
 inventories............      942,152                870,223  1,017,782     650,296      404,522      351,676
Property and equipment,
 net....................       59,752                 60,789     67,462      51,666       45,244       41,182
Total assets............  $ 1,719,525             $1,552,282 $1,745,040 $ 1,187,960  $   838,673  $   711,644

Accounts payable........  $   917,292             $  873,181 $1,036,462 $   714,984  $   462,804  $   449,991
Long-term debt..........      518,564                453,761    589,819     433,693      435,764      487,575
Stockholders' equity
 (deficit)..............      123,889                 75,309     14,311     (36,808)    (135,724)    (300,726)
Total liabilities and
 stockholder's equity
 (deficit)..............  $ 1,719,525             $1,552,282 $1,745,040 $ 1,187,960  $   838,673  $   711,644

--------
(a) Includes the effect of $18.4 million of merger costs and $8.3 million of costs related to facility consolidations and employee severance.
(b) Includes the effect of $11.6 million of costs related to facility consolidations and employee severance.
(c) Includes the effect of the $179.8 million write-off of goodwill, the cumulative effect of accounting changes for income taxes of $33.4 million and postretirement benefits other than pensions of $1.2 million.
(d) Share and per share amounts prior to March 1999 have been adjusted for the two-for-one stock split declared March 3, 1999 and distributed March 24, 1999 to stockholders of record on March 3, 1999.

         Selected Historical Consolidated Financial Data of C.D. Smith

   The following table sets forth C.D. Smith's selected historical consolidated financial data for each of the five years in the period ended February 28, 1999. Such information has been prepared from the audited consolidated financial statements of C.D. Smith. The fiscal 1998 information includes the results of operations of the General Drug companies since their acquisition on October 3, 1997. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

                                   For the fiscal year ended February 28,
                                ---------------------------------------------
                                  1999      1998     1997     1996     1995
                                --------  -------- -------- -------- --------
                                  (amounts in thousands, except per share
                                                   data)
Statements of Operations Data:
Operating revenue.............. $794,547  $532,410 $301,523 $224,163 $171,977
Bulk deliveries to customer
 warehouses....................   31,939    11,680      --       --       --
                                --------  -------- -------- -------- --------
Total revenue..................  826,486   544,090  301,523  224,163  171,977
Gross profit...................   40,518    27,422   14,738   10,682    7,751
Operating expenses, excluding
 amortization (a)..............   27,882    16,532   10,265    8,196    8,023
Operating income (loss)........   11,695    10,496    4,474    2,486     (272)
Net income (loss) (b).......... $ (7,718) $  3,872 $  1,930 $    634 $   (864)
Net income (loss) per share-
 assuming dilution............. $ (66.71) $  28.58 $  14.32 $   3.40 $  (4.32)
Weighted average shares
 outstanding-assuming
 dilution......................      116       135      135      186      200
                                             As of February 28,
                                ---------------------------------------------
                                  1999      1998     1997     1996     1995
                                --------  -------- -------- -------- --------
Balance Sheet Data:
Cash........................... $     86  $     42 $     17 $    104 $      9
Accounts receivable, net.......   58,080    56,059   15,400   10,766   10,363
Merchandise inventories........   82,961    73,672   30,733   20,623   14,352
Property and equipment, net....    7,518     6,723    3,175    2,358    2,290
Total assets................... $175,458  $165,327 $ 49,761 $ 34,539 $ 27,680
Accounts payable............... $ 67,443  $ 70,798 $ 26,428 $ 21,197 $ 15,974
Long-term debt.................   89,038    79,423   17,150    9,239    9,617
Common stock put warrants......   12,218     2,569      --       --       --
Stockholders' equity
 (deficit).....................     (670)    7,004    3,167    1,884    1,266
Total liabilities and
 stockholders' equity
 (deficit)..................... $175,458  $165,327 $ 49,761 $ 34,539 $ 27,680

--------
(a) Includes $2.2 million in severance payments to former management and other costs resulting primarily from the integration of the General Drug companies subsequent to their acquisition and $1.3 million of expense recognized upon the termination of the C.D. Smith initial public offering effort for the fiscal year ended February 28, 1999.
(b) Includes a $9.6 million adjustment of the C.D. Smith common stock put warrants to their fair value for the fiscal year ended February 28, 1999.

                      Summary Selected Unaudited Pro Forma
                         Combined Financial Information
   The following unaudited pro forma information combines the historical consolidated financial statements of AmeriSource and C.D. Smith after accounting for the merger under the pooling of interests accounting method, and accordingly, gives effect to the merger as if it had occurred at the beginning of the earliest period presented.

   C.D. Smith's fiscal year ends on February 28. For purposes of combining AmeriSource's historical financial data with C.D. Smith's historical financial data in the pro forma combined financial data, C.D. Smith has been reported using twelve month periods ended on September 30, 1998, 1997 and 1996, and the six-month periods ended March 31, 1999 and 1998.

   The unaudited pro forma combined condensed statements of operations data do not reflect any cost savings or other synergies anticipated by management as a result of the merger. They also do not reflect any merger-related or restructuring expenses, which are currently estimated to be in the range of $8.0 million to $16.0 million. The pro forma information does not necessarily portray the historical results or financial position that would have been achieved had the merger occurred at the beginning of the earliest period presented. and you should consider it as representative of future results. You should read this information together with "Unaudited Pro Forma Combined Condensed Financial Data of AmeriSource and C.D. Smith" on page 45.

                          For the six months ended       For the fiscal year ended
                                  March 31,                    September 30,
                          ------------------------- ------------------------------------
                           1999(a)(b)      1998     1998(a)(b)(c)  1997(d)       1996
                          ------------------------- ------------- ----------  ----------
                                  (amounts in thousands, except per share data)
Statements of Operations
Data
Operating revenue.......  $  4,735,520 $  4,849,993  $9,373,482   $8,173,679  $5,806,126
Bulk deliveries to
 customer warehouses....        24,386       65,596     129,555      124,956     111,046
                          ------------ ------------  ----------   ----------  ----------
Total revenue...........     4,759,906    4,915,589   9,503,037    8,298,635   5,917,172
Gross profit............       234,112      239,738     461,898      404,136     314,488
Operating expenses,
 excluding
 amortization...........       146,964      155,042     320,916      277,632     213,681
Operating income
 (loss).................        86,168       83,587     138,907      125,445     100,507
Income before
 extraordinary items....        38,114       33,502      46,030       50,123      43,463
Net income..............        38,114       33,502      46,030       48,141      36,221
Earnings per share (e):
Income before
 extraordinary items....  $       0.76 $       0.67  $     0.92   $     1.01  $     0.91
Extraordinary items.....           --           --          --         (0.04)      (0.15)
                          ------------ ------------  ----------   ----------  ----------
Net income..............  $       0.76 $       0.67  $     0.92   $     0.97  $     0.76
                          ============ ============  ==========   ==========  ==========
Earnings per share--
 assuming
 dilution (e):
Income before
 extraordinary items....  $       0.74 $       0.66  $     0.91   $     1.00  $     0.90
Extraordinary items.....           --           --          --         (0.04)      (0.15)
                          ------------ ------------  ----------   ----------  ----------
Net income..............  $       0.74 $       0.66  $     0.91   $     0.96  $     0.75
                          ============ ============  ==========   ==========  ==========
Weighted average shares
 outstanding (e):
Basic...................        50,443       49,723      49,876       49,467      47,929
Assuming dilution.......        51,289       51,044      50,686       50,301      48,376

                                                   As of
                                                  March 31
                                                    1999
                                                 ----------
Balance Sheet Data(f):
Cash, cash equivalents and restricted cash...... $  159,592
Accounts receivable, net........................    536,236
Merchandise inventories.........................  1,023,700
Property and equipment, net.....................     67,633
Total assets.................................... $1,895,513
Accounts payable................................ $  989,887
Long-term debt..................................    602,229
Stockholders' equity............................    132,237
Total liabilities and stockholder's equity...... $1,895,513

--------
(a) Includes $1.8 million and $7.8 million for the periods ended March 31, 1999 and September 30, 1998, respectively, for the adjustment of C.D. Smith's common stock put warrants to their fair value.
(b) The six months ended March 31, 1999 includes $0.9 million in severance payments to former C.D. Smith management and other costs resulting primarily from the integration of the General Drug companies subsequent to their acquisition (collectively referred to as "severance and integration costs"), and $1.3 million of expense recognized upon the termination of the C.D. Smith initial public offering effort. The fiscal year ended September 30, 1998 includes $1.3 million of severance and integration costs.
(c) Includes the effect of AmeriSource's $18.4 million of merger costs and $8.3 million of costs related to facility consolidations and employee severance.
(d) Includes the effect of AmeriSource's $11.6 million of costs related to facility consolidations and employee severance.
(e) Share and per share amounts prior to March 1999 have been adjusted for the AmeriSource two-for-one stock split declared March 3, 1999 by AmeriSource and distributed March 24, 1999 to shareholders of record on March 3, 1999. The pro forma earnings per share data assumes that each share of C.D. Smith common stock has been exchanged for 16.995 shares of AmeriSource common stock.
(f) The pro forma combined consolidated balance sheet data reflects $4.0 million of merger-related costs, including investment banking, legal, accounting and other related costs and fees, and assumes the exercise of the C.D. Smith common stock warrants anticipated upon the consummation of the merger.

                                  RISK FACTORS

   An investment in shares of AmeriSource common stock involves risk. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this proxy statement/prospectus before deciding to invest.

Fixed Per Share Merger Consideration Despite Changes in AmeriSource Stock Price

   The maximum number of shares of AmeriSource common stock that you will receive for the shares of C.D. Smith common stock that you own or have allocated to your ESOP account is fixed based on your pro rata share of the aggregate 2,690,000 shares of AmeriSource common stock that may be issued in the merger. You may ultimately receive fewer than 16.995 shares for each share of C.D. Smith that you own because of the escrow fund arrangements. Further, the price of AmeriSource common stock may be higher or lower than the price on the date of this proxy statement/prospectus or on the date of the special meeting of shareholders. Changes in the business, operations or prospects of AmeriSource, or changes in the pharmaceutical industry or the economy generally, could all adversely affect the price of AmeriSource shares. Therefore, there is no way to be sure of the market value of the AmeriSource shares that you will receive in the merger.

Possible Volatility Of AmeriSource's Stock Price

   The stock market and the price of AmeriSource common stock may be subject to volatile fluctuations based on general economic and market conditions. Since AmeriSource's initial public offering in April 1995, the closing sale price to May 27, 1999 has ranged from a low of $10 per share to a high of $40 17/32 per share. The market price of AmeriSource's common stock may also be affected by its ability to meet analysts' expectations. Failure to meet such expectations, even slightly, could have an adverse effect on the market price of its common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against AmeriSource, it could result in substantial costs and a diversion of management's attention and resources, which could have an adverse effect on AmeriSource's business.

Uncertainties in Integrating Business Operations

   In determining that the merger is in the best interests of AmeriSource or C.D. Smith, the boards of directors of each company considered the potential complementary effects of combining the companies' assets, personnel and operational expertise. The integration of businesses, however, involves a number of special risks. These include the following:

  . the diversion of management's attention away from other business concerns;

  .  difficulties in integrating operations and systems;

  . the assimilation and retention of the personnel of the acquired companies; and

  .  challenges in retaining the customers of the combined businesses.

Intense Competition May Erode Profit Margins

   The wholesale distribution of pharmaceuticals and related health care services is highly competitive. AmeriSource competes primarily with the following:

  . National wholesale distributors of pharmaceuticals such as Bergen Brunswig Corporation, Bindley Western Industries, Inc., Cardinal Health, Inc., and McKessonHBOC Corporation;

  .  Regional and local distributors of pharmaceuticals;

  .  Warehousing chain drug stores;

  .  Direct-selling manufacturers; and

  .  Other specialty distributors.

   Some of AmeriSource's competitors have greater financial resources and geographic coverage than AmeriSource has. Competitive pressures have contributed to a decline in AmeriSource's gross profit margins on operating revenues from 6.52% in fiscal 1991 to 4.91% in fiscal 1998. This trend may continue and AmeriSource's business could be adversely affected as a result.

Debt And Interest Expense May Affect Earnings And Operations

   AmeriSource's balance sheet is highly leveraged with approximately $518.6 million in aggregate long-term debt and $123.9 million of stockholders' equity at March 31, 1999. At March 31, 1999, the combined operations of AmeriSource and C.D. Smith, after giving effect to the merger, would have had approximately $602.2 million in long-term debt outstanding. This could negatively affect its operations in a number of ways, including:

  . AmeriSource may be unable to obtain additional financing when needed for its operations or when desired for other acquisitions or expansions.

  . A large part of AmeriSource's cash flow from operations must be dedicated to interest payments on its debt, thereby reducing funds available for other corporate purposes.

  . Since much of AmeriSource's debt is at variable or floating interest rates, a rise in market interest rates will increase its interest expense.

  . The level of AmeriSource's debt could limit its flexibility in responding to downturns in the economy or in its business.

  . The terms of AmeriSource's debt agreements limit its ability to borrow additional money, pay dividends, divest assets and make acquisitions.

Key Managers May Leave The Company

   AmeriSource depends on its senior and regional management. If some of these employees leave, operating results could be adversely affected. Although AmeriSource has employment contracts with its chief executive officer, chief operating officer and one other key employee, AmeriSource cannot be assured that it will be able to retain these or any other key employees.

Risks Generally Associated with Acquisitions

   An element of AmeriSource's business strategy is the pursuit of acquisitions that either expand or complement its business. Acquisitions involve a number of special risks, including the risks pertaining to integrating acquired businesses that are noted above under "-Uncertainties in Integrating

Business Operations." AmeriSource may also incur debt to finance future acquisitions and may issue securities in connection with future acquisitions, which may have a dilutive effect on its stockholders. AmeriSource's inability to complete and integrate strategic acquisitions in a timely manner could adversely impact a portion of AmeriSource's business strategy.

Year 2000; Information Technology

   AmeriSource relies on both information technology systems and operating equipment with embedded chips or software. Historically, certain computerized systems have used two digits rather than four to define the applicable year. Computer equipment and software and devices with imbedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000, resulting in system failure or miscalculations. This problem is generally referred to as the "Year 2000 issue."

   AmeriSource has developed a plan to address the Year 2000 issue, but it has not yet completed all necessary phases of its Year 2000 plan. There is a range of possible issues and many variables involved in its Year 2000 plan. This makes it impossible for AmeriSource to quantify the potential costs of the Year 2000 issue. AmeriSource believes that the most likely risks include the following:

  . the disruption of utility, telecommunication and transportation services;

  . the failure of customers and vendors due to their own problems stemming from the Year 2000 issue; and

  . disruption in the supply channel due to excess demand for inventory by customers in anticipation of Year 2000 problems.

   If AmeriSource does not complete its Year 2000 plan, or, if a significant number of customers fail to complete their Year 2000 plans, AmeriSource may be unable to perform certain core business functions, such as taking orders, distributing goods and processing invoices. AmeriSource could also be sued for computer systems failure. AmeriSource cannot estimate the amount of potential liability and lost revenue.

Changing United States Health Care Environment

   The health care industry has undergone significant change driven by efforts to reduce costs. These efforts include the following:

  . consolidation of pharmaceutical and medical/surgical supply distributors;

  . the development of large and sophisticated purchasing groups of pharmaceuticals and medical/surgical supplies;

  .  potential legislative health care reform;

  .  trends towards managed care; and

  .  cuts in Medicare.

   AmeriSource expects that the industry will continue to undergo these and similar changes for the foreseeable future. These changes could have a material adverse effect on AmeriSource's results of operations.

Interests of Certain Persons in the Merger

   In considering the recommendation of the C.D. Smith board of directors that you approve the merger, you should be aware that certain of the directors and officers of C.D. Smith have interests that differ from, and may be in addition to, your interests in the merger. These interests include certain transactions that will be entered into in connection with the merger, severance payments under certain circumstances, and employment agreements. These interests were considered, along with other factors, by the C.D. Smith board in recommending the merger to C.D. Smith's shareholders. These interests are described in greater detail in the section entitled "The Merger--Interests of C.D. Smith's Management and Directors in the Merger" on page 30.

                              THE SPECIAL MEETING

Matters to be Considered

   At the special meeting, C.D. Smith's shareholders and certain ESOP participants will consider and vote on a proposal to approve the merger agreement and the merger. The shareholders will also consider any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date; Quorum

   C.D. Smith's board of directors has fixed the close of business on [   ],
1999 as the record date for the special meeting. Only the following persons are entitled to receive notice of and to vote at the special meeting:

  .  shareholders of record on the record date; and

  . participants in C.D. Smith's Employee Stock Ownership Plan (the "ESOP") who have shares allocated to their accounts at the close of business on the record date.

   On the record date, [   ] shares of C.D. Smith common stock were outstanding
and held by [   ] holders of record. Each outstanding share of C.D. Smith
common stock is entitled to one vote on each matter to be considered at the special meeting. The presence, either in person or by proxy, of the record holders of a majority of the issued and outstanding shares of C.D. Smith common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. ESOP participants who have shares allocated to their accounts are not counted for this purpose; rather, the ESOP trustee is the record holder of all shares held by the ESOP. Abstentions are counted for purposes of determining the presence of a quorum at the special meeting.

   As an example, assume a shareholder of record of 100 shares of C.D. Smith common stock is also an ESOP participant with 75 shares allocated to his or her account under the terms of the ESOP. If this shareholder either attends the special meeting in person or returns a proxy card, 100 shares are present for purposes of determining a quorum. Assuming the ESOP trustee is present in person or by proxy, the 75 shares held by that shareholder in his or her ESOP account will also be counted as present.

   In the absence of a quorum at the special meeting or for any other reason, the holders of a majority of the shares of C.D. Smith common stock present in person or represented by proxy at the special meeting may adjourn the special meeting for the purpose of allowing additional time to solicit and obtain additional proxies or votes or for any other purpose. At any adjourned meeting at which a quorum is present, all proxies will be voted in the same manner as those proxies would have been voted at the meeting at which the adjournment is taken, except for any proxies that have been revoked or withdrawn. Once a quorum is present, C.D. Smith may reconvene the special meeting without notice to shareholders, other than an announcement at the meeting at which the adjournment is taken, unless the adjournment is for more than 90 days or a new record date has been set.

Voting and Revocation of Proxies or Direction Forms

   All shares of C.D. Smith common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless the proxies have been revoked, will be voted at the special meeting, or at any postponement or adjournment of the special meeting. If no instructions are indicated, the proxies will be voted FOR approval of the merger agreement and the merger. In addition, the persons designated in the proxies will have discretion to vote upon any other matters that may properly come before the special meeting, including the right to vote for any adjournment of the special meeting to solicit additional proxies.

   ESOP participants who have shares allocated to their accounts in the ESOP should complete the enclosed direction form. This form, when executed, will direct George K. Baum Trust Company, the ESOP trustee, how to vote the shares allocated to the participant's ESOP account. The ESOP advisory committee, consisting of five ESOP participants, will direct George K. Baum Trust Company how to vote any shares that have not been allocated under the ESOP and any allocated shares that were not voted by the ESOP participants.

   A person giving a proxy or direction form pursuant to this solicitation may revoke it at any time before the shares are voted at the special meeting. Attending the special meeting will not, in and of itself, revoke a proxy or a direction form. A proxy or direction form may be revoked before the special meeting:

  . by filing a written instrument revoking the proxy with the Secretary of C.D. Smith, at 3907 S. 48th Terrace, P.O. Box 789, St. Joseph, Missouri 64503, facsimile no: (816) 232-2067;

  . by completing a new proxy card and sending it to the address above, in which case the new proxy card will automatically replace any earlier dated proxy card if it is received prior to the meeting;

   .  if you are a shareholder, by voting in person at the special meeting; or

  . if you are an ESOP participant, by delivering to the ESOP trustee at or prior to the meeting a new direction form.

   C.D. Smith will appoint one or more inspectors, who may be employees of C.D. Smith, to determine, among other things, the number of shares of C.D. Smith common stock represented at the special meeting and the validity of the proxies submitted for vote at the special meeting. The inspector(s) of election appointed for the special meeting will tabulate votes cast by proxy and in person.

Votes Required; Effect of Abstentions

   The affirmative vote of the holders of at least two-thirds of the outstanding shares of C.D. Smith common stock entitled to vote at the special meeting is required to approve the merger agreement and the merger. Abstentions will have the effect of a vote against the approval of the merger agreement and the merger. On May 27, 1999, C.D. Smith's directors and officers and their affiliates beneficially owned 23% of the shares of C.D. Smith common stock outstanding. They have agreed to vote for approval of the merger agreement and the merger. See "The Merger--Voting/Support

Agreements" on page 34. This makes it more likely that the merger agreement and the merger will be approved by the shareholders of C.D. Smith.

Solicitation of Proxies

   Proxies and direction forms are being solicited by and on behalf of C.D. Smith's board of directors. Directors, officers and employees of C.D. Smith may solicit proxies and direction forms by mail, in person or by telephone, facsimile or other means of communication.

Expenses

   C.D. Smith will bear its own expenses in connection with the special meeting and the solicitation of proxies and direction forms from its shareholders and ESOP participants.

Surrender of Certificates

   If the merger is consummated, holders of C.D. Smith common stock will receive instructions regarding the surrender of their stock certificates. Shareholders should keep their stock certificates until they receive those instructions.

                                 THE COMPANIES

C.D. Smith

   C.D. Smith Healthcare, Inc. is a leading regional wholesale distributor of pharmaceuticals and related products. C.D. Smith distributes over 25,000 products to more than 3,000 customers located predominantly in the midwestern United States and New England.

   Since being acquired by its management and employees in 1991, C.D. Smith has grown from a small pharmaceutical distributor serving rural customers into a full-line, full-service regional wholesale distributor with a major presence in both rural and urban markets within its core territories. This growth has been achieved principally by gaining new customers within the C.D. Smith's territories, converting customer relationships from secondary to primary supplier status and expanding its service territories.

   In October 1997, C.D. Smith acquired General Drug Company and James Brudnick Company, full-service wholesale distributors with operations in the greater Chicago and Boston markets. As part of this transaction, C.D. Smith also acquired SBS Pharmaceuticals, Inc., a pharmaceuticals repackaging and distribution business.

   Operations. C.D. Smith has three distribution centers with advanced material handling systems for receiving, storing and distributing the approximately 25,000 products which make up its product offerings.

  . The St. Joseph, Missouri facility was built in 1994. The facility operates 24 hours per day in three shifts. Bar code scanners are used to automate the receiving process and update inventory levels. In most cases, customer orders may be received as late as 9:00 p.m. for delivery the following business day, and deliveries are made to customers six days per week.

  . The Chicago operation was acquired in the General Drug acquisition. In 1998, the Chicago distribution center added a second operating shift and a sixth day of operations to increase customer service levels. It has historically been a secondary supplier to a majority of its customers.

  . The Boston distribution center, also acquired in the General Drug acquisition, currently operates two shifts, five days per week.

   C.D. Smith currently has 135,000 square feet of warehouse space to accommodate sales of core pharmaceutical products.

   Customers and Markets. C.D. Smith's customer base consists of over 3,000 independent pharmacies, regional and national chain pharmacies, supermarkets, mass merchandisers, hospitals, nursing homes, and healthcare institutions. C.D. Smith believes it is the primary supplier to the majority of its customers. C.D. Smith also serves as a secondary supplier to several large chain drug stores, supermarkets and mass merchandisers for items the primary supplier does not carry or periodically cannot supply.

   C.D. Smith historically has focused its marketing efforts on independent pharmacies. Since 1991, C.D. Smith has expanded its principally rural customer base to include the major metropolitan areas of its core midwestern states and has increased its market share of retail chains, healthcare institutions and mass merchandisers. The General Drug companies historically have had strong relationships with government and managed care customers and less exposure to independent pharmacies than C.D. Smith's St. Joseph operations.

   Suppliers. C.D. Smith purchases pharmaceutical and other products from over 1,000 suppliers.

   Sales and Marketing. C.D. Smith maintains an outside sales force to contact customers, emphasizing frequent on-site personal interaction and consultation on merchandising, stocking and inventory management. An internal customer service staff emphasizes rapid response to customer inquiries, efficient order placement and fulfillment and a high service level for routine and emergency inventory replacement. Internal marketing programs are designed to give customers access to special price and promotional offerings of the manufacturers to better plan inventory investments.

AmeriSource

   AmeriSource is one of the largest full-service wholesale distributors of pharmaceutical products and related health care services in the United States. AmeriSource's suppliers are primarily pharmaceutical manufacturers. AmeriSource's customers include hospitals, alternate care facilities and independent and chain pharmacies.

   AmeriSource serves customers nationwide through 19 drug distribution facilities and three specialty products distribution facilities. AmeriSource is typically the primary source of supply for its customers and offers a broad range of services designed to enhance the operating efficiencies and competitive positions of its customers and suppliers.

   Over the past five fiscal years AmeriSource has grown significantly, primarily as a result of market share gains in existing markets, geographic expansion and overall industry growth. During that period operating revenues have increased at a compound annual growth rate of 18.6% and operating income (before unusual items and amortization) has increased at a compound annual growth rate of 15.8%.

   Effective May 27, 1999, George L. James, III became Vice President and the Chief Financial Officer of AmeriSource. Prior to joining AmeriSource, Mr. James was the Chief Financial Officer of BetzDearborn, Inc., since 1995. Prior to that time he served in various executive capacities with Scott Paper Company. Effective May 1, 1999, Edward E. Hagenlocker was appointed to the board of directors of AmeriSource. Prior to such time, Mr. Hagenlocker served in various executive capacities at Ford Motor Company for more than five years, until retirement in January 1999.

                                   THE MERGER

Background of the Merger

   In early 1998, as part of its regular review and planning process, C.D. Smith's management and board of directors reviewed the company's strategic direction and explored a variety of financing alternatives, including public and private offerings of securities, strategic alliances and business combinations with other companies.

   Key to this review was consideration of the debt C.D. Smith had incurred in connection with its recent General Drug acquisition, concerns regarding shareholder liquidity and the growing obligation to repurchase the stock of employees held in the ESOP whenever a vested employee left the company.

   Prior to the General Drug acquisition, C.D. Smith's operations were financed principally through line of credit borrowings and cash from operations. The General Drug acquisition required C.D. Smith to incur a significant additional amount of debt. Future acquisitions, if determined by the board of directors to be advisable, would challenge the company in determining how to finance such acquisitions.

   Throughout early 1998, C.D. Smith management explored various alternatives to address these and related issues. In May 1998, C.D. Smith management concluded that, at that time, the best alternative to continue the company's growth and to implement its strategic plan was to engage in a public offering of its stock. However, due to market conditions, C.D. Smith management decided in August 1998 to postpone the offering.

   During August 1998, C.D. Smith management and BT Alex. Brown, C.D. Smith's co-managing underwriter for its proposed public offering, monitored the state of the initial public offering market while also discussing a potential business combination with industry participants. Several companies provided preliminary indications of interest, but C.D. Smith's management and board of directors deemed them to be undervalued and decided to wait until market conditions were more favorable for a public offering.

   Throughout late 1998 and early 1999, C.D. Smith's management and its managing underwriters monitored the initial public offering market and the stock price performance of the industry peers. The initial public offering market remained unstable, and industry peers experienced significant volatility in their stock prices. In late January 1999, C.D. Smith determined that there were limited prospects for an initial public offering for the foreseeable future.

   During late 1998 and early 1999, several industry participants contacted C.D. Smith management to inquire about the timing of the planned initial public offering and potential business combinations. In February 1999, C.D. Smith management and its board of directors decided to resume investigating the possibility of entering into a business combination. During the week of February 11, 1999, Mr. Robert Farley, C.D. Smith's Chairman, President and Chief Executive Officer, attended an industry conference where informal discussions with several companies took place. At that conference, Mr. Farley spoke to Mr. R. David Yost, AmeriSource's President and Chief Executive Officer, and Mr. Kurt J. Hilzinger, AmeriSource's Chief Operating Officer.

   Based upon the results of these meetings and events, C.D. Smith determined that AmeriSource was an excellent strategic fit for C.D. Smith in a business combination. This determination was based primarily on AmeriSource's focused strategy on the pharmaceutical distribution business, the potential benefits of its broad product and service offering to C.D. Smith customers, its focus on the needs of independent pharmacies, which compose the bulk of the company's customer base, the complementary geographic fit of distribution facilities and markets served, and AmeriSource's potential to execute the C.D. Smith strategy of consolidating remaining independent distributors.

   The desirable strategic and corporate culture fit was confirmed when Mr. Farley, Mr. Eric Farley, Ms. Delora Jamison and Ms. Jeanne Mathiesen of C.D. Smith and Messrs. Yost and Hilzinger of AmeriSource met on February 17 and 18, 1999 at C.D. Smith's St. Joseph facility. As a result of this meeting, the management of C.D. Smith reviewed with Christenberry, Collet & Co., Inc., C.D. Smith's investment advisor, the strategic fit of C.D. Smith and AmeriSource, preliminary financial terms of a possible transaction, and C.D. Smith's historical and projected financial information. On February 26, 1999, a meeting of C.D. Smith and AmeriSource management attended by Mr. Robert Farley, Mr. William Collet of Christenberry, Collet & Co., Inc., Messrs. Yost and Hilzinger, and Mr. Michael D. DiCandilo, AmeriSource's Controller, was held at AmeriSource's headquarters at which C.D. Smith made a presentation to AmeriSource. Following this presentation, on March 9, 1999, Messrs. Robert Farley and Yost discussed the potential terms of a business combination between the two companies.

   On March 12, 1999, C.D. Smith and AmeriSource executed a non-binding letter agreement in which the parties stated their intent to pursue a business combination. For the next month, the parties conducted due diligence and negotiated the terms of the merger agreement.

   Messrs. Yost and Hilzinger met with Mr. Robert Farley on April 7 in St. Joseph Missouri, regarding a potential business combination between C.D. Smith and AmeriSource and the terms thereof. On April 19 through April 20, Mr. Yost, Mr. Hilzinger and Mr. William D. Sprague, General Counsel of AmeriSource, along with a representative of Dechert Price & Rhoads, AmeriSource's counsel, met with Mr. Collet, representatives of Blackwell Sanders Peper Martin LLP, C.D. Smith's counsel, and Mr. Robert Farley at the offices of Blackwell Sanders and began negotiations of a definitive merger agreement. Further telephone negotiations ensued during the following week.

   The Capital Appropriations Committee of AmeriSource's board of directors met on April 23, 1999 to consider the transaction. After reviewing management's findings and the terms of the proposed merger and the merger agreement, the Capital Appropriations Committee recommended that the matter be brought before the full board of directors for consideration.

   On April 25, 1999, AmeriSource's board of directors held a special meeting to consider the proposed merger and the merger agreement. Following a presentation by Mr. Yost and Mr. Hilzinger, the AmeriSource board unanimously approved the merger and the merger agreement, subject to the resolution of certain remaining issues.

   On April 26, 1999, the C.D. Smith board of directors met to discuss the merger agreement and terms of the proposed merger. At the board meeting, legal counsel to C.D. Smith summarized and discussed the terms of the merger agreement. In addition, BT Alex. Brown rendered to the C.D. Smith board its oral opinion to the effect that, as of the date of the opinion and based upon and subject to review of the final merger agreement and other customary matters, the merger consideration was fair, from a financial point of view, to the holders of C.D. Smith common stock. The board of directors then unanimously approved the merger agreement and the merger, subject to the resolution of certain remaining issues. After the approvals by the boards of directors of the companies, members of management of each company and their counsel continued to negotiate the remaining terms of the merger and the merger agreement. On April 28, 1999, the merger agreement was executed, and BT Alex. Brown confirmed its oral opinion by delivery of a written opinion dated April 28, 1999.

AmeriSource's Reasons for the Merger

   The AmeriSource board of directors has unanimously approved the merger agreement and the merger. AmeriSource's board, in reaching this determination, consulted with members of its management, legal counsel and accountants. The principal reasons that the AmeriSource board of directors approved the merger were:

  . One of AmeriSource's business strategies is to expand into new geographic markets by making selective and complementary acquisitions. AmeriSource's board of directors believes that the merger with C.D. Smith provides an opportunity for AmeriSource to expand into markets in which AmeriSource previously has not had a significant presence.

  . Through discussions with the management of C.D. Smith and reviews of C.D. Smith's operations, AmeriSource's management determined that significant opportunities may exist to reduce costs of operations if the companies were combined due to business synergies between AmeriSource and C.D. Smith.

C.D. Smith's Reasons for the Merger; Recommendation of C.D. Smith's Board of Directors

   C.D. Smith's board of directors believes that the terms of the merger are fair to, and in the best interests of, C.D. Smith and its shareholders. The board also believes that the merger will benefit C.D. Smith's customers and employees. Accordingly, the board approved the merger agreement and the merger and recommends approval of the merger agreement and the merger by C.D. Smith's shareholders. C.D. Smith's board of directors believes that:

  . the merger offers shareholders greater liquidity for their investment than is available by holding stock of a private company;

  . the merger will eliminate C.D. Smith's obligation to repurchase ESOP stock;

  . C.D. Smith's shareholders may benefit by participating in the combined economic growth of the service territories of AmeriSource and C.D. Smith, and from the inherent increase in scale, the market diversification and the resulting increased financial stability and strength of the combined entity;

  . the merger may result in cost savings from a reduction in operating expenses and other factors;

  . the combined enterprise may more effectively participate in the increasingly competitive wholesale distribution market;

  . the merger provides C.D. Smith customers with access to the Family Pharmacy(R) program for independent pharmacies, the MedAssess(TM) program, and the AmeriSource ECHO(R) software;

  . the merger provides the opportunity to continue consolidating remaining independent pharmaceutical distributors, which the company believes to be desirable for C.D. Smith shareholder value and which would be more challenging for C.D. Smith alone; and


  . the combined enterprise offers a potential increase in earnings and shareholder value in excess of what could be achieved by C.D. Smith alone.

   In reaching its determination to approve the merger agreement and the merger, C.D. Smith's board of directors considered a variety of factors, including the following:

  . the prospective financial performance, condition, business operations and prospects of AmeriSource and the fact that, on a combined basis, AmeriSource will likely have greater financial stability and strength than C.D. Smith standing alone;

  . current and prospective industry, economic, market and regulatory conditions encourage consolidation to reduce risk and provide opportunities for new avenues of earnings growth;

  . C.D. Smith's prospects for sales, earnings and cash flow growth on a stand-alone basis in light of C.D. Smith's size relative to its competitors;

  . the anticipated positive effect of the merger on C.D. Smith's shareholders and customers, including the ability to remain competitive, integrate corporate and administrative functions and reduce operating costs;

  . the terms of the merger agreement and other agreements executed and to be executed in connection with the merger, and the course of negotiations and discussions leading to the execution of the merger agreement;

  . discussions with other persons regarding a possible business combination with C.D. Smith;

  . that the merger is expected to be treated as a tax-free reorganization to C.D. Smith and its shareholders;

  . the board's review of the strategic options available to C.D. Smith, including its review of the unstable initial public offering market and uncertainty of completing such a transaction;

  . the opinion of BT Alex. Brown, described below, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement;

  .  the availability of dissenters' rights to C.D. Smith's shareholders; and

  . the effect of the merger on the employees of C.D. Smith, as well as its effect on the communities in which C.D. Smith operates.

   In determining that the merger is fair to and in the best interests of C.D. Smith's shareholders, C.D. Smith's board of directors considered the above factors as a whole and did not assign specific or relative weights to any one factor or group of factors.

  C.D. Smith's board unanimously recommends a vote "FOR" approval of the merger agreement and the merger.

Opinion of C.D. Smith's Financial Advisor

   C.D. Smith engaged BT Alex. Brown to act as financial advisor to C.D. Smith in connection with the merger. On April 26, 1999, at a meeting of the C.D. Smith board held to evaluate the proposed merger, BT Alex. Brown rendered an oral opinion to the effect that, as of the date of the opinion and based upon and subject to review of the final merger agreement and other customary matters, the merger consideration was fair, from a financial point of view, to the holders of C.D. Smith common stock. BT Alex. Brown subsequently confirmed its oral opinion by delivery of a written opinion dated April 28, 1999, the date of the execution of the merger agreement.

   The full text of BT Alex. Brown's written opinion dated April 28, 1999, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. BT Alex. Brown's opinion is directed to the C.D. Smith board, addresses only the fairness of the merger consideration from a financial point of view, does not address the merits of the underlying decision by C.D. Smith to engage in the merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to matters relating to the proposed merger. The summary of BT Alex. Brown's opinion described below is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, BT Alex. Brown:

  . reviewed available financial and other information concerning C.D. Smith, publicly available financial and other information concerning AmeriSource and internal analyses and other information furnished to or discussed with BT Alex. Brown by C.D. Smith, AmeriSource and their advisors;

  . held discussions with members of the senior management of C.D. Smith and AmeriSource regarding the business and prospects of their respective companies and the joint prospects of a combined company;

  . reviewed the historical reported prices and trading activity of AmeriSource common stock;

  . compared financial information for C.D. Smith and financial information and stock market information for AmeriSource with similar information for other companies whose securities are publicly traded;

  . reviewed the financial terms of recent business combinations which BT Alex. Brown deemed comparable in whole or in part;

  .  reviewed the terms of the merger agreement; and

  . performed other studies and analyses and considered other factors as BT Alex. Brown deemed appropriate.

   BT Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to BT Alex. Brown, concerning C.D. Smith, AmeriSource or the combined company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. For purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all information reviewed and BT Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of C.D. Smith or AmeriSource. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown assumed that they were prepared on bases reflecting reasonable estimates and judgments as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expressed no view as to the reasonableness of the forecasts and projections or the assumptions on which they are based.

   In connection with its opinion, BT Alex. Brown was not requested to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of C.D. Smith, nor was BT Alex. Brown requested to, and it did not, participate in the negotiation or structuring of the merger. BT Alex. Brown's opinion was necessarily based upon economic, market and other conditions existing on, and the information made available to BT Alex. Brown as of, the date of its opinion.

   For purposes of rendering its opinion, BT Alex. Brown assumed that, in all respects material to its analysis, the representations and warranties of C.D. Smith, AmeriSource and Hawk Acquisition Corp. contained in the merger agreement are true and correct; each of C.D. Smith, AmeriSource and Hawk Acquisition Corp. will perform all of the covenants and agreements required to be performed by it under the merger agreement; and all conditions to the obligations of each of C.D. Smith, AmeriSource and Hawk Acquisition Corp. to consummate the merger will be satisfied without any waiver. BT Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either C.D. Smith or AmeriSource is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on C.D. Smith or AmeriSource or materially reduce the contemplated benefits of the merger to C.D. Smith. C.D. Smith informed BT Alex. Brown, and for purposes of rendering its opinion, BT Alex. Brown assumed, that the merger will qualify as a tax-free reorganization for federal income tax purposes and will be accounted as a pooling of interests. BT Alex. Brown expressed no opinion as to the price at which the AmeriSource common stock will trade at any time. No other instructions or limitations were imposed by the C.D. Smith board upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

   BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. C.D. Smith selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with C.D. Smith. BT Alex. Brown acted as a co-managing underwriter in connection with C.D. Smith's proposed initial public offering and thereafter, at the request of C.D. Smith, held discussions with certain third parties to solicit indications of interest with respect to the possible acquisition of C.D. Smith.

   BT Alex. Brown maintains a market in AmeriSource common stock and regularly publishes research reports regarding the businesses and securities of AmeriSource and other publicly traded companies in the pharmaceutical wholesale distribution industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of AmeriSource for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

   The type and amount of consideration payable in the merger was determined through negotiation between C.D. Smith and AmeriSource. Although BT Alex. Brown has delivered to the C.D. Smith board an opinion in connection with the merger with respect to the fairness, from a financial point of view, of the merger consideration, the decision to enter into the merger was solely that of the C.D. Smith board. BT Alex. Brown's opinion was only one of many factors considered by the C.D. Smith board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the C.D. Smith board or management with respect to the merger consideration or the merger.

   Pursuant to the terms of BT Alex. Brown's engagement, C.D. Smith has agreed to pay BT Alex. Brown upon completion of the merger an aggregate fee equal to 1.0% of the aggregate consideration, including liabilities assumed, payable in connection with the merger. C.D. Smith has also agreed to reimburse BT Alex. Brown for its reasonable travel and out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Interests of C.D. Smith's Management and Directors in the Merger

   You should be aware that certain members of C.D. Smith's management and C.D. Smith's board of directors have certain interests in the merger that differ from, and are in addition to, the interests of the shareholders of C.D. Smith. These interests, which are described below, may present these individuals with potential conflicts of interest. C.D. Smith's board was aware of these interests and considered them, among other matters, in approving the merger and adopting the merger agreement.

   Stock Options. The merger agreement provides that, at the effective time of the merger, AmeriSource will assume each outstanding option to purchase C.D. Smith common stock. As of May 27, 1999, C.D. Smith's executive officers held options (all of which are currently exercisable) to purchase an aggregate of 7,000 shares of C.D. Smith common stock. After the merger is completed, the holders of C.D. Smith options will have options exercisable for shares of AmeriSource common stock. See "The Agreement and Plan of Reorganization--Stock Options" on page 38.

   As of May 27, 1999, the following executive officers of C.D. Smith had the following stock options:

                                                 Number of Shares
                                                  of C.D. Smith
                      Individual                   Common Stock   Exercise Price
                      ----------                 ---------------- --------------
      Robert Farley.............................      4,000          $ 22.40
      Delora Jamison............................      2,500            22.40

      Eric Farley...............................        500           337.50

   Employment/Severance Agreements. Robert Farley and Delora Jamison have employment agreements that generally provide for employment through February 28, 2000. These agreements provide for payments through the remaining term of the contract if they are terminated without cause. Delora Jamison has a severance agreement that will pay her two times her base annual salary from the previous year if she is terminated within twelve months of a change in control of C.D. Smith.

   Transactions with Mr. Farley. In addition, the merger agreement provides for certain transactions between C.D. Smith and Robert Farley as of the effective time. See "Agreement and Plan of Reorganization --Conduct of Business Prior to the Effective Time," on page 41.

   Post-Closing Indemnification. The merger agreement provides that, after the effective time, AmeriSource will indemnify and hold harmless all current and former C.D. Smith officers and directors for claims arising out of or in connection with certain litigation matters. This indemnification obligation will also extend two years beyond any dissolution event involving C.D. Smith.

Federal Income Tax Consequences

   The following discussion is a summary of certain material U. S. federal income tax consequences of the merger, and does not purport to be a complete analysis or description of all potential tax effects of the merger. The following discussion is based on the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, and administrative rulings and pronouncements and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. The discussion below does not address the effects of any state, local or foreign tax laws on the merger.

   The tax treatment for a C.D. Smith shareholder may vary depending upon his or her particular situation, and certain C.D. Smith shareholders (including, among others, certain entities, persons who do not hold C.D. Smith common stock as capital assets, individuals who received C.D. Smith common stock as compensation, and non-U.S. persons) may be subject to special rules not discussed below. Each C.D. Smith shareholder is urged to consult his or her tax advisor with respect to the specific tax consequences to him or her as a result of the merger, including the effect of U.S. federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

   It is a condition to C.D. Smith's obligation to consummate the merger that C.D. Smith receive an opinion from its counsel, Blackwell Sanders Peper Martin LLP, and it is a condition to AmeriSource's obligation to consummate the merger that AmeriSource receive an opinion from its counsel, Dechert Price & Rhoads, in each case to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   In rendering their opinions, Dechert Price and Blackwell Sanders will make certain assumptions, and will receive and rely upon unverified representations contained in certificates of C.D. Smith, AmeriSource and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered.

   Assuming that, consistent with the opinions of counsel referred to above, the merger is treated for federal income tax purposes as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, for federal income tax purposes:

  . C.D. Smith and AmeriSource will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  . neither C.D. Smith nor AmeriSource will recognize any gain or loss as a result of the merger;

  . a C.D. Smith shareholder will not recognize any income, gain or loss upon the conversion of his or her shares of C.D. Smith common stock solely into shares of AmeriSource common stock pursuant to the merger;

  . a C.D. Smith shareholder's aggregate tax basis in the AmeriSource common stock received solely in exchange for shares of C.D. Smith common stock pursuant to the merger will equal the aggregate tax basis in his or her shares of C.D. Smith stock exchanged; and

  . a C.D. Smith shareholder's holding period for the AmeriSource common stock received in exchange for such shares of C.D. Smith common stock pursuant to the merger will include the holding period for his or her shares of C.D. Smith common stock exchanged.

   The tax opinions referred to above are not binding on the IRS or any court and do not preclude the IRS or a court from reaching a contrary conclusion. Moreover, no rulings have been or will be sought from the IRS concerning the tax consequences of the merger. If the merger were not treated as a tax free reorganization under Section 368 of the Internal Revenue Code, a C.D. Smith shareholder would recognize gain or loss equal to the difference between the aggregate fair market value of the AmeriSource common stock received and the aggregate tax basis of the C.D. Smith stock exchanged.

   A C.D. Smith shareholder who exercises dissenters' rights as described below under "Dissenters' Rights" should, in general, treat the difference between the tax basis of the C.D. Smith common stock held by such shareholder and the amount received through the exercise of those rights as capital gain or loss for federal income tax purposes.

Regulatory Matters

   The merger cannot be completed until AmeriSource and C.D. Smith receive certain regulatory approvals, all of which are presently anticipated to be received by July 1999. The following is a summary of the material regulatory requirements affecting the merger.

   State Approvals. Various state distribution and controlled substance licenses may be affected by a change of control of C.D. Smith and will require either notification or a new license.

   Federal Approvals. The Drug Enforcement Administration requires either notification or consent to continue using DEA licenses currently held by C.D. Smith, or the DEA may require approval for a new license.

   Antitrust Considerations. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 provides that certain transactions, such as the merger, may not be consummated until certain information has been submitted to the U.S. Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied or waived.

Impact on ESOP

   Upon consummation of the merger, all C.D. Smith shares held by the ESOP will be converted into shares of AmeriSource common stock. Upon termination of the two escrow funds, the ESOP shall receive its proportion of any remaining shares.

   Concurrently with the merger, a loan collateralized by the unallocated shares held by the ESOP may be required to be paid off. If the loan is paid off, the unallocated shares will be allocated to ESOP participants' accounts in accordance with the terms of the ESOP.

   Upon the effectiveness of the merger, AmeriSource will become the plan sponsor of the ESOP. AmeriSource is considering its options with respect to the ESOP. Its options include continuing, terminating or freezing the ESOP, or combining the ESOP with an existing AmeriSource plan. If the ESOP is terminated, frozen or combined with another plan, ESOP participants may no longer accrue benefits under the ESOP following the merger.

Restrictions on Resales by C.D. Smith Affiliates

   All shares of AmeriSource common stock to be issued in connection with the merger are being registered under the Securities Act of 1933, as amended. These shares will be freely transferable unless they are held by "affiliates" of C.D. Smith. The term "affiliates" is defined under the Securities Act, and includes, among others, C.D. Smith's officers, directors and significant shareholders. Affiliates may resell their shares only in transactions permitted by Rule 145 under the Securities Act, under an effective registration statement, or as otherwise permitted under the Securities Act.

   C.D. Smith has delivered to AmeriSource a letter agreement executed by each affiliate of C.D. Smith. The letter agreement states that the affiliate will not sell or otherwise dispose of any shares of AmeriSource common stock issued to him or her in connection with the merger in violation of the Securities Act or the rules and regulations of the SEC.

Voting/Support Agreements

   Concurrently with the execution of the merger agreement, Churchill ESOP Capital Partners, a Minnesota limited partnership and the holder of a warrant to purchase approximately 15% of C.D. Smith's common stock, and certain officers and directors of C.D. Smith executed voting/support agreements. Pursuant to the voting/support agreements, Churchill and these officers and directors appointed Hawk Acquisition Corp. as proxy and attorney-in-fact to vote the shares of C.D. Smith common stock held by Churchill or these officers and directors at any special or annual meeting of C.D. Smith. Churchill and these officers and directors authorized Hawk Acquisition Corp. pursuant to the voting/support agreements to vote for the merger at the special meeting and at any adjournment or postponement of the special meeting. Churchill and these officers and directors also agreed not to transfer any shares of C.D. Smith common stock without the prior written consent of AmeriSource. Churchill further agreed to exercise its warrant prior to the effective time of the merger.

Accounting Treatment

   AmeriSource and C.D. Smith intend to account for the merger as a pooling of interests. Under this method of accounting, the consolidated assets and liabilities of C.D. Smith will be carried forward to the consolidated financial statements of AmeriSource at their recorded amounts and the consolidated results of operations of C.D. Smith will be combined with the results of operations of AmeriSource. In order to qualify for the pooling of interests accounting method, the affiliates of C.D. Smith must agree to certain restrictions on their ability to transfer the AmeriSource stock they receive in the merger.

Dissenters' Rights

   Under a Missouri statute, the relevant provisions of which are attached to this document as Annex C, each C.D. Smith shareholder who dissents from the merger and who complies with various procedural requirements is entitled to receive the fair value of his or her shares of C.D. Smith common stock in cash. ESOP participants may have dissenters' rights under the Missouri statute and should consult with their own counsel and the ESOP trustee regarding how to exercise dissenters' rights, if available to them. Specifically, a C.D. Smith shareholder may dissent from the merger and C.D. Smith, as the merger's surviving corporation, must pay to the shareholder, upon the surrender of certificates representing his or her shares, the fair value of the shares as of the day prior to C.D. Smith's special meeting. However, this obligation applies only if the shareholder:

   . files with C.D. Smith prior to or at the special meeting a written objection to the merger;

   .  does not vote in favor of the merger; and

  . within 20 days after the merger's effective time, makes a written demand to C.D. Smith for payment of the fair value of the shares held by the shareholder as of the day prior to the date of the special meeting. The demand must state the class and number of shares owned by the dissenting shareholder.

   Written objections to the merger and demands for the payment of fair value should be addressed to:

                       C.D. Smith Healthcare, Inc.
                       3907 S. 48th Terrace
                       Post Office Box 789
                       St. Joseph, Missouri 64503
                       Attention: Corporate Secretary

   A proxy marked "against" the merger will not be considered to be a written notice of an objection to the merger. A shareholder who wishes to dissent from the merger must provide a separate written notice of objection complying with the requirements described in the Missouri statutes.

   Shareholders who have not complied with all of the procedural requirements of applicable law will be bound by the terms of the merger. C.D. Smith will provide written notice of the effective time of the merger to all shareholders who have timely filed a written objection and who did not vote in favor of the merger.

   A beneficial owner of shares who is not the record owner may not assert dissenters' rights directly. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record. But the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner(s).

   If within 30 days after the effective time the value of the shares of C.D. Smith common stock held by a dissenting shareholder is agreed upon between the shareholder and C.D. Smith, C.D. Smith must pay the shareholder the agreed amount within 90 days after the effective time, upon the surrender by the shareholder of the certificate or certificates representing the shares. Upon payment of the agreed amount the dissenting shareholder will cease to have any interest in the shares or in C.D. Smith.

   If within that 30-day period, the dissenting shareholder and C.D. Smith cannot agree as to the value of the shares, then the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within Buchanan County, Missouri, asking the court to determine the fair value of the shares. Once the court makes its finding, the shareholder will be entitled to judgment against C.D. Smith for the amount of the fair value as of the day prior to the date of the special meeting, together with interest to the date of the judgment.

   The judgment is payable only upon, and simultaneously with, the surrender to C.D. Smith of the certificate or certificates representing the shares with respect to which dissenters' rights have been exercised. Once the judgment is paid, the dissenting shareholder will cease to have any interest in the shares or in C.D. Smith. If the dissenting shareholder fails to file a petition within the 60-day period, the shareholder will be conclusively presumed to have approved and ratified the merger and will be bound by its terms.

   The right of a dissenting shareholder to be paid the fair value of his or her shares will cease if the shareholder fails to comply with the procedures described above, or if the merger agreement is terminated for any reason.

   The foregoing is not a complete statement of the procedures to be followed by shareholders desiring to exercise dissenters' rights of appraisal. In view of the fact that the exercise of the rights requires strict adherence to the relevant provisions of Missouri law, shareholders who desire to exercise dissenters' rights are advised to carefully review all applicable provisions of law and to obtain legal counsel concerning proper compliance with those provisions.

Conduct of Business after the Merger

   Upon the closing of the merger, Hawk Acquisition Corp. will cease to exist as a separate legal entity, and C.D. Smith will continue as the merger's surviving corporation. AmeriSource intends to operate the businesses of C.D. Smith as a subsidiary of AmeriSource. AmeriSource's board of directors and management will not change as a result of the merger.

   No significant changes in the management of C.D. Smith are contemplated as a result of the merger, except that Robert Farley and Eric Farley have expressed their intent to resign from C.D. Smith upon or shortly following the merger.

                    THE AGREEMENT AND PLAN OF REORGANIZATION

   The following is a summary of the material terms of the Amended and Restated Agreement and Plan of Reorganization, dated as of April 28, 1999, by and among AmeriSource Health Corporation, Hawk Acquisition Corp., C.D. Smith Healthcare, Inc., and a Person to be Designated as Escrow Agent, as amended and restated as of May 27, 1999, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated in this proxy statement/prospectus by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The Merger and Its Effective Time

   Subject to the satisfaction of various conditions, including your approval of the merger agreement, Hawk Acquisition Corp. will be merged into C.D. Smith at the effective time. At the effective time of the merger, the separate corporate existence of Hawk Acquisition Corp. will cease. C.D. Smith will be the surviving corporation in the merger and will continue its corporate existence as a subsidiary of AmeriSource and will continue to be governed by the laws of the State of Missouri. The merger becomes effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri.

What C.D. Smith Shareholders Will Receive

   Upon completion of the merger, each share of C.D. Smith common stock that is outstanding immediately prior to the effective time of the merger (other than shares held by shareholders who exercise dissenter's rights) will be automatically converted into the right to receive AmeriSource common stock. C.D. Smith shares held as treasury stock will be canceled. Up to 2,690,000 shares of AmeriSource common stock may be issued to C.D. Smith shareholders, including the ESOP, in connection with the merger in exchange for all the outstanding shares of C.D. Smith common stock, assuming the exercise of all stock options and warrants. Initially, 269,000 shares will be deposited into a general escrow fund. Additional shares worth approximately $3.3 million, based on the closing price of AmeriSource common stock on the New York Stock Exchange on the closing date, will be deposited into a special escrow fund until the resolution of certain matters. See "--Indemnification; Escrow Funds" on page
38. The total number of shares to be issued less the amount held in escrow will be available for distribution upon closing of the merger. Upon the termination of the general escrow and the special escrow, any shares remaining in escrow will be distributed to C.D. Smith shareholders.

   Based on the number of C.D. Smith shares, stock options and warrants outstanding as of the date of this proxy statement/prospectus, each share of C.D. Smith common stock will be converted into the right to receive approximately 16.995 shares of AmeriSource common stock. This assumes that all of the shares deposited into escrow are eventually released to C.D. Smith shareholders. The number of shares of AmeriSource common stock each C.D. Smith shareholder will receive will be adjusted for any stock dividend, stock split, reclassification or other similar change relating to AmeriSource's common stock. AmeriSource shares distributed to the ESOP will remain in the ESOP until distributed to participants in accordance with the terms of the ESOP.

Manner of Converting Shares

   Prior to the effective time, a transmittal letter will be mailed to each record holder of shares of C.D. Smith common stock. The transmittal letter will include instructions to be followed in exchanging your C.D. Smith shares for AmeriSource common stock.

   After the merger is effective, you may surrender your certificates representing shares of C.D. Smith common stock to the exchange agent for cancellation, together with a signed copy of the transmittal letter. In return, you will receive certificates for the appropriate number of shares of AmeriSource common stock (with the amount of shares to be reduced by the number of shares to be placed in escrow). You will not receive any fractional shares of AmeriSource common stock. The number of shares of AmeriSource common stock that you are entitled to receive will be rounded to the nearest whole share of AmeriSource common stock. The ESOP trustee will exchange the C.D. Smith shares held by the ESOP for AmeriSource common stock. A holder of an unsurrendered C.D. Smith stock certificate will not be entitled to receive dividends or other distributions payable by AmeriSource. Upon surrender, those dividends or distributions, if any, will be paid to the holder without interest. You should not send in your C.D. Smith stock certificates until you receive a transmittal letter.

   If there is a transfer of C.D. Smith common stock that is not registered in C.D. Smith's stock transfer records, then a certificate representing the proper number of shares of AmeriSource common stock may be issued to the person to whom the stock was transferred. However, as a condition to that issuance, that person must deliver the certificate representing the C.D. Smith common stock to the exchange agent, along with documents that prove that the transfer has been properly made. The holder of such a certificate must also pay any transfer taxes required by the exchange. Once the merger is effective, there will be no more transfers of C.D. Smith common stock recorded in C.D. Smith's stock transfer records.

Stock Options

   Certain members of C.D. Smith's management hold options to acquire C.D. Smith common stock pursuant to C.D. Smith's Amended and Restated 1996 Equity Compensation Plan. AmeriSource has agreed to assume these options at the effective time of the merger. Each such assumed option shall continue to have, and be subject to, the same terms and conditions as are currently applicable to such options. However, once assumed, such options will be exercisable for a pro rata portion of the shares to be issued in connection with the merger with respect to each share of C.D. Smith stock for which such option was previously exercisable. For example, an option to purchase 10 shares of C.D. Smith common stock, once assumed, will be exercisable for approximately 170 shares of AmeriSource common stock. In addition, the per share exercise price for the shares of AmeriSource common stock subject to the option will equal the current exercise price of the option divided by the share exchange ratio (e.g., approximately 16.995) rounded up to the nearest whole cent.

Indemnification; Escrow Funds

   The merger agreement provides that AmeriSource and its officers, directors and affiliates will be indemnified by C.D. Smith's shareholders (through the escrow funds) against all losses incurred by AmeriSource or its affiliates as a result of any inaccuracy or breach of a representation or warranty of

C.D. Smith, any failure by C.D. Smith to perform or comply with any covenant contained in the merger agreement and certain other specified matters. To provide for this indemnification, there are two escrow funds.

   A. General Escrow Fund. The indemnification amount for general claims, breaches or failure to comply with covenants will be limited to a general escrow fund that will be created at closing by depositing 10% of the AmeriSource stock to be received by the C.D. Smith shareholders (269,000 shares) into an escrow account to be administered by an escrow agent. Generally, losses must exceed in the aggregate $620,000 in order for AmeriSource to collect any amount from the general escrow fund, but indemnification for certain matters is not subject to this requirement.

   The general escrow fund will remain in existence until the earlier of the date of AmeriSource's audit report for fiscal 1999 or one year after the closing, except that the general escrow fund remains in existence to the extent necessary to cover any known pending claims. Upon expiration of the general escrow, to the extent there are no pending claims by AmeriSource for indemnification, you will receive shares of AmeriSource stock that remain in the general escrow fund. The merger agreement names Mr. Eric Farley as the representative for all shareholders to act in connection with any disputes or decisions relating to the escrow fund. A vote to approve the merger will also act to approve Mr. Farley as the shareholder representative.

   B. Special Escrow Fund. In addition to the general escrow fund, a special escrow fund will be created at the effective time by depositing a number of shares of AmeriSource stock to be received by the C.D. Smith shareholders equal to $3.3 million, based on the closing price of AmeriSource common stock as reported on the composite tape of the New York Stock Exchange on the closing date, in a special escrow account. This fund will be set up to address disputes relating to certain matters. The fund will terminate on August 31, 2007 or earlier if all claims related to the special escrow have been resolved, except that the escrow fund remains in existence to the extent necessary to cover any known pending claims. Your portion of any shares left in the special escrow fund will be distributed to you upon termination of the special escrow fund.

Conditions to the Merger

   The closing of the merger is subject to the satisfaction of several conditions, including:

  . The holders of two-thirds of the outstanding shares of C.D. Smith's common stock must approve the merger agreement;

  . AmeriSource and C.D. Smith must obtain all regulatory consents and approvals under applicable laws;

  . there must be no legal restraint or prohibition preventing the closing of the merger; and

  . no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part may be in effect or pending or threatened.

   AmeriSource's obligation to complete the merger is subject to the satisfaction or waiver of further conditions, the principal ones being:

  . the representations and warranties of C.D. Smith set forth in the merger agreement must be true and correct in all material respects;

  . C.D. Smith must have complied in all material respects with all covenants and obligations required to be complied with by it under the merger agreement prior to the effective time;

  . the SEC shall have declared effective the registration statement of which this proxy statement/prospectus forms a part;

  . the shareholders of C.D. Smith shall have approved the merger agreement and the merger in the manner described in this document;

  . AmeriSource must have received an opinion from its tax counsel, Dechert Price & Rhoads, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  . AmeriSource must have received a letter from Ernst & Young LLP regarding its concurrence with the desired pooling of interests accounting treatment;

  .  no material adverse effect on C.D. Smith may have occurred;

  . the senior lenders of AmeriSource shall have consented to the merger and the transactions contemplated in the merger agreement;

  . any obligation of C.D. Smith to make any payment to or for the benefit of LaSalle National Bank pursuant to a put agreement with Robert Farley shall be terminated; and

  . certain sites shall satisfy environmental tests without remediation expenses exceeding $100,000.

   C.D. Smith's obligation to complete the merger is also subject to the satisfaction or waiver of additional conditions, the principal ones being:

  . the representations and warranties of AmeriSource and Hawk Acquisition Corp. set forth in the merger agreement must be true and correct in all material respects;

  . AmeriSource must have complied in all material respects with all covenants and obligations required to be complied with by it under the merger agreement prior to the effective time;

  . the SEC shall have declared effective the registration statement of which this proxy statement/prospectus forms a part;

  . the shareholders of C.D. Smith shall have approved the merger agreement and the merger in the manner described in this document;

  . C.D. Smith must have received an opinion from its tax counsel, Blackwell Sanders Peper Martin LLP, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  .  no material adverse effect on AmeriSource may have occurred.

Representations and Warranties

   The merger agreement contains various representations and warranties made by AmeriSource and C.D. Smith that relate to, among other things:

  .  corporate organization, good standing and corporate power;

  .  capital structure;

  .  corporate authorization;

  . no conflicts with, or violations of, charter documents, certain agreements and applicable law resulting from the signing and delivery of the merger agreement;

  .  documents and reports filed by AmeriSource with the SEC; and

  . the information contained in this proxy statement/prospectus and the registration statement of which it forms a part.

   In addition, C.D. Smith has made several other representations and warranties that relate to, among other things:

  .  existence of its subsidiaries;

  .  accuracy of its financial statements;

  .  absence of certain changes or events;

  .  payment of taxes;

  .  condition of inventory;

  .  litigation;

  .  environmental matters;

  .  condition of assets;

  .  compensation matters;

  .  products liability;

  .  employee benefits and labor matters; and

  .  Year 2000 compliance.

Conduct of Business Prior to the Effective Time

   The merger agreement provides that, prior to the effective time, C.D. Smith will conduct its operations in the ordinary course of business consistent with past practice and will use reasonable efforts to preserve existing business and employee relationships. In addition, C.D. Smith has agreed to certain limitations on its ability to do certain things, including:

  . make agreements regarding marketing or distribution of products or technology;

  .  commence or settle litigation;

  . merge or consolidate with any other entity or purchase assets of any other entity;

   .  issue securities;

   .  sell assets other than in the ordinary course of business;

   .  incur material liens on any material asset;

   .  incur or guarantee indebtedness;

   .  make material loans or capital contributions;

   .  declare or pay dividends;

   .  adopt employee benefit plans or employment agreements;

   .  take actions with respect to accounting policies and procedures;

   .  take various specified actions with respect to its capital stock;

   .  terminate or modify existing contracts;

  .  make capital expenditures;

  .  make material tax elections;

  .  make changes in compensation, benefits or benefit plans;

  . take actions that would interfere with the pooling treatment of the transaction;

  . take actions that might reasonably result in a material breach of the merger agreement; and

  . take actions that would result in the failure of the merger to qualify as a tax-free reorganization.

   The merger agreement also contains limitations on AmeriSource's ability to do certain things, including taking actions that would result in the failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


   The merger agreement provides that certain transactions with Mr. Robert Farley, the President of the Company, or his affiliates, shall occur at the closing. These include the following:

  . An unoccupied office building currently under construction will be sold to Mr. Farley for a purchase price equal to C.D. Smith's cost incurred for such facility and furnishings.

  . The current Kansas City Chiefs football suite and the related football tickets held by C.D. Smith will be transferred to Mr. Farley. Mr. Farley will reimburse C.D. Smith for its cost (approximately $31,000) of such tickets and any other amounts paid by C.D. Smith as of the closing date of the merger.

  . The current U.S. Open golf tournament tickets held by C.D. Smith will be transferred to Mr. Farley. Mr. Farley will reimburse C.D. Smith for the amount (approximately $45,000) previously paid for such tickets and will be responsible for the remaining cost (approximately $45,000) of such tickets.

  . If Mr. Farley chooses, the $1,000,000 split dollar life insurance policy held by C.D. Smith on his life will be transferred to Mr. Farley for a purchase price equal to its net cash surrender value.

No Solicitation

   Takeover Proposals. The merger agreement provides that neither C.D. Smith nor certain of its shareholders will, prior to the effective time or the termination of the merger agreement:

  . solicit, encourage, initiate or participate in any negotiations or discussions regarding any business combination involving C.D. Smith;

  . disclose any information about C.D. Smith not customarily disclosed to any person;

  . assist or cooperate with any person regarding a purchase of the stock or assets of C.D. Smith; or

  .  enter into any agreement involving a business combination with C.D.
     Smith.

   C.D. Smith also agreed not to permit any of its officers, directors, agents, representatives or affiliates to do any of the foregoing. If C.D. Smith or certain shareholders receive any offer, proposal or request relating to any business combination, they are required by the merger agreement to notify AmeriSource.

Employee Benefit Matters

   The merger agreement provides that C.D. Smith will not be required by AmeriSource to terminate any C.D. Smith employee benefit plan prior to the effective time of the merger.

Amendment

   AmeriSource and C.D. Smith may amend the merger agreement at any time before or after you approve the merger agreement. After you approve the merger agreement, however, we are required under Missouri law to obtain the approval of C.D. Smith's shareholders for certain amendments. In any event, the merger agreement may not be amended except by an instrument in writing signed on behalf of both AmeriSource and C.D. Smith.

Termination of the Agreement and Plan of Reorganization

   Either before or after the C.D. Smith shareholders approve the merger agreement, it may be terminated as follows:

  .  by mutual written consent of AmeriSource and C.D. Smith;

  . by either AmeriSource or C.D. Smith, if the effective time does not occur on or before September 1, 1999, subject to certain limitations;

  . by AmeriSource if a governmental authority takes any action that prohibits the closing of the merger;

  . by AmeriSource, if C.D. Smith breaches in any material respect any representation, warranty, covenant or agreement set forth in the merger agreement, subject to a 10-day cure period and certain other exceptions;

  . by C.D. Smith, if AmeriSource breaches in any material respect any representation, warranty, covenant or agreement set forth in the merger agreement, subject to a 10-day cure period and certain other exceptions;

  . by either AmeriSource or C.D. Smith, if an event having a material adverse affect occurs to the other party; and

  . by either AmeriSource or C.D. Smith, if C.D. Smith's shareholders do not approve the merger on or before August 31, 1999.

   If AmeriSource or C.D. Smith terminates the merger agreement because C.D. Smith's shareholders do not approve the merger agreement by the required two-thirds vote before August 31, 1999, and within six months after termination, C.D. Smith enters into an acquisition agreement with another company or within 12 months consummates a transaction with another company, then C.D. Smith is required to pay AmeriSource a fee of $8.5 million.

                     MARKET PRICE AND DIVIDEND INFORMATION

   As of [     ], there were [   ] holders of record of C.D. Smith stock. There
is no established public trading market for the shares of C.D. Smith. The price paid by C.D. Smith for shares it repurchases from employees receiving shares from the ESOP is established each year by an independent appraisal.

   Neither AmeriSource nor C.D. Smith has historically paid cash dividends. AmeriSource has no present intention to pay cash dividends, and its ability to do so is restricted by financial tests contained in its agreements with lenders.

  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATAOF AMERISOURCE AND C.D.
                                     SMITH

   The following unaudited pro forma combined condensed financial data present, under the pooling of interests accounting method, the combined condensed balance sheet of AmeriSource and C.D. Smith as of March 31, 1999 and the combined condensed statements of operations of AmeriSource and C.D. Smith for the six-month periods ended March 31, 1999 and 1998 and the fiscal years ended September 30, 1998, 1997 and 1996. The unaudited pro forma combined condensed statements of operations do not reflect any cost savings or other synergies anticipated as a result of the merger or any merger-related expenses.

   The unaudited pro forma combined consolidated financial data is not necessarily indicative of the actual results of operations or the financial position of the combined companies had the merger actually been completed at the beginning of the earliest period presented, nor are they indicative of future results of operations or financial position of the combined companies.

   AmeriSource's fiscal year ends on September 30, and C.D. Smith's fiscal year ends on February 28. For purposes of combining AmeriSource's historical financial data with C.D. Smith's historical financial data in the unaudited pro forma combined condensed financial data included in this proxy statement/prospectus, the financial information of C.D. Smith has been reported using the six-month periods ended March 31, 1999 and 1998, and the twelve-month periods ended September 30, 1998, 1997, and 1996.

   The unaudited pro forma combined condensed financial data should be read in conjunction with the historical audited and unaudited condensed financial statements of AmeriSource and C.D. Smith and the notes to the Unaudited Pro Forma Combined Condensed Financial Data of AmeriSource and C.D. Smith, incorporated by reference or appearing elsewhere in this proxy statement/prospectus. See "Additional Information--Where You Can Find More Information" on page 69.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     SIX-MONTH PERIOD ENDED MARCH 31, 1999

                                                             Pro Forma
                                Historical  Historical -----------------------
                                AmeriSource C.D. Smith Adjustments   Combined
                                ----------- ---------- -----------  ----------
                                    (In thousands, except per share data)
Operating revenue.............. $4,328,888   $406,632    $  --      $4,735,520
Bulk deliveries to customer
 warehouses....................     16,671      7,715       --          24,386
                                ----------   --------    ------     ----------
Total revenue..................  4,345,559    414,347       --       4,759,906
Operating cost of goods sold...  4,115,969    385,439       --       4,501,408
Cost of goods sold-bulk deliv-
 eries.........................     16,671      7,715       --          24,386
                                ----------   --------    ------     ----------
Total cost of goods sold.......  4,132,640    393,154       --       4,525,794
Gross profit...................    212,919     21,193       --         234,112
Selling and administrative ex-
 penses........................    126,123     13,264       --         139,387
Depreciation...................      7,000        577       --           7,577
Amortization...................        510        470       --             980
                                ----------   --------    ------     ----------
Operating income...............     79,286      6,882       --          86,168
Interest expense...............     17,651      4,039       --          21,690
Interest expense - adjustment
 of common stock put warrants
 to fair value.................        --       1,833       --           1,833
                                ----------   --------    ------     ----------
Income before taxes............     61,635      1,010       --          62,645
Taxes on income................     23,422      1,109       --          24,531
                                ----------   --------    ------     ----------
Net income (loss).............. $   38,213   $    (99)   $  --      $   38,114
                                ==========   ========    ======     ==========
Earnings per share:
 Net income (loss)............. $     0.79   $  (0.86)   $  --      $     0.76
                                ==========   ========    ======     ==========
 Net income (loss)--assuming
  dilution..................... $     0.78   $  (0.86)   $  --      $     0.74
                                ==========   ========    ======     ==========
Weighted average shares out-
 standing:
 Basic.........................     48,478        116     1,849(1)      50,443
 Assuming dilution.............     49,144        116     2,029(1)      51,289

     See Notes to Unaudited Pro Forma Combined Condensed Financial Data of
                          AmeriSource and C.D. Smith.
--------
(1) Reflects the effect of exchanging each share of C.D. Smith common stock (and options and warrants, assuming dilution) for 16.995 shares of AmeriSource common stock.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     SIX-MONTH PERIOD ENDED MARCH 31, 1998

                                                              Pro Forma
                                                        ----------------------
                                 Historical  Historical
                                 AmeriSource C.D. Smith Adjustments  Combined
                                 ----------- ---------- ----------- ----------
                                     (In thousands, except per share data)
Operating revenue............... $4,446,845   $403,148     $ --     $4,849,993
Bulk deliveries to customer
 warehouses.....................     51,067     14,529       --         65,596
                                 ----------   --------     -----    ----------
Total revenue...................  4,497,912    417,677       --      4,915,589
Operating cost of goods sold....  4,228,226    382,029       --      4,610,255
Cost of goods sold-bulk
 deliveries.....................     51,067     14,529       --         65,596
                                 ----------   --------     -----    ----------
Total cost of goods sold........  4,279,293    396,558       --      4,675,851
Gross profit....................    218,619     21,119       --        239,738
Selling and administrative
 expenses.......................    136,452     11,509       --        147,961
Depreciation....................      6,513        568       --          7,081
Amortization....................        643        466       --          1,109
                                 ----------   --------     -----    ----------
Operating income................     75,011      8,576       --         83,587
Interest expense................     24,692      4,137       --         28,829
                                 ----------   --------     -----    ----------
Income before taxes.............     50,319      4,439       --         54,758
Taxes on income.................     19,626      1,630       --         21,256
                                 ----------   --------     -----    ----------
Net income...................... $   30,693   $  2,809     $ --     $   33,502
                                 ==========   ========     =====    ==========
Earnings per share:
  Net income.................... $     0.64   $  24.20     $ --     $     0.67
                                 ==========   ========     =====    ==========
  Net income--assuming
   dilution..................... $     0.63   $  18.64     $ --     $     0.66
                                 ==========   ========     =====    ==========
Weighted average shares
 outstanding:
  Basic.........................     47,750        116     1,857(1)     49,723
  Assuming dilution.............     48,464        151     2,429(1)     51,044

     See Notes to Unaudited Pro Forma Combined Condensed Financial Data of
                          AmeriSource and C.D. Smith.
--------
(1) Reflects the effect of exchanging each share of C.D. Smith common stock (and options and warrants, assuming dilution) for 16.995 shares of AmeriSource common stock.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1998


                                                               Pro Forma
                                                         ----------------------
                                  Historical  Historical
                                  AmeriSource C.D. Smith Adjustments  Combined
                                  ----------- ---------- ----------- ----------
                                      (In thousands, except per share data)
Operating revenue...............  $8,575,443   $798,039     $ --     $9,373,482
Bulk deliveries to customer
 warehouses.....................      93,361     36,194       --        129,555
                                  ----------   --------     -----    ----------
Total revenue...................   8,668,804    834,233       --      9,503,037
Operating cost of goods sold....   8,154,098    757,486       --      8,911,584
Cost of goods sold-bulk
 deliveries.....................      93,361     36,194       --        129,555
                                  ----------   --------     -----    ----------
Total cost of goods sold........   8,247,459    793,680       --      9,041,139
Gross profit....................     421,345     40,553       --        461,898
Selling and administrative
 expenses.......................     254,895     24,522       --        279,417
Depreciation....................      13,681      1,129       --         14,810
Amortization....................       1,136        939       --          2,075
Merger costs....................      18,406        --        --         18,406
Facility consolidations and
 employee severance.............       8,283        --        --          8,283
                                  ----------   --------     -----    ----------
Operating income................     124,944     13,963       --        138,907
Interest expense................      42,124      8,215       --         50,339
Interest expense - adjustment of
 common stock put warrants to
 fair value.....................         --       7,816       --          7,816
                                  ----------   --------     -----    ----------
Income (loss) before taxes......      82,820     (2,068)      --         80,752
Taxes on income.................      32,301      2,421       --         34,722
                                  ----------   --------     -----    ----------
Net income (loss)...............  $   50,519   $ (4,489)    $ --     $   46,030
                                  ==========   ========     =====    ==========
Earnings per share:
 Net income (loss)..............  $     1.05   $ (38.72)    $ --     $     0.92
                                  ==========   ========     =====    ==========
 Net income (loss)--assuming
  dilution......................  $     1.04   $ (38.72)    $ --     $     0.91
                                  ==========   ========     =====    ==========
Weighted average shares
 outstanding:
 Basic..........................      47,906        116     1,854(1)     49,876
 Assuming dilution..............      48,550        116     2,020(1)     50,686

     See Notes to Unaudited Pro Forma Combined Condensed Financial Data of
                          AmeriSource and C.D. Smith.
--------
(1) Reflects the effect of exchanging each share of C.D. Smith common stock (and options and warrants, assuming dilution) for 16.995 shares of AmeriSource common stock.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1997

                                                              Pro Forma
                                Historical   Historical ----------------------
                                AmeriSource  C.D. Smith Adjustments  Combined
                                -----------  ---------- ----------- ----------
                                    (In thousands, except per share data)
Operating revenue.............  $7,815,942    $357,737     $ --     $8,173,679
Bulk deliveries to customer
 warehouses...................     124,956         --        --        124,956
                                ----------    --------     -----    ----------
Total revenue.................   7,940,898     357,737       --      8,298,635
Operating cost of goods sold..   7,428,466     341,077       --      7,769,543
Cost of goods sold-bulk deliv-
 eries........................     124,956         --        --        124,956
                                ----------    --------     -----    ----------
Total cost of goods sold......   7,553,422     341,077       --      7,894,499
Gross profit..................     387,476      16,660       --        404,136
Selling and administrative ex-
 penses.......................     243,853      10,501       --        254,354
Depreciation..................      11,380         327       --         11,707
Amortization..................       1,059         --        --          1,059
Facility consolidations and
 employee severance...........      11,571         --        --         11,571
                                ----------    --------     -----    ----------
Operating income..............     119,613       5,832       --        125,445
Interest expense..............      41,581       1,678       --         43,259
                                ----------    --------     -----    ----------
Income before taxes and ex-
 traordinary item.............      78,032       4,154       --         82,186
Taxes on income...............      30,583       1,480       --         32,063
                                ----------    --------     -----    ----------
Income before extraordinary
 item.........................      47,449       2,674       --         50,123
Extraordinary item--early re-
 tirement of debt, net of in-
 come tax benefits............      (1,982)        --        --         (1,982)
                                ----------    --------     -----    ----------
Net income....................  $   45,467    $  2,674     $ --     $   48,141
                                ==========    ========     =====    ==========
Earnings per share:
Income before extraordinary
 item.........................  $     1.00    $  22.42     $ --     $     1.01
Extraordinary item............       (0.04)        --        --          (0.04)
                                ----------    --------     -----    ----------
Net income....................  $     0.96    $  22.42     $ --     $     0.97
                                ==========    ========     =====    ==========
Earnings per share--assuming
 dilution:
Income before extraordinary
 item.........................  $     0.99    $  21.12     $ --     $     1.00
Extraordinary item............       (0.04)        --        --          (0.04)
                                ----------    --------     -----    ----------
Net income--assuming dilu-
 tion.........................  $     0.94*   $  21.12     $ --     $     0.96
                                ==========    ========     =====    ==========
Weighted average shares out-
 standing:
 Basic........................      47,439         119     1,909(1)     49,467
 Assuming dilution............      48,121         127     2,053(1)     50,301

     See Notes to Unaudited Pro Forma Combined Condensed Financial Data of
                          AmeriSource and C.D. Smith.
--------
(1) Reflects the effect of exchanging each share of C.D. Smith common stock (and options and warrants, assuming dilution) for 16.995 shares of AmeriSource common stock.
*  Difference due to rounding.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1996

                                                              Pro Forma
                                Historical   Historical ----------------------
                                AmeriSource  C.D. Smith Adjustments  Combined
                                -----------  ---------- ----------- ----------
                                    (In thousands, except per share data)
Operating revenue.............  $5,551,671    $254,455     $ --     $5,806,126
Bulk deliveries to customer
 warehouses...................     111,046         --        --        111,046
                                ----------    --------     -----    ----------
Total revenue.................   5,662,717     254,455       --      5,917,172
Operating cost of goods sold..   5,249,238     242,400       --      5,491,638
Cost of goods sold-bulk
 deliveries...................     111,046         --        --        111,046
                                ----------    --------     -----    ----------
Total cost of goods sold......   5,360,284     242,400       --      5,602,684
Gross profit..................     302,433      12,055       --        314,488
Selling and administrative
 expenses.....................     195,350       9,199       --        204,549
Depreciation..................       8,894         238       --          9,132
Amortization..................         300         --        --            300
                                ----------    --------     -----    ----------
Operating income..............      97,889       2,618       --        100,507
Interest expense..............      35,980       1,344       --         37,324
                                ----------    --------     -----    ----------
Income before taxes and
 extraordinary item...........      61,909       1,274       --         63,183
Taxes on income...............      19,259         461       --         19,720
                                ----------    --------     -----    ----------
Income before extraordinary
 item.........................      42,650         813       --         43,463
Extraordinary item--early
 retirement of debt, net of
 income tax benefit...........      (7,242)        --        --         (7,242)
                                ----------    --------     -----    ----------
Net income....................  $   35,408    $    813     $ --     $   36,221
                                ==========    ========     =====    ==========
Earnings per share:
Income before extraordinary
 item.........................  $     0.94    $   5.41     $ --     $     0.91
Extraordinary item............       (0.16)        --        --          (0.15)
                                ----------    --------     -----    ----------
Net income....................  $     0.78    $   5.41     $ --     $     0.76
                                ==========    ========     =====    ==========
Earnings per share--assuming
 dilution:
Income before extraordinary
 item.........................  $     0.93    $   5.41     $ --     $     0.90
Extraordinary item............       (0.16)        --        --          (0.15)
                                ----------    --------     -----    ----------
Net income--assuming
 dilution.....................  $     0.77    $   5.41     $ --     $     0.75
                                ==========    ========     =====    ==========
Weighted average shares
 outstanding:
Basic.........................      45,373         150     2,406(1)     47,929
Assuming dilution.............      45,792         150     2,434(1)     48,376

     See Notes to Unaudited Pro Forma Combined Condensed Financial Data of
                          AmeriSource and C.D. Smith.
--------
(1) Reflects the effect of exchanging each share of C.D. Smith common stock (and options and warrants, assuming dilution) for 16.995 shares of AmeriSource common stock.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 March 31, 1999

                                                      Pro Forma
                         Historical  Historical -------------------------------
                         AmeriSource C.D. Smith Adjustments           Combined
                         ----------- ---------- -----------          ----------
                             (In thousands, except per share data)
ASSETS
Cash, cash equivalents
 and restricted cash.... $  155,474   $  4,118    $   --             $  159,592
Accounts receivable.....    480,326     55,910        --                536,236
Merchandise invento-
 ries...................    942,152     81,548        --              1,023,700
Prepaid expenses and
 other current assets...      3,816        728        --                  4,544
Property and equipment,
 net....................     59,752      7,881        --                 67,633
Other assets............     78,005     25,803        --                103,808
                         ----------   --------    -------            ----------
                         $1,719,525   $175,988    $   --             $1,895,513
                         ==========   ========    =======            ==========
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Accounts payable........ $  917,292   $ 72,595    $   --             $  989,887
Accrued expenses and
 other..................     42,111      4,142      4,000 (/1/)          50,253
Accrued income taxes....      7,927        --         --                  7,927
Current portion of de-
 ferred income taxes....    100,671        402        --                101,073
Long-term debt, includ-
 ing current portion....    518,971     85,913        --                604,884
Other liabilities.......      8,664        588        --                  9,252
Common stock put war-
 rants..................        --      12,218    (12,218)(/2/)             --
Stockholders' equity....    123,889        130      8,218 (/1/)(/2/)    132,237
                         ----------   --------    -------            ----------
                         $1,719,525   $175,988    $   --             $1,895,513
                         ==========   ========    =======            ==========

     See Notes to Unaudited Pro Forma Combined Condensed Financial Data of
                          AmeriSource and C.D. Smith.
--------
(1) Represents merger-related costs currently estimated to be between $2.0 and $4.0 million, including investment banking, legal, accounting and other related costs and fees.
(2) Represents the exercise of the common stock put warrants anticipated upon the consummation of the merger.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                       DATA OF AMERISOURCE AND C.D. SMITH

1. AmeriSource and C.D. Smith Historical Fiscal Years

   AmeriSource's fiscal year ends on September 30. C.D. Smith's fiscal year ends on February 28. For purposes of combining AmeriSource's historical financial data with C.D. Smith's historical financial data in the unaudited pro forma combined condensed financial data in this proxy statement/prospectus, the financial information of C.D. Smith has been reported using the twelve-month periods ended September 30, 1998, 1997, and 1996, and the six-month periods ended March 31, 1999 and 1998.

   C.D. Smith values its inventories at the lower of cost (determined on a first-in, first-out (FIFO) basis) or market. AmeriSource values its inventories using the last-in, first-out (LIFO) method. The unaudited pro forma combined condensed financial statements do not include adjustments to C.D. Smith's historical cost of sales to conform their method of accounting for inventories from FIFO to the AmeriSource method of LIFO because it is not possible to calculate such pro forma adjustments.

2. Merger and Integration Expenses

   In connection with the merger, the companies expect to incur charges for the merger which are currently estimated to be between $2.0 to $4.0 million. Such merger-related costs include investment banking, legal, accounting and other related costs and fees. These merger-related costs do not include restructuring costs related to the expected combination of the operations of the separate companies, including the consolidation of certain distribution and administrative operations. These restructuring costs will be charged to expense upon completion of the merger, and are estimated to be between $6.0 million and $12.0 million. Since the merger has not yet been consummated, the merger-related and restructuring costs can only be estimated at this time, and are subject to revision as further information becomes available.

   The combined company may incur integration-related expenses not currently planned. Such costs, if any, will be charged to expense as incurred.

   Neither the merger expenses nor the restructuring expenses are included in the unaudited pro forma combined condensed statements of operations data. The pro forma combined condensed balance sheet includes estimated merger-related costs of $4.0 million.

3. Earnings Per Share

   The pro forma earnings per share reflect the weighted average number of shares of AmeriSource common stock that would have been outstanding had the merger occurred at the beginning of the earliest period presented, and reflect the assumed merger consideration of 16.995 shares of AmeriSource common stock for each share of C.D. Smith common stock outstanding after giving effect to the AmeriSource two-for-one stock split declared March 3, 1999 and distributed March 24, 1999 to stockholders of record on March 3, 1999. All C.D. Smith options and warrants have been assumed to be converted into common shares of AmeriSource, unless their effects would be antidilutive.

   The shares used in computing pro forma combined earnings per share are as follows:

                                         Six months ended   Fiscal year ended
                                             March 31,        September 30,
                                         ----------------- --------------------
                                           1999     1998    1998   1997   1996
                                         -------- -------- ------ ------ ------
                                                     (in thousands)
AmeriSource weighted average shares
 outstanding...........................    48,478   47,750 47,906 47,439 45,373
Weighted average shares of AmeriSource
 stock assumed to be issued upon
 completion of the merger with C.D.
 Smith.................................     1,965    1,973  1,970  2,028  2,556
                                         -------- -------- ------ ------ ------
Weighted average shares used in
 computing pro forma net income per
 share.................................    50,443   49,723 49,876 49,467 47,929
Common stock equivalents for
 AmeriSource stock options granted.....       666      714    644    682    419
Common stock equivalents for the
 assumed conversion of C.D. Smith stock
 options and warrants(a)...............       180      607    166    152     28
                                         -------- -------- ------ ------ ------
Weighted average shares used in
 computing pro forma diluted net income
 per share-assuming dilution...........    51,289   51,044 50,686 50,301 48,376
                                         ======== ======== ====== ====== ======

--------
(a) The C.D. Smith common stock warrants are not considered common stock equivalents for the fiscal year ended September 30, 1998 and six months ended March 31, 1999 as the impact is anti-dilutive.

                       BENEFICIAL OWNERSHIP OF SECURITIES

C.D. Smith Stock Ownership

   The following table sets forth certain information as of May 27, 1999, relating to the beneficial ownership of C.D. Smith stock by (a) each person known to C.D. Smith to be the beneficial owner of 5% or more of the outstanding C.D. Smith stock, (b) each director and executive officer of C.D. Smith, and
(c) all directors and executive officers of C.D. Smith as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise indicated, each person indicated below has sole voting and investment power with respect to the shares of C.D. Smith stock reported as beneficially owned by such person.

      Name of Director or Executive Officer or                     Percentage of Beneficial
        Name and Address of Beneficial Owner      Number of Shares       Ownership(1)
      ----------------------------------------    ---------------- ------------------------
     C.D. Smith Employee Stock Ownership Plan(1)
      3907 S. 48th Terrace
      P.O. Box 789
      St. Joseph, MO 64503......................      107,810               68.11%
     Robert C. Farley(2)
      3907 S. 48th Terrace
      P.O. Box 789
      St. Joseph, MO 64503......................       16,259               10.27%
     S. Jeanne Mathiesen(3).....................        3,345                2.11%
     Delora J. Jamison(4).......................        5,885                3.72%
     Eric M. Farley(5)..........................          989                0.62%
     Churchill ESOP Capital Partners(6)
      2400 Metropolitan Centre
      333 South Seventh St.
      Minneapolis, MN 55402.....................       24,436               15.44%
     Richard M. Meehan(7)
      3907 S. 48th Terrace
      P.O. Box 789
      St. Joseph, MO 64503......................        8,544                5.40%
     Duane Weeks................................          --                  --
     David R. Parker............................          --                  --
     Barbara J. Mowry...........................          --                  --
     All directors and executive officers
      As a group (8 persons)(8).................       26,478               16.73%

--------
(1) Of the shares held of record by the C.D. Smith Employee Stock Ownership Plan, 87,849 shares have been allocated to 190 participants in the ESOP as of December 31, 1998, and 19,961 shares are unallocated. The allocated shares are voted by George K. Baum Trust Company, as trustee of the ESOP, as directed by those ESOP participants who complete and return a direction form. The C.D. Smith ESOP Committee directs George K. Baum Trust Company how to vote the unallocated shares, any allocated shares for which no ESOP direction form is received, and shares pending forfeiture.
(2) Includes 4,000 shares subject to immediately exercisable options and 5,959 shares allocated under the ESOP as of December 31, 1998.
(3) Includes 1,616 shares allocated under the ESOP as of December 31, 1998.
(4) Includes 2,500 shares subject to immediately exercisable options and 3,385 shares allocated under the ESOP as of December 31, 1998.

(5) Includes 500 shares subject to immediately exercisable options and 489 shares allocated under the ESOP as of December 31, 1998.
(6) Shares subject to immediately exercisable warrants.
(7) Includes 4,000 shares subject to immediately exercisable options and 4,544 shares allocated under the ESOP as of December 31, 1998.
(8) Includes 7,000 shares subject to immediately exercisable options and 11,449 shares allocated under the ESOP as of December 31, 1998.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF C.D. SMITH

   The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" as well as the consolidated financial statements of C.D. Smith and notes thereto contained elsewhere in this proxy statement/prospectus.

General

   Founded in 1886, C.D. Smith was family-owned and operated until being acquired by its management and employees in 1991. Since that time, C.D. Smith has grown from a small pharmaceutical distributor serving rural customers into a full-line, full-service regional wholesale distributor.

   In October 1997, C.D. Smith acquired the General Drug companies for $28.0 million in cash and refinanced an additional $39.5 million of existing debt of the General Drug companies. The General Drug companies are wholesale distributors with operations in the greater Chicago and Boston markets, with net sales for the twelve months ended February 28, 1999 of approximately $373.6 million. During fiscal 1999, C.D. Smith focused on the integration of the operations of the General Drug companies, including eliminating duplicate functions and integrating management information systems, adding additional sales personnel and second operating shifts at the distribution facilities, and evaluating the profitability of and demand for certain product lines.

   Inventories for C.D. Smith are accounted for at the lower of cost or market, calculated under the FIFO method. C.D. Smith has the right to return all potentially impaired or expiring products to suppliers for full credit; and therefore, generally does not incur any losses as a result of obsolete, slow-moving, or impaired inventories.

Results of Operations

   The following table presents certain items from the statements of income of C.D. Smith, on a consolidated basis, as a percentage of net sales:

                                           Fiscal year ended February 28,
                                          -----------------------------------
                                             1999         1998        1997
                                          ----------   ----------  ----------
   Net sales.............................      100.0%       100.0%      100.0%
   Cost of goods sold....................       95.1         95.0        95.1
                                          ----------   ----------  ----------
   Gross profit..........................        4.9          5.0         4.9
   Operating expenses:
     Selling, general and
      administrative.....................        3.2          2.9         3.3
     Depreciation and amortization.......        0.3          0.2         0.1
   Operating income......................        1.4          1.9         1.5
   Other income (expense):
     Interest expense....................       (1.0)        (0.9)       (0.5)
     Adjustment of common stock put war-
      rant to fair value.................       (1.2)         --          --
     Other...............................        0.1          0.1         --
                                          ----------   ----------  ----------
   Income (loss) before income taxes.....       (0.7)         1.1         1.0
   Provision for income taxes............        0.2          0.4         0.4
                                          ----------   ----------  ----------
   Net income (loss).....................       (0.9)%        0.7%        0.6%
                                          ==========   ==========  ==========

   Fiscal Year Ended February 28, 1999 Compared to Fiscal Year Ended February 28, 1998

   Net sales for fiscal 1999 were $826.5 million, an increase of 51.9% from $544.1 million for fiscal 1998. Fiscal 1999 net sales included a full year of operations of the General Drug companies compared to five months of operations included in fiscal 1998. The General Drug companies contributed $373.6 million of net sales for fiscal 1999 compared to $157.4 million in fiscal 1998. Net sales excluding the impact of the General Drug acquisition increased 17.1% to $452.9 million in fiscal 1999 from $386.7 million in fiscal 1998. This growth is attributable to market share gains in independent pharmacy customers and increased penetration of chain store and healthcare institutions markets, which included the addition of several new regional customers.

   Gross profit for fiscal 1999 was $40.5 million, an increase of 47.8% from $27.4 million for fiscal 1998, resulting primarily from the increase in net sales. Gross profit as a percentage of net sales decreased slightly in fiscal 1999 to 4.9% compared to 5.0% in fiscal 1998, due to slightly lower selling margins at the General Drug companies.

   Selling, general, and administrative expense for fiscal 1999 was $26.7 million, an increase of 68.4% from $15.9 million for fiscal 1998, principally due to the full year of operating expenses associated with the General Drug acquisition and certain integration costs. Selling, general, and administrative costs for fiscal 1999 include $3.5 million of unusual expenses, resulting from $2.2 million in severance payments to former management and other costs resulting primarily from the integration of the General Drug companies subsequent to their acquisition and $1.3 million of expenses recognized upon the termination of the C.D. Smith public offering effort during fiscal 1999. Selling, general, and administrative expense as a percentage of net sales increased to 3.2% for fiscal 1999 compared to 2.9% for fiscal 1998, reflecting the $3.5 million of unusual expenses.

   Depreciation and amortization expense increased in fiscal 1999 to $2.1 million from $1.0 million for fiscal 1998. Depreciation expense increased to $1.1 million from $0.7 million, and amortization expense increased to $1.0 million from $0.3 million, reflecting a full year of depreciation and amortization related to the General Drug acquisition.

   Operating income for fiscal 1999 was $11.7 million, an increase of 11.4% from $10.5 million for fiscal 1998. Excluding unusual charges, operating income was $15.2 million representing a 44.9% increase from fiscal 1998. Operating income as a percentage of net sales was 1.4% for fiscal 1999, and 1.8% of net sales excluding unusual charges, compared to 1.9% of net sales for fiscal 1998.

   Interest expense increased to $8.5 million for fiscal 1999 from $4.6 million for fiscal 1998 due to the full year of borrowing under C.D. Smith's line of credit indebtedness and subordinated note related to the General Drug acquisition.

   C.D. Smith recorded a $9.6 million charge to income in fiscal 1999 related to the adjustment of the common stock put warrants to fair value, estimated to be $12.2 million at February 28, 1999.

   Income tax expense decreased to $1.6 million for fiscal 1999, reflecting an effective tax rate of 26.8% on a $6.1 million pre-tax loss compared to $2.3 million and an effective tax rate of 36.9% for fiscal 1998. The income tax expense recorded in fiscal 1999 resulted primarily from the effects of non-deductibility for tax purposes of the adjustment of the common stock put warrants to fair value and the amortization of certain intangible assets related to the General Drug acquisition.

   Fiscal Year Ended February 28, 1998 Compared to Fiscal Year Ended February 28, 1997

   Net sales for fiscal 1998 were $544.1 million, an increase of 80.4% from $301.5 million for fiscal 1997. Fiscal 1998 net sales included five months of operations of the General Drug companies, which contributed $157.4 million, representing approximately 52.2% of the 80.4% fiscal 1998 net sales growth. Net sales excluding the impact of the General Drug acquisition increased 28.2% to $386.7 million in fiscal 1998 from $301.5 million in fiscal 1997. This growth is attributable to market share gains in independent pharmacy customers, increased penetration of the chain store and healthcare institution markets and the addition of several new regional chain store customers.

   Gross profit for fiscal 1998 was $27.4 million, an increase of 86.1% from $14.7 million for fiscal 1997, primarily resulting from the increase in net sales. Gross profit as a percentage of net sales increased in fiscal 1998 to 5.0% compared to 4.9% in fiscal 1997 due to the positive impact of the slightly higher gross margin sales of the General Drug companies.

   Selling, general and administrative expense for fiscal 1998 was $15.9 million, an increase of 59.0% from $10.0 million for fiscal 1997, principally due to the operating expenses associated with the General Drug acquisition. Selling, general and administrative expense as a percentage of net sales decreased to 2.9% for fiscal 1998 compared to 3.3% in fiscal 1997, reflecting synergies achieved to date from the General Drug acquisition.

   Depreciation and amortization expense increased in fiscal 1998 to $1.0 million from $0.3 million in fiscal 1997. Depreciation expense increased to $0.7 million from $0.3 million, reflecting five months of depreciation related to the General Drug acquisition. Amortization expense of $0.4 million in fiscal 1998 reflects the amortization of intangible assets related to the General Drug acquisition.

   Operating income for fiscal 1998 was $10.5 million, an increase of 134.6% from $4.5 million for fiscal 1997. Operating income as a percentage of net sales increased to 1.9% in fiscal 1998 compared to 1.5% in fiscal 1997 due to the increase in gross margin and the 0.3% decrease in operating expenses as a percentage of net sales.

   Interest expense increased to $4.6 million for fiscal 1998 from $1.6 million for fiscal 1997 due to increased borrowing under the credit facility and interest on the subordinated note related to the financing of the General Drug acquisition.

   Income tax expense increased to $2.3 million for fiscal 1998, reflecting an effective tax rate of 36.9% compared to $1.1 million and an effective tax rate of 36.3% in fiscal 1997. C.D. Smith's St. Joseph facility is located in a tax enterprise zone where certain state and local tax abatement provisions have reduced the effective tax rate.

Liquidity and Capital Resources

   C.D. Smith has historically met its working capital requirements through a combination of internally generated funds, borrowings under a revolving credit facility, and trade credit.

   The credit facility consists of a revolving line of credit and various term notes which expire or mature in October 2000 and is secured by substantially all of the assets of C.D. Smith. The revolving line of credit has a maximum availability of $90.0 million ($100.0 million at February 28, 1999 due to an additional seasonal advance of $10 million expiring on February 28, 1999) based on eligible inventory and accounts receivable. At February 28, 1999, approximately $85.0 million was outstanding on the revolving line of credit, excluding the effects of unapplied lock box receipts totaling $6.3 million. The revolving portion of the credit facility carries an interest rate at the bank's prime rate or LIBOR plus 175 basis points. Principal on the term notes, approximately $2.4 million at February 28, 1999, is payable monthly based on an amortized term of seven to fifteen years plus interest ranging from 50 basis points below prime to the bank's prime rate. The credit facility contains certain financial covenants and other covenants that restrict C.D. Smith's ability to pay dividends and take certain extraordinary actions.

   Working capital at February 28, 1999 was $67.7 million, an increase of $13.3 million from working capital of $54.4 million on February 28, 1998. The increase in working capital reflects normal fluctuations related to the timing of inventory receipts, vendor payments, and customer accounts receivable collections. Working capital at February 28, 1998 of $54.4 million reflected an increase of $36.9 million from working capital of $17.5 million on February 28, 1997. This increase was due primarily to the acquisition of the General Drug companies (which had working capital of $32.3 million at the date of the acquisition), as well as increased inventory and receivables attributable to the growth in C.D. Smith's business during the year.

   C.D. Smith had $2.1 million of capital expenditures for fiscal 1999, primarily for facilities improvements at the General Drug companies, construction of a corporate office building in St. Joseph, and technology-related assets. This amount compared to $0.8 million and $1.1 million of capital expenditures in fiscal 1998 and fiscal 1997, respectively, primarily for distribution equipment and technology-related assets. Historically, C.D. Smith has invested in technology-related assets financed primarily by operating leases.

   In fiscal 1998, C.D. Smith acquired the equity interests of the General Drug companies for $28.0 million, which was financed through borrowings under its credit facility of $16.0 million and the issuance of a subordinated note for $12.0 million. In addition, C.D. Smith refinanced approximately $39.5 million of indebtedness of the General Drug companies through its credit facility.

   The $12.0 million subordinated note issued in conjunction with the General Drug acquisition bears interest at 12.0%, matures on October 3, 2004, and has detachable warrants with a nominal exercise price to acquire 24,436 shares of Common Stock. The estimated fair market value of the warrants at the time of issuance was $2.6 million, and it was recorded as a discount on the subordinated note, resulting in an effective interest rate of 17.9% for the subordinated note.

   C.D. Smith believes that it is in material compliance with the covenants of its credit facility and subordinated note, and it has adequate capital resources at its disposal to meet currently anticipated capital expenditures, routine business growth, and current projected debt service requirements.

   In April 1999, C.D. Smith entered into a merger agreement with AmeriSource Health Corporation. Pursuant to the merger agreement each outstanding share of common stock of the Company is expected to be converted into approximately
16.995 shares of AmeriSource common stock. The merger is subject to shareholder and certain regulatory approvals and is expected to close in July 1999. The merger will be accounted for as a pooling of interests. In the event the merger agreement is terminated because shareholder approval of the merger agreement is not obtained on or before August 31, 1999 and C.D. Smith enters into a business combination within twelve months after termination, C.D. Smith is required to pay a termination fee of $8.5 million to AmeriSource.

Year 2000 Compliance

   C.D. Smith, its vendors and customers use software and related technologies throughout their businesses that will be affected by the Year 2000 problem, which is common to most businesses, and concerns the inability of information systems, primarily computer software programs, to properly recognize and process date-sensitive information as the year 2000 approaches. This inability could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   Management has developed and has largely completed the implementation of a plan to modify C.D. Smith's management information systems to properly recognize the Year 2000 and believes that, with the modifications to existing software completed and the near-term conversions to new software, the Year 2000 issue can be mitigated. C.D. Smith has used both internal and external resources to test and reprogram or replace the software for Year 2000 modifications. Management currently assesses that the majority of systems conversions have been made, as of March 1999, and that the remaining initiatives will be completed by the late summer of 1999. The costs to date for modification of existing software and for conversion to new software have been accounted for as operating expenses. Furthermore, this project is not expected to have a significant effect on operations through the remaining implementation steps.

   C.D. Smith has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which C.D. Smith is vulnerable to those third parties' failure to remediate their own Year 2000 issues. However, there can be no assurance that the systems of other companies will be timely converted.

   The remaining costs of the project and the date on which C.D. Smith plans to complete the Year 2000 modifications are based on management's best estimates. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties. C.D. Smith does not currently have a contingency plan if it or any of its material suppliers or customers experience failure due to the Year 2000 problem, but it expects to have a plan in place early in the third quarter of fiscal year 2000.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. C.D. Smith does not anticipate that the adoption of SFAS No. 133 will have a significant effect on the financial position or results of operations.

               COMPARATIVE RIGHTS OF C.D. SMITH SHAREHOLDERS AND
                           AMERISOURCE STOCKHOLDERS

   C.D. Smith is incorporated in Missouri, and AmeriSource is incorporated in Delaware. As a result of the merger, C.D. Smith's shareholders, whose rights are currently governed by Missouri law and C.D. Smith's articles of incorporation and bylaws, will become AmeriSource stockholders. Following the merger, their rights will be governed by Delaware law and AmeriSource's certificate of incorporation and bylaws. The material differences between the rights of C.D. Smith's shareholders and AmeriSource's shareholders result from differences in the companies' governing corporate documents and applicable state law. These differences are summarized below.

   The following summary is not intended to be complete and is qualified by reference to applicable Missouri and Delaware corporate law, C.D. Smith's articles of incorporation and bylaws and AmeriSource's certificate of incorporation and bylaws. See "Additional Information--Where You Can Find More Information" on page 69.

Authorized and Outstanding Capital Stock

   Both Missouri and Delaware law require that a corporation's governing corporate documents set forth the total number of shares of stock which the corporation has the authority to issue. The authorized capital stock of C.D. Smith consists of 90,000,000 shares of common stock, of which approximately 119,199 shares are issued and outstanding as of May 27, 1999, and 10,000,000 shares of preferred stock, of which no shares are currently outstanding.

   The authorized capital stock of AmeriSource consists of 100,000,000 shares of Class A common stock, of which approximately 48,476,288 shares were issued and outstanding as of May 27, 1999; 15,000,000 shares of Class B common stock, of which approximately 8,446 shares were issued and outstanding as of May 27, 1999; and 2,000,000 shares of Class C common stock, of which approximately 255,602 shares were issued and outstanding as of May 27, 1999. The rights of holders of AmeriSource's Class A common stock, Class B common stock and Class C common stock are substantially identical, except that holders of Class B and Class C common stock do not possess the right to vote on matters to be voted on by AmeriSource's stockholders, unless otherwise provided by law. Holders of Class B common stock may elect at any time to convert their Class B shares into Class A common stock, on a share-for-share basis. Class C common stock automatically converts into Class A common stock immediately before or upon certain public sales of Class C common stock. If the merger is approved, you will receive AmeriSource Class A common stock in exchange for your shares of C.D. Smith common stock.

   AmeriSource's certificate of incorporation does not authorize the issuance of preferred stock.

Number of Directors

   The AmeriSource bylaws provide that the Board of Directors shall have the authority to determine the number of directors constituting the Board and to fix the terms of office of the directors. Currently, AmeriSource has nine directors, each serving an annual term.

   The bylaws of C.D. Smith provide that the number of directors shall be not less than three nor more than nine as authorized by the board of directors. C.D. Smith's Board of Directors currently consists of six directors.

Classified Board of Directors

   AmeriSource does not currently have a classified board of directors. However, the Board has the authority pursuant to AmeriSource's bylaws to divide the Board into different classes with staggered terms. This could have the effect of making it more difficult for a third party to gain control of AmeriSource.

   C.D. Smith's Board of Directors is currently classified into three classes, each class serving a three-year term.

Removal of Directors

   Neither the certificate of incorporation nor the bylaws of AmeriSource prohibit or restrict the removal of directors from the AmeriSource board. Delaware law provides that directors on an unclassified board, such as the AmeriSource board, may be removed with or without cause by the vote of the holders of a majority of the shares entitled to vote.

   The articles of incorporation of C.D. Smith provide that directors may be removed for cause by the vote of a majority of the shareholders or the directors.

Stockholder Action by Written Consent

   Neither the certificate of incorporation nor the bylaws of AmeriSource limits the ability of the stockholders to act by written consent. Absent a restriction in the company's certificate of incorporation, Delaware law permits stockholder action by written consent.

   The articles of incorporation of C.D. Smith provide that the shareholders may not act by written consent.

Indemnification and Limitation of Liability

   The provisions of Missouri and Delaware law relating to a corporation's ability to indemnify its officers and directors are substantially similar. Generally, the directors and officers of both C.D. Smith and AmeriSource are indemnified for their actions to the fullest extent permitted by applicable law. AmeriSource's certificate of incorporation also expressly eliminates, to the fullest extent permitted by Delaware law, the personal liability of any AmeriSource director to AmeriSource or its shareholders for money damages for any breach by the director of his fiduciary duties to AmeriSource. C.D. Smith's articles of incorporation have a similar provision. The bylaws of AmeriSource require AmeriSource to pay the expenses that its officers and directors incur in defending a civil or criminal action against them prior to the final disposition of such action. C.D. Smith's bylaws permit, rather than require, C.D. Smith to pay such expenses prior to the final disposition of an action. However, unless C.D. Smith enters into a different agreement with the person to be indemnified, C.D. Smith must, prior to advancing any expenses, receive a written agreement from the officer or director who is to be indemnified that the officer or director will repay such amounts if the officer or director is not entitled to indemnification.

Amendment of Charters

   Amendments to AmeriSource's certificate of incorporation are governed by Delaware law. Delaware law generally provides that to amend a corporation's certificate of incorporation the corporation's board of directors must adopt a resolution setting forth the proposed amendment and declaring its advisability. The amendment then requires the affirmative vote of a majority of all outstanding shares entitled to vote to be approved.

   Amendments to C.D. Smith's articles of incorporation are governed by Missouri law. Missouri law generally provides that to amend a corporation's articles of incorporation, a majority of all outstanding shares must vote to approve the amendment. However, certain provisions in C.D. Smith's articles of incorporation may not be repealed or amended without the affirmative vote of at least 80% of all outstanding shares. Unlike Delaware law, Missouri law does not require, though it does expressly permit, the corporation's board of directors to first adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote by the shareholders.

Amendment of Bylaws

   The bylaws of AmeriSource may be altered, amended or appealed by a vote of a majority of all of the directors or by the vote of the holders of a majority of the outstanding stock entitled to vote.

   The articles of incorporation of C.D. Smith provide that the power to adopt, amend or repeal the bylaws is vested solely in the board of directors.

Notice of Stockholder Proposals and Nomination of Directors

   AmeriSource's certificate of incorporation and bylaws do not contain provisions requiring advance notice for the nomination of directors or of business to be brought before a stockholders' meeting by a stockholder.

   C.D. Smith's bylaws provide that the shareholders must notify C.D. Smith at least 150 days prior to a meeting of the shareholders of business to be brought before a shareholders' meeting. Shareholders wishing to nominate a director for election must notify C.D. Smith at least 60 days prior to the regularly scheduled date of the annual meeting.

Stockholder Inspection

   Under Delaware law, any stockholder may inspect a Delaware corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to the person's interest as a stockholder. Delaware law specifically provides that a stockholder may appoint an agent for the purpose of examining the corporation's books and records.

   The right of shareholders to inspect a Missouri corporation's stock ledger, shareholder list and other books and records is similar to that of shareholders of Delaware corporations. Unlike Delaware law, however, Missouri law does not provide specific guidance as to the extent to which a shareholder must have a "proper purpose" to examine books and records or whether a shareholder may appoint an agent to do so.

Duration of Proxies

   Under Delaware law, no proxy is valid more than three years after its date unless otherwise provided in the proxy. Under Missouri law, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy.

Dissenters' Rights

   Both Delaware and Missouri law provide dissenters' rights to all shareholders entitled to vote in merger transactions, except as explained below. Missouri law also provides these rights in a sale of assets, while Delaware law does not. Delaware law also does not provide dissenters' rights in certain stock-for-stock mergers if the dissenting shares of the corporation are traded nationally or held of record by more than 2,000 shareholders, or if the corporation is the surviving corporation and no vote of its shareholders is required, subject to certain exceptions. Dissenters' rights, also known as appraisal rights, are rights afforded to shareholders who dissent from specific transactions. The dissenting shareholders, if they comply with the procedural requirements of applicable law, are entitled to elect not to participate in the subject transaction and to receive instead the fair value of their shares in cash. See "The Merger--Dissenters' Rights" on page 34.

Anti-Takeover Statutes

   Both Delaware and Missouri law contain statutory provisions that may have anti-takeover effects.

   Business Combination Statutes. Missouri has a statute known as a "business combination statute." This statute restricts certain "business combinations" between a Missouri corporation and an "interested shareholder." For this purpose, a "business combination" means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. An "interested shareholder" means any person who owns or controls 20% or more of the outstanding shares of the corporation's voting stock. Under the statute, a Missouri corporation may not engage in a business combination with an interested shareholder other than:

  .   business combination approved by the corporation's board of directors prior to the date on which the interested shareholder became an interested shareholder;

  . a business combination approved by the holders of a majority of the outstanding voting stock not owned by the interested shareholder at a meeting called no earlier than five years after the date on which the interested shareholder became an interested shareholder; or

  . a business combination that satisfies certain detailed fairness and procedural requirements.

   In any event, unless the corporation's board of directors, on or before the date the interested shareholder acquired the corporation's stock, approved either the business combination or the interested shareholder's acquisition of stock, the corporation may not engage in any business combination with the interested shareholder for a period of five years after that date.

   A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. C.D. Smith has not done so. However, these statutes do not apply to this transaction because the C.D. Smith board of directors has approved the merger.

   Delaware also has a business combination statute, and its provisions are similar to the Missouri business combination statute. However, an "interested stockholder" under Delaware law means any person who owns or controls 15% or more, rather than 20% or more, of the outstanding shares of the corporation's voting stock. An "interested stockholder" under Delaware law also includes affiliates of the corporation who own 15% or more of the corporation's outstanding voting stock at any time within three years prior to the relevant date. Under the statute, a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years following the time the interested stockholder became an interested stockholder, unless:

  . prior to that time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by persons who are directors and also officers; or

  . at or after that time the business combination is approved by the board of directors and authorized at a shareholders' meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

   Note that the Delaware statute imposes a shorter prohibition period than the Missouri statute for business combinations with interested shareholders, namely three years instead of five. Also, because the Delaware statute does not apply if the interested stockholder obtains at least 85% of the corporation's voting stock upon consummation of the transaction resulting in the stockholder becoming an interested stockholder, a person acquiring at least 85% of the corporation's voting stock could avoid application of the Delaware statute. This would not be the case under the Missouri statute.

   As under Missouri law, a Delaware corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. AmeriSource has opted out of coverage of such statute.

   Control Share Acquisition Statutes. Missouri also has a statute known as a "control share acquisition statute." This statute provides that any person must obtain shareholder approval before acquiring any shares of stock of a publicly traded Missouri corporation, if after the acquisition he or she would have the power to exercise certain levels of voting power set forth in the statute. If the acquiring person fails to obtain shareholder approval, the acquiring person's shares lose their voting rights. The voting rights may be retained or restored only if certain disclosure requirements are met and if approved by both a majority of the outstanding voting stock and a majority of the outstanding voting stock after the exclusion of "interested shares." For this purpose, "interested shares" means all shares owned by the acquiring person, by directors of the corporation who are also its employees, and by officers of the corporation.

   A number of acquisitions are deemed not to constitute control share acquisitions for purposes of Missouri's control share acquisition statute, including mergers which otherwise satisfy Missouri law. Thus, the statute does not apply to the merger with AmeriSource. Also, a Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. C.D. Smith has not done so.

   Delaware does not have a control share acquisition statute, and therefore AmeriSource is not subject to one.

                                 LEGAL MATTERS

   Dechert Price & Rhoads, legal counsel to AmeriSource, will pass upon the validity of the AmeriSource common stock to be issued in connection with the merger. Barton J. Winokur, a partner of Dechert Price & Rhoads, is a director of AmeriSource.

   Blackwell Sanders Peper Martin LLP, legal counsel to C.D. Smith, and Dechert Price & Rhoads each will render an opinion that the description of the U.S. federal income tax consequences described under the caption "The Merger-- Federal Income Tax Consequences" is true and correct in all material respects. As a condition to the merger, Dechert Price & Rhoads and Blackwell Sanders is each required to provide its client with a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited AmeriSource's consolidated financial statements and schedules included in its Annual Report on Form 10-K for the year ended September 30, 1998, as set forth in their report contained therein, which is incorporated by reference in this proxy statement/prospectus and registration statement. AmeriSource's financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited C.D. Smith Healthcare, Inc.'s consolidated financial statements at February 28, 1999 and 1998, and for each of the three years in the period ended Febraury 28, 1999, as set forth in their report contained herein. We've included C.D. Smith Healthcare, Inc.'s financial statements in this proxy statement/prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       AMERISOURCE STOCKHOLDER PROPOSALS

   In the event that the merger is consummated, you should know that if you desire to have a proposal included in the AmeriSource proxy statement and form of proxy for the annual meeting of stockholders to be held in 2000, the proposal must be received by AmeriSource in writing on or before September 30, 1999, by certified mail, return receipt requested. The proposal must comply in all respects with applicable rules and regulations of the SEC, the laws of the State of Delaware and the bylaws of AmeriSource relating to such inclusion. With respect to a stockholder proposal that is not included in the 2000 proxy statement and form of proxy but which properly comes before the 2000 meeting, if AmeriSource does not receive notice of such proposal, by certified mail, return receipt requested, on or before December 20, 1999, then the proxy solicited by the AmeriSource board of directors for the 2000 meeting may confer discretionary authority with respect to such proposal. Stockholder proposals may be mailed to the Secretary, AmeriSource Health Corporation, 300 Chester Field Parkway, Malvern, PA 19355.

                             ADDITIONAL INFORMATION

Cautionary Statement Concerning Forward-Looking Statements

   In this document, AmeriSource and C.D. Smith each has made forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include statements concerning possible or assumed future results of operations and cost savings set forth:

  .  under "Questions and Answers About the Merger;"

  .  under "The Merger--Background of the Merger;"

  . in statements about the benefits that AmeriSource or C.D. Smith may achieve as a result of the merger, or about other effects of the merger or the future development of AmeriSource;

  . in statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," " plan," "estimate," or "continue" or similar expressions; and

  .  in other statements about matters that are not historical facts.

   Various risks and uncertainties may cause actual results to differ materially from the results that these statements express or imply. Please do not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

Where You Can Find More Information

   AmeriSource files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. AmeriSource's SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information are also available for inspection at the offices of the NYSE.

   In addition, AmeriSource filed a registration statement on Form S-4 with the SEC to register the AmeriSource common stock to be issued to C.D. Smith's shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of AmeriSource in addition to being a proxy statement of C.D. Smith for its special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows AmeriSource to "incorporate by reference" the information that AmeriSource files with the SEC. This means that AmeriSource can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except if it is superseded by information in this proxy statement/prospectus or by later information that AmeriSource files with the SEC. Information that is filed with the SEC after the date of this proxy statement/prospectus will automatically update and supersede the information contained or incorporated by reference in this proxy statement/prospectus.

   The documents listed below are incorporated by reference in this proxy statement/prospectus. In addition, any future filings AmeriSource may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before the date of the special meeting, are incorporated by reference in this proxy statement/prospectus. The following documents contain important information about AmeriSource and its financial condition.

  . AmeriSource's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, filed with the SEC on December 23, 1998 (SEC File No. 000-20485);

  . AmeriSource's Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 1998, filed with the SEC on February 12, 1999 (SEC File No. 000-20485);

  . AmeriSource's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 1999, filed with the SEC on May 17, 1999 (SEC File No. 000-20485); and

  . the description of AmeriSource's common stock contained in the Company's Registration Statement on Form 8-A, filed May 14, 1996 (SEC File No. 000-20485), which incorporates by reference the section entitled "Description of Capital Stock" in the Company's Registration Statement on Form S-2 (SEC File No. 33-57513), filed March 8, 1995, and including any amendment or report filed for the purpose of updating such description.

   You may request a copy of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference, at no cost, by writing or telephoning AmeriSource at:

                               AmeriSource Health Corporation
                               300 Chester Field Parkway
                               Malvern, PA 19355
                               610-296-4480
                               Attention: General Counsel

   When you are deciding whether to purchase the shares being offered by this proxy statement/prospectus, you should rely only on the information incorporated by reference or provided in this proxy statement/prospectus or any supplement. AmeriSource has not authorized anyone else to provide you with different information. This proxy statement/prospectus is not an offer to sell shares of common stock in any state where such an offer is not permitted. You should not assume that the information in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

                                                                           Page
                                                                           ----
Report of Independent Auditors...........................................  F-2
Consolidated Balance Sheets at February 28, 1999 and 1998................  F-3
Consolidated Statements of Operations for the Fiscal Years ended February
 28, 1999, 1998 and 1997.................................................  F-4
Consolidated Statements of Shareholders' Equity (Deficit) for the Fiscal
 Years ended February 28, 1999, 1998 and 1997............................  F-5
Consolidated Statements of Cash Flows for the Fiscal Years ended February
 28, 1999, 1998 and 1997.................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
 C.D. Smith Healthcare, Inc.

   We have audited the accompanying consolidated balance sheets of C.D. Smith Healthcare, Inc. and subsidiaries (the Company) as of February 28, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of C.D. Smith Healthcare, Inc. and subsidiaries at February 28, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 1999, in conformity with generally accepted accounting principles.

Kansas City, Missouri
April 23, 1999

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            February 28
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
Assets (Note 5)
Current assets:
  Cash.............................................  $     85,948  $     42,243
  Trade accounts and notes receivable, less
   allowance for doubtful receivables of $1,225,524
   in 1999 and $650,384 in 1998....................    58,079,674    56,059,092
  Other receivables................................       117,607        49,656
  Merchandise inventory............................    82,961,088    73,671,570
  Refundable income taxes..........................       491,259       542,762
  Prepaid expenses.................................       289,709       380,307
                                                     ------------  ------------
Total current assets...............................   142,025,285   130,745,630
Property and equipment, net (Note 3)...............     7,518,192     6,723,476
Other assets:
  Intangible assets, net of accumulated
   amortization of $1,855,886 in 1999 and $545,845
   in 1998 (Notes 2 and 4).........................    25,580,386    26,678,427
  Deferred income taxes (Note 8)...................           --        786,000
  Other............................................       334,563       393,867
                                                     ------------  ------------
Total assets.......................................  $175,458,426  $165,327,400
                                                     ============  ============
Liabilities and shareholders' equity (deficit)
Current liabilities:
  Accounts payable.................................  $ 67,443,646  $ 70,798,129
  Accrued expenses.................................     4,190,933     2,708,626
  Deferred income taxes (Note 8)...................       402,000     2,380,000
  Current portion of long-term debt (Note 5).......       445,072       445,072
  Current portion of subordinated note payable
   (Note 6)........................................     1,803,044           --
                                                     ------------  ------------
Total current liabilities..........................    74,284,695    76,331,827
Deferred income taxes (Note 8).....................       588,000           --
Line of credit (Note 5)............................    78,663,288    67,388,507
Long-term debt, less current portion (Note 5)......     1,925,960     2,371,036
Subordinated note payable, less current portion
 (Note 6)..........................................     8,448,460     9,663,026
Common stock put warrants (Note 7).................    12,218,000     2,569,000
Shareholders' equity (deficit) (Notes 5, 9 and 11):
  Preferred stock, 10,000,000 shares authorized,
   none outstanding
  Common stock, $.01 par value, 90,000,000 shares
   authorized,
   200,000 shares issued...........................         2,000         2,000
  Additional paid-in capital.......................       198,000       198,000
  Retained earnings................................       635,603     8,353,444
  Treasury stock, at cost, 84,530 shares in 1999
   and 84,230 shares in 1998.......................    (1,234,543)   (1,133,331)
                                                     ------------  ------------
                                                         (398,940)    7,420,113
Less note receivable from ESOP (Note 9)............      (271,037)     (416,109)
                                                     ------------  ------------
                                                         (669,977)    7,004,004
                                                     ------------  ------------
Total liabilities and shareholders' equity
 (deficit).........................................  $175,458,426  $165,327,400
                                                     ============  ============

                            See accompanying notes.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year ended February 28
                                       ----------------------------------------
                                           1999          1998          1997
                                       ------------  ------------  ------------
Net sales excluding sales to customer
 warehouses..........................  $794,546,872  $532,409,730  $301,523,181
Bulk deliveries to customer
 warehouses..........................    31,939,444    11,680,485           --
                                       ------------  ------------  ------------
Total net sales......................   826,486,316   544,090,215   301,523,181
Cost of goods sold excluding sales to
 customer warehouses.................   754,029,280   504,987,284   286,784,687
Cost of goods sold-bulk deliveries to
 customer warehouses.................    31,939,444    11,680,485           --
                                       ------------  ------------  ------------
Total cost of goods sold.............   785,968,724   516,667,769   286,784,687
                                       ------------  ------------  ------------
Gross profit.........................    40,517,592    27,422,446    14,738,494
Operating expenses:
  Selling, general and
   administrative....................    26,733,395    15,878,659     9,985,350
  Depreciation and amortization......     2,089,502     1,048,178       279,280
                                       ------------  ------------  ------------
                                         28,822,897    16,926,837    10,264,630
                                       ------------  ------------  ------------
Operating income.....................    11,694,695    10,495,609     4,473,864
Other income (expense):
  Interest income....................       376,196       238,352       142,385
  Interest expense on credit
   facilities........................    (6,417,083)   (3,834,459)   (1,571,214)
  Interest expense on subordinated
   debt (Note 6).....................    (2,048,478)     (812,026)          --
  Adjustment of common stock put
   warrants to fair value (Note 7)...    (9,649,000)          --            --
  Other, net.........................       (43,482)       51,101       (15,842)
                                       ------------  ------------  ------------
                                        (17,781,847)   (4,357,032)   (1,444,671)
                                       ------------  ------------  ------------
Income (loss) before income taxes....    (6,087,152)    6,138,577     3,029,193
Income tax provision (Note 8)........     1,630,689     2,266,864     1,099,190
                                       ------------  ------------  ------------
Net income (loss)....................  $ (7,717,841) $  3,871,713  $  1,930,003
                                       ============  ============  ============
Net income (loss) per share (Note 1):
  Basic..............................  $     (66.71) $      33.11  $      14.69
                                       ============  ============  ============
  Diluted............................  $     (66.71) $      28.58  $      14.32
                                       ============  ============  ============

                            See accompanying notes.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                         Note
                                 Additional                           Receivable
                          Common  Paid-In    Retained     Treasury       from
                          Stock   Capital    Earnings       Stock        ESOP        Total
                          ------ ---------- -----------  -----------  ----------  -----------
Balances at February 29,
 1996...................  $2,000  $198,000  $ 2,551,728  $  (161,400) $(706,253)  $ 1,884,075
  Net income............     --        --     1,930,003          --         --      1,930,003
  Collections on note
   receivable...........     --        --           --           --     145,072       145,072
  Purchase of treasury
   stock................     --        --           --      (791,795)       --       (791,795)
                          ------  --------  -----------  -----------  ---------   -----------
Balances at February 28,
 1997...................   2,000   198,000    4,481,731     (953,195)  (561,181)    3,167,355
  Net income............     --        --     3,871,713          --         --      3,871,713
  Collections on note
   receivable...........     --        --           --           --     145,072       145,072
  Purchase of treasury
   stock................     --        --           --      (180,136)       --       (180,136)
                          ------  --------  -----------  -----------  ---------   -----------
Balances at February 28,
 1998...................   2,000   198,000    8,353,444   (1,133,331)  (416,109)    7,004,004
  Net loss..............     --        --    (7,717,841)         --         --     (7,717,841)
  Collections on note
   receivable...........     --        --           --           --     145,072       145,072
  Purchase of treasury
   stock................     --        --           --      (101,212)       --       (101,212)
                          ------  --------  -----------  -----------  ---------   -----------
Balances at February 28,
 1999...................  $2,000  $198,000  $   635,603  $(1,234,543) $(271,037)  $  (669,977)
                          ======  ========  ===========  ===========  =========   ===========


                            See accompanying notes.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year ended February 28
                                      ----------------------------------------
                                          1999          1998          1997
                                      ------------  ------------  ------------
Operating activities
Net income (loss)...................  $ (7,717,841) $  3,871,713  $  1,930,003
Adjustments to reconcile net income
 (loss) to net cash provided by
 (used in) operating activities:
 Depreciation.......................     1,148,957       653,478       279,280
 Amortization.......................     1,687,866       781,241           --
 Adjustment of common stock put
  warrants to fair value............     9,649,000           --            --
 Net (gain) loss on sale of property
  and equipment.....................        52,160        (7,775)          --
 Provision for doubtful accounts....       761,413       200,825       222,900
 Deferred income taxes..............      (604,000)      (44,496)      243,000
 Changes in operating assets and
  liabilities, net of the effects of
  the General Drug Acquisition:
 Trade accounts and notes
  receivable........................    (2,781,995)   (5,277,838)   (4,856,823)
 Other receivables..................      (67,951)        14,813        37,458
 Refundable income taxes............        51,503       808,531           --
 Merchandise inventory..............    (9,289,518)   (1,984,843)  (10,110,601)
 Prepaid expenses...................        90,598        34,642        71,233
 Other..............................        57,957         5,598        62,545
 Accounts payable...................    (3,354,483)   13,675,995     7,908,922
 Accrued expenses...................     1,482,307    (4,810,404)      245,963
 Income taxes payable...............           --       (334,035)      258,402
                                      ------------  ------------  ------------
Net cash provided by (used in)
 operating activities...............    (8,834,027)    7,587,445    (3,707,718)

Investing activities
Purchases of property and
 equipment..........................    (2,085,733)     (819,275)   (1,109,324)
Proceeds from sale of property and
 equipment..........................        89,900        56,875        12,500
Collections on note receivable from
 ESOP...............................       145,072       145,072       145,072
Net cash paid in the General Drug
 Acquisition, including transaction
 costs..............................           --    (29,097,392)          --
                                      ------------  ------------  ------------
Net cash used in investing
 activities.........................    (1,850,761)  (29,714,720)     (951,752)

Financing activities
Borrowings on line of credit........   862,983,820   563,371,726   303,354,114
Principal payments on line of
 credit.............................  (851,709,039) (551,639,405) (298,517,612)
Proceeds from issuance of long-term
 debt...............................           --      1,859,996       800,000
Principal payments on long-term
 debt...............................      (445,076)   (1,603,389)     (271,440)
Proceeds from issuance of
 subordinated note payable with
 common stock put warrants..........           --     12,000,000           --
Payments of debt issuance costs.....           --     (1,656,711)          --
Purchases of treasury stock.........      (101,212)     (180,136)     (791,795)
                                      ------------  ------------  ------------
Net cash provided by financing
 activities.........................    10,728,493    22,152,081     4,573,267
                                      ------------  ------------  ------------
Increase (decrease) in cash.........        43,705        24,806       (86,203)
Cash at beginning of year...........        42,243        17,437       103,640
                                      ------------  ------------  ------------
Cash at end of year.................  $     85,948  $     42,243  $     17,437
                                      ============  ============  ============
Supplemental disclosures of cash
 flow information
Cash paid during the year for:
 Interest...........................  $  7,115,120  $  4,025,577  $  1,523,760
 Income taxes.......................     2,514,016     1,814,000       597,788
Cash received during the year for:
 Income tax refund..................  $    330,830  $        --   $        --

                            See accompanying notes.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 28, 1999

1. Significant Accounting Policies

Description of Business

   C.D. Smith Healthcare, Inc. (C.D. Smith), a Missouri corporation, and its subsidiaries (collectively referred to as the Company) are regional full-line, full-service wholesale distributors of pharmaceuticals and related products. The Company's customers consist primarily of independent pharmacies, health care institutions and regional and national chain pharmacies located in its core territories of the midwestern United States and New England.

Principles of Consolidation

   The consolidated financial statements include the accounts of C.D. Smith and its wholly owned subsidiaries, C.D.S. Transportation, Inc. and G.D. Holdings of Delaware, Inc., (Holdings). Holdings owns 100% of the common stock of General Drug Company and its wholly owned subsidiaries, James Brudnick Company, Inc. and SBS Pharmaceuticals, Inc. (collectively referred to as the General Drug Companies). All significant intercompany balances and transactions have been eliminated upon consolidation. As discussed in Note 2, the General Drug Companies were acquired in October 1997 (the General Drug Acquisition) in connection with the acquisition of Gimbel Investor Group, L.P. (Gimbel).

Revenue Recognition

   The Company recognizes sales when products are shipped. The Company, at its discretion, accepts and grants credit for the return of certain unused or expiring products, less any applicable restocking charges. Expiring products are generally returned to the Company's vendors for credit. Sales returns and allowances are recognized in the period in which the related sales are recorded. The Company also acts as an intermediary in the bulk shipment of pharmaceuticals from manufacturers to customers' warehouses.

Inventories

   Inventories are stated at the lower of cost, which approximates the first-in, first-out (FIFO) method, or market. The Company has the right to return all potentially impaired or expiring products to suppliers for full credit and therefore, generally does not incur any losses as a result of obsolete, slow-moving or impaired inventories.

Property and Equipment

   Property and equipment are stated on the basis of cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. Generally, the estimated useful lives are five to forty years for buildings and improvements, five to fifteen years for machinery and equipment, five years for vehicles, and three to seven years for office equipment.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

Other Receivables

   Other receivables consist principally of rebates receivable from manufacturers, which are recognized when earned.

Intangible Assets

   Goodwill and customer lists, resulting from the General Drug Acquisition, are being amortized over their estimated lives of 40 years and 20 years, respectively, using the straight-line method. Debt issuance costs that were incurred in obtaining financing for the General Drug Acquisition (see Note 2) are being amortized to interest expense over the term of the debt instruments, which range from three to seven years.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes, whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Credit Concentrations

   The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Credit losses are provided for in the Company's consolidated financial statements and consistently have been within management's expectations.

Financial Instruments

   The carrying value of the Company's financial instruments, including cash, trade accounts and notes receivable, accounts payable and long-term debt, as reported in the accompanying consolidated balance sheets, approximates fair value.

Cash

   The Company maintains both a lockbox account for cash received from customers and a controlled disbursement checking account. Cash received from customers in the lockbox account must be used to reduce borrowings on the revolving line of credit (see Note 5). At February 28, 1999

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES and 1998, cash received from customers in the lockbox account of $6,306,231 and $6,012,976, respectively, has been recorded as a reduction in the balance of the revolving line of credit in the accompanying consolidated balance sheets. The controlled disbursement account allows for daily advances from the revolving line of credit in amounts sufficient to cover checks presented for payment at the bank each day. The amount of checks issued but not presented at the bank, totaling $11,059,531 and $13,492,420 at February 28, 1999 and 1998,
respectively, has been included in the balance of accounts payable in the accompanying consolidated balance sheets.

Employee Stock Ownership Plan

   The Company has elected to follow Statement of Position (SOP) 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans," issued by the American Institute of Certified Public Accountants (AICPA). The amount contributed or committed to be contributed to the C.D. Smith Healthcare, Inc. Employee Stock Ownership Plan (ESOP) with respect to a given year is charged to expense. The compensation and interest elements of the contribution are separately reported. See Note 9.

Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options because, as discussed in Note 11, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, compensation expense is recorded over the related vesting period when the exercise price is less than the estimated fair value of the stock at the date of grant. The Company has established the exercise prices of options granted at fair value, as determined by the Board of Directors, giving consideration to the valuation of the Company's common stock completed by an independent appraiser within the year in which the stock options were granted. In accordance with APB No. 25, the Company has recorded no compensation expense related to options granted. See Note 11.

Earnings Per Share

   In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share." SFAS No 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earning per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to SFAS No. 128 requirements.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

   The following table sets forth the computation of basic and diluted earnings per share in accordance with SFAS No. 128:

                                                 Year ended February 28
                                            ----------------------------------
                                               1999         1998       1997
                                            -----------  ---------- ----------
   Numerator (basic and diluted):
   Net income (loss)....................... $(7,717,841) $3,871,713 $1,930,003
                                            ===========  ========== ==========
   Denominator:
    Denominator for basic earnings per
     share--weighted average shares
     outstanding...........................     115,691     116,931    131,365
   Effect of dilutive securities:
    Stock options..........................         --        8,611      3,385
    Warrants...............................         --        9,907        --
                                            -----------  ---------- ----------
   Dilutive potential common shares........         --       18,518      3,385
                                            -----------  ---------- ----------
   Denominator for diluted earnings per
    share..................................     115,691     135,449    134,750
                                            ===========  ========== ==========
   Net income (loss) per share--basic...... $    (66.71) $    33.11 $    14.69
                                            ===========  ========== ==========
   Net income (loss) per share--diluted.... $    (66.71) $    28.58 $    14.32
                                            ===========  ========== ==========

   All shares held by the ESOP are considered outstanding for purposes of computing earnings per share.

   The effects of outstanding stock options and warrants for the year ended February 28, 1999 are antidilutive and therefore are excluded.

Reclassifications

   Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform to the 1999 presentation.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Company does not anticipate that the adoption of SFAS No. 133 will have a significant effect on its financial position or results of operations.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

2. The General Drug Acquisition

   Effective October 3, 1997, C.D. Smith consummated the General Drug Acquisition, purchasing all outstanding partnership interests in Gimbel, which owns 100% of the outstanding stock of Holdings, the parent company of the General Drug Companies, for $28 million in cash. The transaction was accounted for using the purchase method. The purchase price was allocated to net assets acquired on the basis of their estimated fair values. Inventories of the General Drug Companies, previously accounted for using the last-in, first-out method, were valued at replacement cost and deferred taxes were recorded for the resulting difference from the tax basis of such inventories. In addition, the recorded amounts of goodwill were written off. The excess of the purchase price, including approximately $1.1 million of transaction costs, over the fair market value of the net assets acquired amounted to $25,779,561, of which $12,000,000 has been allocated to customer lists and $13,779,561 has been allocated to goodwill. All operations acquired from Gimbel are conducted within the General Drug Companies. Gimbel and Holdings had no material assets or liabilities aside from those related to their investment in the General Drug Companies. The General Drug Companies' results of operations have been included in the consolidated results of operations since the date of acquisition.

   The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the General Drug Companies as if the General Drug Acquisition had occurred at the beginning of the fiscal year ended February 28, 1997. Pro forma adjustments principally give effect to amortization of goodwill and customer lists, interest expense on debt issued to fund the acquisition and the exclusion of certain compensation expenses contractually required as a result of the General Drug Acquisition and related income tax effects. The unaudited pro forma information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations had this acquisition been completed as of these dates or which may occur in the future.

                                                  Fiscal Year Ended February 28
                                                  -----------------------------
                                                       1998           1997
                                                  -------------- --------------
     Net sales................................... $  762,259,269 $  693,209,531
     Gross profit................................     39,928,433     37,420,424
     Operating income............................     12,457,513     11,577,999
     Net income..................................      2,439,310      2,282,557
     Net income per share -- diluted.............          18.01          16.94

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

3. Property and Equipment

   Property and equipment at February 28, 1999 and 1998 consists of the following:

                                                          1999         1998
                                                       -----------  -----------
   Land............................................... $   273,500  $   273,500
   Building and improvements..........................   4,866,248    3,736,708
   Machinery and equipment............................   1,363,705    1,398,209
   Vehicles...........................................     321,932      326,102
   Office equipment...................................   2,914,614    2,485,602
                                                       -----------  -----------
                                                         9,739,999    8,220,121
   Less accumulated depreciation......................  (2,221,807)  (1,496,645)
                                                       -----------  -----------
                                                       $ 7,518,192  $ 6,723,476
                                                       ===========  ===========

4. Intangible Assets

   Intangible assets at February 28, 1999 and 1998 consists of the following:

                                                          1999         1998
                                                       -----------  -----------
   Goodwill........................................... $13,779,561  $13,567,561
   Customer lists.....................................  12,000,000   12,000,000
   Debt issuance costs................................   1,656,711    1,656,711
                                                       -----------  -----------
                                                        27,436,272   27,224,272
   Less accumulated amortization......................  (1,855,886)    (545,845)
                                                       -----------  -----------
                                                       $25,580,386  $26,678,427
                                                       ===========  ===========

5. Line of Credit and Long-Term Debt

   With the General Drug Acquisition, the Company refinanced its senior credit facility with a group of lending institutions providing for a revolving line of credit and certain term notes. All existing debt of the General Drug Companies was refinanced through the new credit facility. Under the terms of the new facility, which expires in October 2000, the Company may borrow up to approximately $90 million ($100 million at February 28, 1999 due to an additional seasonal advance of $10 million expiring on February 28, 1999) in addition to the amounts outstanding under the term notes described below, based on eligible inventory and accounts receivable balances (the borrowing base). At February 28, 1999 and 1998, the borrowing base amounted to approximately $104 million and $102 million, respectively. The Company must pay an aggregate commitment fee of 0.2% per annum on the unused balance of the credit facility plus an agency fee of $10,000 per month. At February 28, 1999 and 1998, availability under the revolving line of credit was $15,030,481 and $16,582,069, respectively, excluding the effects of lockbox receipts included in outstanding line-of-credit borrowings, as discussed in Note 1. Generally, advances bear interest at the lender's prime rate (7.75% and 8.5% at February 28, 1999 and 1998, respectively) payable monthly. The Company has an option to pay interest on a specified amount of not less than $1 million at the London Interbank Offered Rate (LIBOR) plus 1.75% if LIBOR loans are purchased. Such interest periods are of a 30-,

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

60-, or 90-day duration. The line of credit borrowings, amounting to $78,663,288 and $67,388,507 at February 28, 1999 and 1998, respectively, and bearing interest at a weighted-average LIBOR-based rate of 7.04% and 7.75% at February 28, 1999 and 1998, respectively, are collateralized by substantially all assets of the Company and its subsidiaries. Beginning in October 2000, the senior credit facility can be renewed for one-year terms upon mutual consent.

   The agreement governing the senior credit facility contains several covenants which, among other things, restrict capital expenditures and dividend payments and require the Company to maintain certain specified levels of net worth, interest and debt service coverage and minimum levels of stock ownership by the ESOP and the Chief Executive Officer of C.D. Smith. This agreement also limits cash dividends, loans or cash transfers from the General Drug Companies to C.D. Smith, other than purchases and sales between the companies in the normal course of business. The restricted net assets of the General Drug companies were approximately $22.5 million at both February 28, 1999 and 1998.

   The Company's long-term debt at February 28, 1999 and 1998, all of which is due in October 2000 unless extended by mutual consent of the Company and the lending institutions, consists of the following:

                                                             1999       1998
                                                          ---------- ----------
   Notes payable to lending institutions under term note
    provisions of the senior credit facility described
    above, in monthly installments of $12,089, plus
    interest at .5% below the bank's prime rate,
    collateralized by 19,961 shares of common stock held
    by the ESOP.......................................... $  271,037 $  416,109
   Notes payable to lending institutions under term note
    provisions of the senior credit facility described
    above, in monthly installments of $16,667, plus
    interest at the bank's prime rate, collateralized by
    certain warehouse equipment..........................    733,328    933,332
   Notes payable to lending institutions under term note
    provisions of the senior credit facility described
    above, in monthly installments aggregating $8,333,
    plus interest at the bank's prime rate,
    collateralized by certain real estate................  1,366,667  1,466,667
                                                          ---------- ----------
                                                           2,371,032  2,816,108
   Less current portion..................................    445,072    445,072
                                                          ---------- ----------
                                                          $1,925,960 $2,371,036
                                                          ========== ==========

   The prime rate of the lending institutions providing the term debt discussed above was 7.75% and 8.5% at February 28, 1999 and 1998, respectively.

   Principal maturities of long-term debt, other than borrowings under the line of credit which expires in October 2000, for each of the next two years are as follows:

   Year ending                                                          Amount
   -----------                                                        ----------
   February 29, 2000................................................. $  445,072
   February 28, 2001.................................................  1,925,960

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

6. Subordinated Note Payable

   In conjunction with the General Drug Acquisition, C.D. Smith issued a subordinated note payable due October 3, 2004 in the principal amount of $12 million with detachable stock warrants (see Note 7) to an investment group. Interest at 12% per annum is payable quarterly. Principal installments are due and payable 90 days after the end of each fiscal year, commencing with the fiscal year ending February 28, 1999, in an amount equal to 30% of "Excess Cash Flow" as defined below subject to certain conditions. "Excess Cash Flow" is generally defined in the related agreement as consolidated earnings before interest expense, income taxes, depreciation and amortization (EBITDA) minus current tax liabilities, interest paid, principal payments and capital expenditures. The principal installment due during the year ended February 29, 2000 pursuant to these provisions is $1,803,044. The estimated fair value of the warrants at October 3, 1997, amounting to $2,569,000, was recorded as a discount on the subordinated debt. The discount is being amortized to interest expense over the seven-year term using the interest method resulting in an effective interest rate of 17.9% on the subordinated debt. The amount of unamortized discount at February 28, 1999 and 1998 is $1,748,496 and $2,336,974, respectively.

   The subordinated note agreement contains several covenants which are similar to the covenants associated with the Company's senior credit facility (see Note
5).

7. Common Stock Put Warrants

   The detachable common stock warrants to purchase 24,436 shares of common stock of the Company discussed in Note 6 are subject to certain antidilution and other adjustments, as defined in the related agreement. The warrants are exercisable on October 3, 2002, or earlier if certain events occur as defined in the agreement, at a price of $0.02 per share. After the fifth anniversary of the closing of the General Drug Acquisition, the holders have an option to put the warrants to the Company at a price based on a multiple of EBITDA less indebtedness and certain other amounts as defined in the agreement. Once the warrants have been put to the Company, the put price is payable no earlier than 90 days but no later than 100 days of the put date. Additionally, after the sixth anniversary of the closing, the Company has the option to exercise a call right to purchase from the holders all or any portion of such warrant securities, and the holders are obligated to sell at a price determined in a similar manner to that of the put option. The fair value of these put warrants, amounting to $12,218,000 at February 28, 1999, is presented in accordance with Emerging Issues Task Force (EITF) Issue 96-13 as a liability in the accompanying consolidated balance sheet due to the holder's option to require settlement in cash. The Company recorded $9,649,000 of expense during the year ended February 28, 1999 to adjust the common stock put warrants to their estimated fair value based on the implied value of the Company in the transaction discussed in Note 13.

8. Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                 C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES purposes. The Company files its consolidated income tax return using a September 30 year end. However, for purposes of computing deferred taxes in the accompanying consolidated financial statements, the tax bases of assets and liabilities are determined as if the Company were filing a tax return as of the balance sheet dates.

   The Company's effective tax rate differed from the statutory federal income tax rate as follows:

                                                   Year ended February 28
                                                  ---------------------------
                                                    1999      1998     1997
                                                  --------   -------  -------
   Federal income tax statutory rate.............    (34.0)%    34.0%    34.0%
   State income taxes, net of federal tax
    benefit......................................      1.1       2.5      2.0
   Nondeductible amortization expense............      5.2       1.0      --
   Put warrant fair value adjustment.............     53.8       --       --
   Other, net....................................       .7       (.6)     0.3
                                                  --------   -------  -------
                                                      26.8%     36.9%    36.3%
                                                  ========   =======  =======

   Significant components of the Company's deferred tax assets and liabilities as of February 28, 1999 and 1998 are as follows:

                                                         1999         1998
                                                      -----------  -----------
   Deferred tax assets:
     Allowance for doubtful receivables.............. $   283,000  $   241,000
     Uniform capitalization costs....................      96,000       95,000
     Tax basis of noncompete asset...................   1,277,000    1,677,000
     Vacation accrual................................     114,000      129,000
                                                      -----------  -----------
   Total deferred tax assets.........................   1,770,000    2,142,000
   Deferred tax liabilities:
     Inventory.......................................  (2,277,000)  (3,259,000)
     Depreciation....................................    (483,000)    (477,000)
                                                      -----------  -----------
   Total deferred tax liabilities....................  (2,760,000)  (3,736,000)
                                                      -----------  -----------
   Net deferred tax liability........................ $  (990,000) $(1,594,000)
                                                      ===========  ===========

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

   The income tax provision (benefit) for February 28, 1999, 1998 and 1997 consists of the following:

                                                 Current   Deferred     Total
                                                ---------- ---------  ----------
   1999
     Federal................................... $1,992,409 $(460,448) $1,531,961
     State.....................................    242,280  (143,552)     98,728
                                                ---------- ---------  ----------
                                                $2,234,689 $(604,000) $1,630,689
                                                ========== =========  ==========
   1998
     Federal................................... $2,068,965 $ (38,692) $2,030,273
     State.....................................    242,395    (5,804)    236,591
                                                ---------- ---------  ----------
                                                $2,311,360 $ (44,496) $2,266,864
                                                ========== =========  ==========
   1997
     Federal................................... $  781,154 $ 224,816  $1,005,970
     State.....................................     75,036    18,184      93,220
                                                ---------- ---------  ----------
                                                $  856,190 $ 243,000  $1,099,190
                                                ========== =========  ==========

9. Employee Benefit Plans

 Employee Stock Ownership Plan

   The Company has an ESOP covering substantially all employees with over one year of service who are not associated with a collective bargaining unit. Under the ESOP, the Company initially obtained a term loan from an outside bank in 1991 (see Note 5) and disbursed the proceeds to the ESOP in exchange for a note receivable for purposes of acquiring shares from the original shareholders. Shares held as collateral under the term loan are released each year in the proportion of principal and interest paid in the current year to the principal and interest remaining to be paid over the life of the loan. The Company is obligated to make annual contributions sufficient to enable the ESOP to repay the loan with interest at .5% below the prime rate. The ESOP currently owns 109,470 shares of stock in the Company, of which 89,509 are allocated at February 28, 1999. ESOP contributions totaling $145,072 for each of the three years in the period ended February 28, 1999 were expensed.

   The estimated repurchase obligation for allocated shares which are vested at February 28, 1999, 1998 and 1997 was approximately $27.4 million, $6.2 million and $1.1 million, respectively. The loan and receivable are recorded in the Company's consolidated balance sheets as long-term debt and a reduction in shareholders' equity, respectively.

 Defined Contribution Plan

   The Company maintains a defined contribution 401(k) plan which covers substantially all C.D. Smith employees with at least one year of service and, effective January 1, 1998, substantially all nonunion employees of General Drug Company with at least one year of prior service. Under the

                 C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES plan, employees may elect to contribute a percentage of their annual salary subject to Internal Revenue Code (IRC) maximum limitations. The plan provides for employer matching and discretionary contributions, the amounts of which are to be determined annually by the Board of Directors. During the 1998 plan year, the Company matched 50% of employee contributions up to 4% of qualified compensation.

   James Brudnick Company, Inc. maintained a defined contribution plan which covered substantially all employees with at least six months of service. The plan provided for employer discretionary contributions, the amounts of which were determined annually by the Company's Board of Directors. Effective July 1, 1998, the company changed coverage to the Company's defined contribution 401(k) plan, as described in the above paragraph.

   Contribution expense, representing employer contributions under the above plans, was $67,255, $96,830 and $13,666 for the years ended February 28, 1999, 1998 and 1997, respectively.

 Multiemployer Plans

   The Company also participates in two multiemployer, union administered, pension plans that principally cover warehouse workers and drivers at the General Drug Companies. The Company recognizes as an expense the required contributions for these plans, which were $48,382 and $25,940 for the years ended February 28, 1999 and 1998, respectively.

10. Leases

   The Company has entered into noncancelable operating leases for certain facilities, computer equipment and vehicles.

   Future minimum rental payments under these noncancelable operating leases are as follows:

   Year ending
   February 28                                                          Amount
   -----------                                                        ----------
   2000.............................................................. $  850,541
   2001..............................................................    594,560
   2002..............................................................    316,509
   2003..............................................................    223,363
   2004..............................................................    138,061
                                                                      ----------
     Total........................................................... $2,123,034
                                                                      ==========

   Total rent expense for the years ended February 28, 1999, 1998 and 1997 was $816,225, $417,767 and $285,129, respectively. An option exists for James Brudnick Company, Inc. to renew their facility lease at the end of the term for an additional five years.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

11. Stock Options

   The Company has established the C.D. Smith Drug Company 1996 Equity Compensation Plan pursuant to which options to purchase up to 2,000,000 shares of common stock may be granted to employees at prices which approximate the fair value of the shares on the dates of grant. The terms and vesting provisions of these options are determined by the Board of Directors and may vary by optionee; however, no term may be longer than 10 years from the date of grant. A summary of outstanding stock options is as follows:

                                                                       Weighted-
                                                                        Average
                                                              Number   Exercise
                                                             of Shares   Price
                                                             --------- ---------
   Outstanding at February 28, 1996.........................     --     $   --
     Granted................................................  15,500      22.40
     Forfeited..............................................     --         --
     Expired................................................     --         --
                                                              ------
   Outstanding at February 28, 1997.........................  15,500      22.40
     Granted................................................   5,500     105.90
     Forfeited..............................................     --         --
     Expired................................................     --         --
                                                              ------
   Outstanding at February 28, 1998.........................  21,000      44.27
     Granted................................................   1,550     337.50
     Forfeited..............................................   2,500     105.90
     Expired................................................     900     337.50
                                                              ------
   Outstanding at February 28, 1999.........................  19,150    $ 46.18
                                                              ======

   The following table summarizes information about stock options outstanding at February 28, 1999:

                                                                               Weighted-Average
      Exercise                      Number                                        Remaining
       Price                      of Options                                   Contractual Life
      --------                    ----------                                   ----------------
      $ 22.40                       15,500                                           7.42
       105.90                        3,000                                           8.58
       337.50                          650                                           9.85

   No options were exercised during the years ended February 28, 1999, 1998 and 1997. All options become exercisable immediately upon the date of grant. The weighted-average fair values of options granted during the years ended February 28, 1999, 1998 and 1997, determined in accordance with SFAS No. 123, equaled $14.65, $29.38 and $6.12, respectively.

   The fair values of options granted were estimated at the date of grant using the Minimum Value Option Pricing Model with the following weighted-average assumptions, depending on the terms of the underlying stock options, for the years ending February 28, 1999, 1998 and 1997: a risk-free interest rate ranging from 4.37% to 6.5% and a weighted-average expected life ranging from 90 days to five years. Under the Minimum Value Option Pricing Model, the volatility factor is excluded. The Company assumed a 0% dividend yield over the expected life of the options.

                  C.D. SMITH HEALTHCARE, INC. AND SUBSIDIARIES

   The Minimum Value Option Pricing Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is expensed in the year of grant as the options are vested immediately upon date of grant. For the years ended February 28, 1999, 1998 and 1997 the Company's pro forma net income (loss) was $(7,737,032), $3,768,619 and $1,871,848 respectively, pro forma net income
(loss) per share -- basic was $(66.88), $32.23 and $14.25, respectively, and pro forma net income (loss) per share -- diluted was $(66.88), $27.82 and $13.89, respectively.

12. Contingencies

   In July 1998 a subsidiary of the Company signed a three year agreement with a repackager of bottled products, providing for a minimum throughput of 9,000,000 bottles at a cost of $.69 per bottle. At the current utilization rate, the subsidiary would not meet the minimum throughput required in the agreement. The subsidiary's failure to achieve such minimum could result in significant damages.

   On August 19, 1998, Bart A. Brown, Jr., as Chapter 7 trustee for the estate of FoxMeyer Drug Company (FoxMeyer), filed a complaint in the United States District Court for the District of Delaware (Case No. 98-494) against the Company, William D. Bonds, Robert C. Farley, Anthony P. Denicola, Kenneth A. Trant, John C. Thompson and Richard Meehan. The complaint alleges that the Company usurped FoxMeyer's Kansas City sales force without paying consideration therefor and that the defendants conspired to cause, plan and implement the resignation of most of FoxMeyer's Kansas City sales representatives. For each alleged cause of action, the plaintiff is asking for actual and punitive damages in amounts to be determined at trial, but not less than $50 million in each case. The Company believes this complaint is without merit and intends to defend the matter vigorously.

13. Subsequent Event

   On April 28, 1999, the Company entered into an agreement and Plan of Reorganization with AmeriSource Health Corporation (AmeriSource), Hawk Acquisition Corp., a wholly-owned subsidiary of AmeriSource (Subsidiary) and C.D. Smith Healthcare Inc., pursuant to which the Subsidiary will be merged with and into the Company, and the Company will become a wholly-owned subsidiary of AmeriSource. Each outstanding share of common stock of the Company will be converted into 16.995 shares of AmeriSource's common stock. The merger will be accounted for as a pooling of interests.

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                        AMERISOURCE HEALTH CORPORATION,

                            HAWK ACQUISITION CORP.,

                          C.D. SMITH HEALTHCARE, INC.

                                      AND

                           A PERSON TO BE DESIGNATED

                           AS ESCROW AGENT HEREUNDER

                           Dated as of April 28, 1999

                   as amended and restated as of May 27, 1999

                               INDEX OF EXHIBITS

 Exhibit   Description
 -------   -----------
 Exhibit A Form of Voting Agreement
 Exhibit B Form of Articles of Merger
 Exhibit C Company Affiliate Agreement
 Exhibit D Form of Legal Opinion of Counsel to the Parent
 Exhibit E Form of Legal Opinion of Counsel to the Company
 Exhibit F Designated Employees, Minimum Sales Volume
 Exhibit G Form of Employment Agreement

                               TABLE OF CONTENTS

                                                                           Page
 ARTICLE I THE MERGER....................................................    1
       1.1  The Merger..................................................     1
       1.2  Effective Time..............................................     2
       1.3  Effect of the Merger........................................     2
       1.4  Articles of Incorporation; Bylaws...........................     2
       1.5  Directors and Officers......................................     2
            Effect of the Merger on the Capital Stock of the Constituent
       1.6  Corporations................................................     2
       1.7  Dissenting Shares...........................................     8
       1.8  Surrender of Certificates...................................     8
       1.9  No Further Ownership Rights in Company Capital Stock........    10
       1.10 Dissenting Shares After Payment of Fair Value...............    10
       1.11 Tax and Accounting Consequences.............................    10
       1.12 Taking of Necessary Action; Further Action..................    10
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY................   10
       2.1  Organization................................................    11
       2.2  Capitalization and Ownership; Power and Authority...........    11
       2.3  Subsidiaries................................................    11
       2.4  Qualification; Location of Business and Assets..............    11
       2.5  Authority...................................................    12
       2.6  No Violation of Laws or Agreements..........................    12
       2.7  Financial Statements........................................    12
       2.8  No Undisclosed Liabilities..................................    13
       2.9  No Changes..................................................    13
       2.10 Taxes.......................................................    15
       2.11 Inventory...................................................    17
       2.12 Accounts Receivable.........................................    17
       2.13 No Pending Litigation or Proceedings........................    17
       2.14 Contracts; Compliance.......................................    18
       2.15 Compliance With Laws........................................    18
       2.16 Consents....................................................    20
       2.17 Title.......................................................    20
       2.18 Real Estate.................................................    21
       2.19 Transactions with Related Parties...........................    22
       2.20 Condition of Assets.........................................    23
            Compensation Arrangements; Bank Accounts; Officers and
       2.21 Directors...................................................    23
       2.22 Labor Relations.............................................    23
       2.23 Products Liability..........................................    23
       2.24 Insurance...................................................    24
       2.25 Patents and Intellectual Property Rights....................    24
       2.26 Year 2000...................................................    25
            Employee Retirement Income Security Act of 1974, as amended
       2.27 ("ERISA")...................................................    25
       2.28 Questionable Payments.......................................    27
       2.29 State Takeover Statutes.....................................    27
       2.30 Disclosure..................................................    27
       2.31 Registration Statement; Proxy Statement.....................    27

                                                                           Page
 ARTICLE III REPRESENTATION AND WARRANTIES OF PARENT AND SUB..............  28
       3.1  Organization.................................................   28
       3.2  Power and Authority..........................................   28
       3.3  Authorization and Enforceability.............................   28
       3.4  Brokerage....................................................   28
       3.5  SEC Documents; Parent Financial Statements...................   28
       3.6  No Violation of Laws or Agreements...........................   28
       3.7  Disclosure...................................................   29
       3.8  Consents.....................................................   29
       3.9  Registration Statement; Joint Proxy Statement................   29
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...........................  30
       4.1  Conduct of Business of the Company...........................   30
       4.2  No Solicitation..............................................   32
 ARTICLE V ADDITIONAL AGREEMENTS..........................................  33
       5.1  Registration Statement.......................................   33
       5.2  Access to Information........................................   33
       5.3  Confidentiality..............................................   33
       5.4  Expenses.....................................................   33
       5.5  Public Disclosure............................................   33
       5.6  Consents.....................................................   33
       5.7  Reasonable Efforts...........................................   34
       5.8  Notification of Certain Matters..............................   34
       5.9  Affiliate Agreements.........................................   34
       5.10 Additional Documents and Further Assurances..................   34
       5.11 Tax-Free Reorganization......................................   35
       5.12 Pooling Accounting...........................................   35
       5.13 Company Stockholders Meeting.................................   35
       5.14 Proxy Statement; Registration Statement......................   35
       5.15 Employee Benefits............................................   36
       5.16 Transactions with Mr. Farley.................................   36
       5.17 Indemnification..............................................   36
       5.18 Reporting Obligations........................................   37
       5.19 Debt Repayment...............................................   37
 ARTICLE VI CONDITIONS TO THE MERGER......................................  37
       6.1  Conditions to Obligations of Company.........................   37
       6.2  Conditions to the Obligations of Parent and Sub..............   38
 ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..  40
       7.1  Survival of Representations and Warranties...................   40
       7.2  Escrow Arrangements..........................................   40
       7.3  Stockholder Representatives..................................   46
       7.4  Parent Indemnity.............................................   47
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...........................  47
       8.1  Termination..................................................   47
       8.2  Effect of Termination........................................   48
       8.3  Amendment....................................................   49
       8.4  Extension, Remedy............................................   49

                                                                           Page
 ARTICLE IX GENERAL PROVISIONS............................................  49
       9.1 Notices.......................................................   49
       9.2 Interpretation................................................   50
       9.3 Counterparts..................................................   50
       9.4 Entire Agreement; Assignment..................................   51
       9.5 Severability..................................................   51
       9.6 Other Remedies................................................   51
       9.7 Governing Law.................................................   51
       9.8 Rules of Construction.........................................   51
       9.9 Facsimiles....................................................   51

                                                               EXECUTION VERSION

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

   This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 28, 1999 among AmeriSource Health Corporation, a Delaware corporation ("Parent"), Hawk Acquisition Corp., a Missouri corporation and a wholly-owned subsidiary of Parent ("Sub"), C.D. Smith Healthcare, Inc., a Missouri corporation (the "Company"), and a person or entity to be designated as Escrow Agent in accordance with Article VII, as Escrow Agent as amended and restated as of May 27, 1999.

                                    RECITALS

   A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in the furtherance thereof, have approved the Merger.

   B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company and shall be converted into the right to receive shares of common stock of Parent.

   C. A portion of the shares of common stock of Parent otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent for purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of the representations, warranties and covenants of the Company contained herein.

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, each of the Principal Stockholders is entering into a Voting Agreement in the form attached hereto as Exhibit A (the "Voting Agreements").

   E. The parties intend that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) qualify for accounting treatment as a pooling of interests.

   F. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Missouri General Business and Corporation Law (the "MGBCL"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2. Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (or like instrument) substantially in the form attached hereto as Exhibit B (the "Articles of Merger") with the Secretary of State of the State of Missouri, in accordance with the applicable provisions of the MGBCL (the time of acceptance by the Secretary of State of the State of Missouri of such filing being referred to herein as the "Effective Time").

   1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4. Articles of Incorporation; Bylaws.

   (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however that
Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is C.D. Smith Healthcare, Inc."

   (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

   1.5. Directors and Officers. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of Missouri and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

   1.6. Effect of the Merger on the Capital Stock of the Constituent
Corporations.

   (a) Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

     "Aggregate Merger Consideration" means 2,690,000 shares of Parent Common Stock, subject to adjustment as contemplated by Section 7.2(b).

     "Ancillary Agreements" means any agreement required by or executed in connection with this Agreement to which the Company, any Company stockholder, or Parent is a party.

     "Company Capital Stock" shall mean shares of common stock of the Company and shares of any other capital stock of the Company, exclusive of shares of Company Capital Stock issuable upon exercise of Company Options and Company Warrants.

     "Company Options" shall mean all issued and outstanding options, and other rights to acquire or receive from the Company Capital Stock (whether or not vested), other than Company Warrants.

     "Company Warrants" shall mean all issued and outstanding warrants to acquire Company Capital Stock.

     "Company's Accountants" means Ernst & Young LLP, Kansas City, Missouri.

     "Dissenting Shares" shall have the meaning given the term on Section
  1.7.

     "Escrow Fund" means the General Escrow Fund and the Special Escrow Fund.

     "Escrow Period" means each of the General Escrow Period and the Special Escrow Period.

     "ESOP" means the C.D. Smith Healthcare, Inc. Employee Stock Ownership Plan, dated January 1, 1989, as restated on December 10, 1991, as amended on October 1, 1992, December 2, 1994, October 1, 1996 and January 1, 1998.

     "GAAP" means generally accepted United States accounting principles.

     "General Escrow Amount" means 10% of the Aggregate Merger Consideration.

     "Governmental Entity" means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government of any nation, state or other political subdivision thereof.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Lien" means (i) in respect of any asset (other than a security), any lien, charge, pledge, restriction on transfer, claim, security interest, conditional sale agreement, mortgage, security agreement, option or other encumbrance and (ii) in respect of any security, any of the foregoing (to the extent not imposed by any applicable securities laws) and, in addition, any adverse claim or restriction on voting.

     "Material Adverse Effect" means any circumstance or event which, individually or in the aggregate with any other circumstance or event is reasonably likely to be material and adverse to the business, properties, operations, earnings, prospects, condition (financial or otherwise), products, assets, results of operations or liabilities of the Company and its Subsidiaries, taken as a whole. For the purposes of this Agreement, the determination of whether a breach of a representation and warranty or covenant of this Agreement shall be deemed to give rise to a Material Adverse Effect shall be determined on a cumulative basis by adding the effect of the breach of any such representation and warranty or covenant (determined without regard to any materiality or Material Adverse Effect qualifiers) to the effect of all other breaches of representations and warranties and covenants of this Agreement (determined without regard to any materiality or Material Adverse Effect qualifiers) for each of the applicable period or periods to which each such representation, warranties or covenants relate, in all cases before applying the materiality standard set forth in the preceding sentence, and then determining whether, for any of the applicable periods, such aggregate sum exceeds the materiality standard set forth in the preceding sentence. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

     "Parent Common Stock" shall mean shares of Class A Common Stock, par value $0.01 per share, of the Parent.

     "Parent Material Adverse Effect" means any circumstance or event which, individually or in the aggregate with any other circumstance or event is reasonably likely to be material and adverse to the business, properties, operations, earnings, prospects, condition (financial or otherwise), products, assets, results of operations or liabilities of Parent and its subsidiaries, taken as a whole. For the purposes of this Agreement, the determination of whether a breach of a representation and warranty or covenant of this Agreement shall be deemed to give rise to a Material Adverse Effect shall be determined on a cumulative basis by adding the effect of the breach of any such representation and warranty or covenant (determined without regard to any materiality or Material Adverse Effect qualifiers) to the effect of all other breaches of representations and warranties and covenants of this Agreement (determined without regard to any materiality or Material Adverse Effect qualifiers) for each of the applicable period or periods to which each such representation, warranties or covenants relate, in all cases before applying the materiality standard set forth in the preceding sentence, and then determining whether, for any of the applicable periods, such aggregate sum exceeds the materiality standard set forth in the preceding sentence. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

     "Per Share Merger Consideration" means a number of shares of Parent Common Stock equal to a fraction, the numerator of which is the Aggregate Merger Consideration, and the denominator of which is the total number of shares of Company Capital Stock on a fully-diluted basis, after giving effect to the exercise, conversion or exchange of all options, warrants or other instruments convertible into or exchangeable for Company Capital Stock.

     "Principal Stockholders" means each of Churchill ESOP Capital Partners, a Minnesota Limited partnership, Robert C. Farley, Delora Jamison, and Jeanne Mathiesen, and the other persons set forth on Annex A.

     "Related Party" means, with respect to the Company or any Subsidiary, any director, officer, beneficial owner, or holder of more than 5% of the Company Capital Stock on a fully diluted basis, any family member of the foregoing, or any corporation, partnership or other entity in which the foregoing have an interest.

     "SEC" means the Securities and Exchange Commission or any successor thereto.

     "Special Escrow Amount" means a number of shares of Parent Common Stock equal to the quotient of $3,300,000 divided by the closing price of the Parent Common Stock on the

  New York Stock Exchange composite tape on the Closing Date, subject to adjustment as contemplated by Section 7.2(b).

     "Stockholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

     "Subsidiary(ies)" means any person or entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interests.

   (b) Cross Reference Table for Certain Defined Terms. The following terms are defined in this Agreement in the section set forth opposite such term below:

   Term                                                                Section
   ----                                                               ----------
   Acquisition Agreement.............................................        8.2
   Affiliate.........................................................        5.9
   Articles of Merger................................................        1.2
   Balance Sheet.....................................................        2.7
   Balance Sheet Date................................................        2.7
   Basket Amount.....................................................        7.2
   Benefit Plans.....................................................    2.27(a)
   Business Combination..............................................        8.2
   CERCLA............................................................    2.15(a)
   CERCLIS...........................................................    2.15(a)
   Closing...........................................................        1.2
   Closing Date......................................................        1.2
   Code..............................................................  Recital E
   Company...........................................................   Recitals
   Company Certificate...............................................     1.8(c)
   Company Savings Plan..............................................    5.15(a)
   Company Stockholders Meeting......................................       5.13
   Disclosure Schedule............................................... Article II
   Dissenting Shares.................................................     1.7(a)
   Effective Time....................................................        1.2
   Environmental Audits..............................................    2.15(a)
   Environmental Laws................................................    2.15(a)
   Environmental Permits.............................................    2.15(a)
   ERISA.............................................................    2.27(a)
   ERISA Affiliate...................................................   2.27 (j)
   Escrow Agent......................................................     7.2(a)
   Exchange Agent....................................................     1.8(a)
   Expiration Date...................................................        7.1
   FICA..............................................................    2.10(b)
   Former ERISA Affiliate............................................    2.27(j)
   FUTA..............................................................    2.10(b)
   General Escrow Fund...............................................     7.2(a)
   General Escrow Period.............................................     7.2(c)
   Hazardous Materials...............................................    2.15(a)
   Indemnified Parties...............................................     7.2(a)
   Intellectual Property.............................................       2.25

   Term                                                                Section
   ----                                                               ---------
   IRS...............................................................   2.10(b)
   Leased Real Property..............................................   2.18(c)
   Leases............................................................   2.18(b)
   Loss(es)..........................................................       7.2
   Manage(ment)......................................................   2.15(a)
   Merger............................................................ Recital A
   MGBCL.............................................................       1.1
   New Shares........................................................    7.2(c)
   NPL...............................................................   2.15(a)
   Officer's Certificate.............................................    7.2(d)
   Option Plan.......................................................    1.6(c)
   Owned Real Property...............................................   2.18(c)
   Parent............................................................  Recitals
   Parent Balance Sheet..............................................       3.5
   Parent Financials.................................................       3.5
   Parent's 401(k) Plan..............................................   5.15(a)
   PBGC..............................................................   2.27(h)
   Permitted Encumbrances............................................      2.17
   Prospectus........................................................      2.31
   Proxy Statement...................................................      2.31
   RCRA..............................................................   2.15(a)
   Real Properties...................................................   2.18(a)
   Recommendation....................................................      5.13
   Registration Statement............................................      2.31
   Released..........................................................   2.15(a)
   Returns...........................................................   2.10(b)
   Rule 145..........................................................       5.9
   SEC Documents.....................................................       3.5
   Securities Act....................................................      2.31
   Special Escrow Fund...............................................    7.2(b)
   Special Escrow Period.............................................    7.2(c)
   Sub...............................................................  Recitals
   Surviving Corporation.............................................       1.1
   Tax(es)...........................................................   2.10(a)
   Termination Fee...................................................       8.2
   Third Party Expenses..............................................       5.4
   Voting Agreements................................................. Recital D

   (c) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Sub, the Company or the Stockholders, each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.7)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of the Company Capital Stock in the manner provided in Section 1.8(c), the Per Share Merger Consideration. Each share of Company Capital Stock held as treasury shares shall be canceled and retired and no payment shall be made in respect thereof.

   (d) Stock Options.

   (i) Assumption of Company Options. At the Effective Time, each Company Option under the Company's Amended and Restated 1996 Equity Compensation Plan (the "Option Plan") or otherwise, whether vested or unvested, will, in connection with the Merger, be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions, including vesting, set forth in the Option Plan and as provided in the respective option agreements immediately prior to the Effective Time, except that (A) such assumed Company Option will be exercisable for that number of shares of Parent Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the Effective Time by the number value equal to the Per Share Merger Consideration rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of the Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the number value equal to the Per Share Merger Consideration, rounded up to the nearest whole cent.

   (ii) Assumption of Company Warrants. At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time, will be assumed by Parent in connection with the Merger. Each Company Warrant so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as provided in the respective Company Warrant immediately prior to the Effective Time, except that (A) such assumed Company Warrant will be exercisable for that number of shares of Parent Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Warrant immediately prior to the Effective Time by the number value equal to the Per Share Merger Consideration rounded down to the nearest whole number of shares of Parent Common Stock, and
(B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient obtained by dividing the exercise price per share of the Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the number value equal to the Per Share Merger Consideration, rounded up to the nearest whole cent.

   (iii) Assumption Agreement. Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option or Company Warrant a document evidencing the foregoing assumption of such Company Option or Company Warrant by Parent.

   (e) Capital Stock of Sub. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

   (f) Adjustment to Parent Common Stock. The number of shares of Parent Common Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof.

   (g) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. The aggregate Per Share Merger Consideration to be issued to the holder of a certificate previously evidencing Company Capital Stock shall be rounded to the nearest whole share of Parent Common Stock.

   1.7. Dissenting Shares.

   (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by a Stockholder who has exercised and perfected appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the MGBCL.

   (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration to which such stockholder would otherwise be entitled under Section 1.6(c) (less the number of shares allocable to such Stockholder that have been deposited into the Escrow Fund on such holder's behalf pursuant to Article VII), upon surrender of the certificate representing such shares.

   (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the MGBCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

   1.8. Surrender of Certificates.

   (a) Exchange Agent. The Corporate Secretary of Parent shall serve as exchange agent (the "Exchange Agent") in the Merger.

   (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to
Section 1.6(c) in exchange for all the outstanding shares of Company Capital Stock; provided, however, that on behalf of the Stockholders, pursuant to
Section 7.2 hereof, Parent shall deposit the General Escrow Amount into the General Escrow Fund and, subject to Section 7.2(b), Parent shall deposit the Special Escrow Amount into the Special Escrow Fund, on behalf of the Stockholders pursuant to Section 1.6(c). The portion of the General Escrow Amount and the Special Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the aggregate Per Share Merger Consideration that such Stockholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock.

   (c) Exchange Procedures. On the Closing Date, the Stockholders will surrender the certificates representing their Company Capital Stock (the "Company Certificates") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions as Parent may reasonably request. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, the Exchange Agent will promptly deliver to the holder of such Company Certificate in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.8(b) and Article VII) to which such Stockholder is entitled pursuant to Section 1.6, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends as provided in Section 1.8(d), to evidence only the right to receive the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted pursuant to this Article I. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing the General Escrow Amount and the Special Escrow Amount, which shall be registered in the books of Parent in the name of the Escrow Agent. Such shares shall be beneficially owned by the holder on whose behalf such shares were deposited in the General Escrow Fund and the Special Escrow Fund and shall be available to compensate Parent as provided in Article VII.

   (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock will be paid to any holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, and at the time of such surrender, the amount of dividends or other distributions, without interest, with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

   (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of the Parent or any agent designated by it that such tax has been paid or is not payable.

   (f) Lost, Stolen or Destroyed Company Certificate. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, the number of shares of Parent Common Stock, if any, as may be required pursuant to
Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

   (g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.9. No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers in the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.10. Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting Stockholders of the Company pursuant to the MGBCL, shall be canceled.

   1.11. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization with the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. Each party has consulted with, and is relying exclusively upon, its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

   1.12. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporation or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (subject to Section 9.2, referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "Disclosure Schedule"), and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

   2.1. Organization. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. The copies of the Company's and each Subsidiary's articles of incorporation, bylaws, and other constituent documents, as amended to date, have been delivered to Parent, and are correct and complete and in full force and effect.

   2.2. Capitalization and Ownership; Power and Authority. The authorized capital stock of the Company consists of 90,000,000 shares of common stock, par value $0.01 per share, of which 117,470.11434 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. All of the Company Capital Stock and the capital stock of each Subsidiary has been duly authorized, validly issued and is fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Company or any Subsidiary, and were issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations. Schedule 2.2 sets forth all holders of Company Options and Company Warrants, the number of Company Options and Company Warrants held by each such holder, and the exercise price of each Company Option and Company Warrant. Except as set forth on Schedule 2.2, there are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the Company Capital Stock or securities of any Subsidiary and no securities convertible into or exchangeable for any of such securities. Except for the approval of the board of directors of the Company and any approvals required on the part of Parent and Sub, the approval of the Stockholders is the only vote necessary to approve this Agreement and the Merger and the transactions contemplated hereby. There are no shareholder, voting trust, or other agreements or understandings to which the Company or any Subsidiary is a party or to which it is bound relating to the voting of any of the Company Capital Stock. Except as set forth on Schedule 2.16, the Company has full legal right, power and authority to enter into this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder without the need for the consent of any other person or entity.

   2.3. Subsidiaries. Schedule 2.3 lists all of the authorized, issued and outstanding capital stock of each of the Subsidiaries. Except as set forth on
Schedule 2.3, all such shares of capital stock are owned by the Company, free and clear of all Liens. Except as set forth on Schedule 2.3, the Company does not, directly or indirectly, own any stock of, or any other interest in, any other corporation, limited liability company, joint venture, partnership, trust or other business entity. There are no outstanding options, warrants, puts, calls, contracts, agreements, conversion rights or preemptive or other rights to subscribe for, purchase or otherwise acquire any securities of any Subsidiary.

   2.4. Qualification; Location of Business and Assets. The Company and each Subsidiary is duly qualified and in good standing and duly authorized to do business in the jurisdictions set forth on Schedule 2.4, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary and in which the failure to qualify or be in good standing would have a Material Adverse Effect. Set forth on Schedule 2.4 is each location (specifying state, county and city) where the Company or any Subsidiary (a) has a place of business, (b) owns or leases real property and
(c) owns or leases any other property, including inventory, equipment or furniture.

   2.5. Authority. The Company has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the Merger by the Stockholders. This Agreement and the Merger have been approved by the members of the Board of Directors of the Company, of which all members voting thereon approved this Agreement and the Merger. This Agreement and each of the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

   2.6. No Violation of Laws or Agreements. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Agreement and the Ancillary Agreements by the Company, will not (a) contravene any provision of the Company's articles of incorporation, bylaws or other constituent documents; (b) except as set forth on Schedule 2.6, violate, conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Company is a party or by which any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation except such violations, conflicts, breaches or defaults that would not have a Material Adverse Effect; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Company's or any Subsidiary's assets, the Company Capital Stock or give to others any interests or rights therein; (d) except as set forth on Schedule 2.6, result in the maturation or acceleration of any liability or obligation of the Company or any Subsidiary (or give others the right to cause such a maturation or acceleration); or (e) except as set forth on Schedule 2.6, result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Company or any Subsidiary is a party or by which it may be bound.

   2.7. Financial Statements. The books of account and related records of the Company fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with GAAP applied on a consistent basis. The Company has delivered to Parent the following financial statements (the "Financial Statements"):

  statements of income, retained earnings and cash flows of the Company for the fiscal years ended February 28, 1995 through February 28, 1999, inclusive, and balance sheets of the Company as at each of such dates.

   The Financial Statements: (a) are correct and complete and in accordance with the books and records of the Company, (b) fairly present the financial condition, assets and liabilities of the Company as at their respective dates and the results of operations and cash flows for the periods covered thereby and (c) have been prepared in accordance with GAAP consistently applied. The Financial Statements referred to above have been certified by the Company's Accountants, except that the Financial Statements for the period ending February 28, 1995 were certified by Grant Thornton & Company. All references in this Agreement to the "Balance Sheet" shall mean the balance sheet of the Company as at February 28, 1999 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean February 28, 1999.

   2.8. No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with historical practice since the Balance Sheet Date and fully reflected as liabilities on the Company's books of account, none of which would have a Material Adverse Effect and (c) liabilities disclosed on Schedule 2.8.

   2.9. No Changes. Except as disclosed on Schedule 2.9, since the Balance Sheet Date, the Company and each Subsidiary has conducted its business only in the ordinary course consistent with historical practice. Without limiting the generality of the foregoing sentence, except as disclosed on Schedule 2.9, since the Balance Sheet Date, there has not been:

     (a) a Material Adverse Effect;

     (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company or any Subsidiary, or any deterioration in the operating condition of the assets of the Company or any Subsidiary that would have a Material Adverse Effect;

     (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any of the assets, tangible or intangible of the Company or any Subsidiary that would have a Material Adverse Effect;

     (d) any strike, walkout, work stoppage, labor trouble or any other new or continued event, development or condition of any character that would have a Material Adverse Effect;

     (e) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of the Company or any Subsidiary, or any direct or indirect repurchase or other acquisition of equity interests of the Company or any Subsidiary or any rights to purchase such equity interests or securities convertible into or exchangeable for such equity interests;

     (f) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, or employee of the Company or any Subsidiary (except normal annual merit increases made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, pension or other plan) to which any of its officers, directors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described on Schedule 2.27, or any other payment of any kind to or on behalf of any such officer, director, or employee other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;

     (g) any making or authorization of any capital expenditures in excess of $25,000 individually;

     (h) any cancellation or waiver of any right material to the operation of the business of the Company or any Subsidiary or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any Principal Stockholder;

     (i) any sale, transfer or other disposition of any assets of the Company or any Subsidiary, except sales of inventory in the ordinary course of business or assets that individually do not have a fair market value of more than $5,000.

     (j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company or any Subsidiary, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

     (k) any change or any threat of any change in the Company's or any Subsidiary's relations with, or any loss or threat of loss of, any of the Company's or any Subsidiary's important suppliers, clients or customers that would have a Material Adverse Effect;

     (l) any write-offs as uncollectible of any notes or accounts receivable of the Company or any Subsidiary or write-downs of the value of any assets or inventory by the Company or any Subsidiary other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve months ended on the Balance Sheet Date;

     (m) any change by the Company in any method of accounting or keeping its books of account or accounting practices;

     (n) any creation, incurrence, assumption or guarantee by the Company or any Subsidiary of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for money borrowed;

     (o) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Principal Stockholder, except for compensation to the officers and employees of the Company at rates not exceeding the rates of compensation disclosed on Schedule 2.21 hereto;

     (p) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, or any disclosure to any person not an employee or other disposal of any trade secret, process or know-how;

     (q) any transaction, agreement or event outside the ordinary course of the Company's business or inconsistent with past practice, including, but not limited to, any agreement by the Company or any Affiliate of the Company to compensate any employee of the Company in any manner upon or with respect to the consummation of the transactions contemplated at Closing; or

     (r) any agreement, arrangement or understanding to do the foregoing.

   2.10. Taxes.

   (a) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability, other than liability for a lessor's taxes pursuant to leases set forth on Schedules 2.18(a) and 2.14, for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

   (b) Tax Returns and Audits.

   (i) As of the Effective Time, the Company and each Subsidiary will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or such Subsidiary or their operations and such Returns are true and correct and have been completed in accordance with applicable law.

   (ii) As of the Effective Time, each of the Company and each Subsidiary (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Balance Sheet all Taxes attributable to the periods preceding the Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the Balance Sheet Date and ending immediately prior to the Effective Time, other than in the ordinary course of business.

   (iii) Neither the Company nor any Subsidiary has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any

Subsidiary, nor has the Company or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

   (iv) No audit or other examination of any Return of the Company or any Subsidiary is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

   (v) Neither the Company nor any Subsidiary has any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

   (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company and all of its Subsidiaries filed for the three previous years ended September 30, 1998.

   (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any Subsidiary relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

   (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any Subsidiary.

   (ix) None of the Company's or any Subsidiary's assets are treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

   (x) Neither the Company nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

   (xi) Neither the Company nor the Subsidiary is a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under such agreement.

   (xii) Each of the Company's and the Subsidiary's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company's and the Subsidiary's tax books and records.

   (xiii) Neither the Company nor any Subsidiary, and neither has been at any time, a "United States Real Property Holding Corporation" within the meaning of
Section 897(c)(2) of the Code.

   (xiv) Neither the Company nor any Subsidiary has ever been included in or been required to be included in a consolidated or combined Return with any other corporation.

   (xv) Except as set forth on Schedule 2.10, neither the Company nor any Subsidiary has filed a request for rulings or a change in method of accounting with the Internal Revenue Service (the "IRS") for any of the five years ended September 30, 1998 or for the current year.

   (xvi) Except as set forth on Schedule 2.10, neither the Company nor any Subsidiary has ever been examined by the IRS or any other tax authority within the past five years, and no adjustment relating to any Return filed by the Company or any Subsidiary that remains unresolved has been proposed formally or, to the knowledge of the Company, informally, by any tax authority to the Company or any Subsidiary or any representative thereof. Neither the Company nor any Subsidiary has consented to the extension of the statute of limitations with respect to any Tax that remains outstanding. Neither the Company nor any Subsidiary is a party to any closing agreement with the IRS or other tax authority under Section 7121 of the Code or a comparable provision of state law that will have a continuous effect on the computation of taxable income following the date of this Agreement.

   (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or Subsidiary is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company or any Subsidiary, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

   2.11. Inventory. All of the inventories of the Company and the Subsidiaries, including that reflected in the Balance Sheet, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. All of the inventories reflected in the Balance Sheet and all inventories acquired by the Company or any Subsidiary since the Balance Sheet Date consist of items of a quality and quantity usable and saleable in the ordinary course of the Company's business within a reasonable period of time and at normal profit margins.

   2.12. Accounts Receivable. All of the accounts and notes receivable of the Company and the Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, and have been billed and are generally due within 30 days after such billing. The reserve for doubtful accounts reflected on the Balance Sheet is adequate in light of the Company's historical collection experience. Schedule 2.12 sets forth (a) the total amount of accounts receivable of the Company outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

   2.13. No Pending Litigation or Proceedings. Except as set forth on Schedule 2.13, there are no actions, suits, investigations, or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company, any Subsidiary or any of their assets or affecting the Company Capital Stock or any Stockholder's rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding, except such actions, suits, investigations or proceedings that would not have a Material Adverse Effect. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company, or any of its assets or business or affecting the Company Capital Stock or any Stockholder's rights thereto.

   2.14. Contracts; Compliance. Neither the Company nor any Subsidiary has any material lease, contract or commitment of any kind, oral or written, formal or informal (including without limitation mortgages, security agreements, guaranties, agreements relating to the borrowing of money, employment agreements, collective bargaining agreements, powers of attorney, distribution arrangements, non-competition agreements, patent license agreements, contracts or orders for future purchase or delivery of goods or rendition of services, bonus, deferred compensation, pension or retirement plans, accrued vacation pay and group insurance and welfare arrangements), except as described on Schedule
2.14. Except as set forth on Schedule 2.14, neither the Company nor any Subsidiary is a party to any employment agreement, nor has it executed any letter relating to employment, which provides for any increase in compensation (including severance pay or benefits) based on a change in control, sale of business or a merger involving the Company. All leases, contracts and other commitments to which the Company or any Subsidiary is a party or by which it is bound are in full force and effect; except as set forth on Schedule 2.14, the Company and its Subsidiaries have complied with the provisions thereof where the failure to comply would have a Material Adverse Effect; to the knowledge of the Company, each other party has complied with the provisions thereof and no other party is in default under any of the terms thereof; and to the knowledge of the Company, except as set forth on Schedule 2.14, no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof, which default would have a Material Adverse Effect.

   2.15. Compliance With Laws

   (a) Environmental Compliance.

     (i) The Company and the Subsidiaries have conducted and are now conducting their respective businesses in material compliance with all applicable federal, state and local environmental and employee protection laws, rules, regulations, judgments, orders and consent agreements ("Environmental Laws"). "Environmental Laws" shall not include any law, rule, regulation, judgment, order or consent agreement relating to the handling, storage, distribution or other use of pharmaceuticals or controlled substances except to the extent pertaining to the regulation and protection of the environment, human health or damage to natural resources.

     (ii) The Company and the Subsidiaries do not hold and are not required to hold permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws ("Environmental Permits").

     (iii) Neither the Company nor any of its Subsidiary uses, possesses, generates, treats, manufactures, processes, handles, stores, recycles, transports or disposes of ("Manage" or "Management") any hazardous or toxic material, substance, waste, or any other pollutant, contaminant, chemical or substance regulated by any Environmental Laws, including without limitation petroleum products, asbestos or polychlorinated biphenyls ("Hazardous Materials") in connection with the operations of the Company's or Subsidiaries' business in quantities or in a manner which requires a treatment, storage or disposal permit or which imposes generator requirements under the Resource Conservation and Recovery Act, as amended ("RCRA"), or any similar Environmental Laws or in a manner which has caused, causes or threatens to cause a Release of Hazardous Materials.

     (iv) Neither the Company nor any Subsidiary has received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the Company's knowledge, threatened by any third party including any governmental agency or other entity with respect to the Management or Release (as defined herein) of Hazardous Materials by or on behalf of the Company, its affiliates or any of their predecessors or in relation to the Company's business or exposure to such Hazardous Materials. Neither the Company nor any of its Subsidiaries have received any requests for information, notices of claim, demands or other notifications that it or they (or any of their predecessors) are or may be potentially responsible with respect to any investigation or cleanup of Hazardous Materials Released or Managed at any property now or formerly owned, operated or leased by the Company or any of its Subsidiaries or at any other property, facility or off-site location to which the Hazardous Materials Released or Managed by the Company or any of its affiliates or any of their predecessors have been transported or disposed of or have come to be located.

     (v) Schedule 2.15(a) lists all properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any of their predecessors in connection with the operation of the businesses. No property now owned, operated or leased by the Company or any of its Affiliates or any of their predecessors, or, to the Company's knowledge, formerly owned, operated or leased by the Company or any of its Affiliates or any of their predecessors, or otherwise used in connection with the operation of their businesses is listed or proposed for listing on the National Priorities List ("NPL") promulgated pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar state list of sites requiring investigation or cleanup, or the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Companies or Parent for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

     (vi) There are no underground or above ground storage tanks located at, on or under any property owned, operated or leased by the Company or any of its Subsidiaries, and any underground or above ground storage tanks which have been removed or closed by or on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is or may be responsible, have been removed or closed in compliance with applicable Environmental Laws.

     (vii) Except as disclosed on Schedule 2.15(a), there is no friable asbestos or friable asbestos-containing building materials at any property owned, operated or leased by the Company or any of its Subsidiaries, which materials are not maintained in compliance with applicable law.

     (viii) Except as disclosed on Schedule 2.15(a), no Hazardous Materials have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Released") at, on, about, under or from any property now or formerly owned, operated or leased by the Company or any of its Subsidiaries or any of their predecessors or in connection with the operation of their respective businesses.

     (ix) All environmental inspections, investigations, studies, audits, tests, reviews or other analysis conducted in relation to any property, asset or business now or previously owned, operated, or leased by the Company or any of its Subsidiaries relating to or in connection with the operation of their respective businesses (collectively, "Environmental Audits") have been provided or made available to Parent, and all such Environmental Audits are listed on Schedule 2.15(a).

     (x) Neither Company nor any of its Subsidiaries has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

   (b) Other Laws. Except for permits, certificates, licenses, orders, registrations, franchises, authorizations and approvals that the failure to maintain would not have a Material Adverse Effect, Schedule 2.15(b) sets forth a list of all permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from federal, state, local and foreign governmental and regulatory bodies held by the Company or any of its Subsidiaries, and no additional permits, certificates, licenses, approvals, registrations or authorizations are required to be held by the Company or any of its Subsidiaries under any laws, rules and regulations in connection with its business. All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and the Company and its Subsidiaries are in compliance with the terms and conditions thereof, except for such non-compliance which would not have a Material Adverse Effect. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations and orders, federal, state and municipal (including without limitation those relating to environmental protection, occupational safety and health, equal employment practices and fair trade practices), except for such non-compliance which would not have a Material Adverse Effect. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the knowledge of the Company, no investigation or review is pending or threatened by any governmental or other entity (i) with respect to any alleged violation by the Company or any of its Subsidiaries of any law, ordinance, rule, regulation or order of any governmental entity or (ii) except as set forth on Schedule 2.15(b), with respect to any alleged failure by the Company or any of its Subsidiaries to have any permit, certificate, license, approval, registration or authorization required in connection with its business or any suspension or adverse modification thereof.

   2.16. Consents. Except as disclosed on Schedule 2.16 and except as required under the HSR Act and the filing of the Articles of Merger, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the conduct by the Surviving Corporation of the Company's business after the Effective Time without interruption or delay.

   2.17. Title. The Company and its Subsidiaries have good and marketable title to all of their respective properties and assets, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any Lien, tenancy, license, or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company or any of its Subsidiaries,
(b) Liens for current taxes not yet due and payable, and (c) as disclosed on
Schedule 2.17 (collectively "Permitted Encumbrances").

   2.18. Real Estate

   (a) Except as disclosed on Schedule 2.18(a) hereto, neither of the Company nor any Subsidiary owns any fee interest, leasehold interest or other right, title or interest whatsoever in any real property. Schedule 2.18(a) hereto contains a true, correct and complete list of all real properties owned, leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, the "Real Properties"). Except as set forth on
Schedule 2.18(a) hereto, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of such Real Properties. Neither the Company nor any of its Subsidiaries has received any written or oral notice for assessment for public improvements against any of the Real Properties which remains unpaid and, to the best knowledge of the Company and its Subsidiaries, no such assessment has been proposed. To the knowledge of the Company, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Properties and, to the best knowledge of the Company and its Subsidiaries, no such proceeding is contemplated.

   (b) Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed on
Schedule 2.18(a) hereto have previously been delivered to Parent (collectively, the "Leases"). Neither the Company nor any of its Subsidiaries has assigned its rights under any of the Leases. The Leases are in full force and effect and constitute binding obligations of the Company or Subsidiaries party to the Leases and, to the knowledge of the Company, the other parties thereto, and (i) there are no defaults thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, and (ii) no event has occurred which, with notice, lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party thereto.

   (c) Except as disclosed on Schedule 2.18(c) hereto,

     (i) The Company and each Subsidiary has good, marketable and insurable legal and equitable (A) fee simple title to the real property owned by the Company or Subsidiary (the "Owned Real Property"), and (B) leasehold title to the property leased pursuant to the Leases (the "Leased Real Property"), in all cases, free and clear of any and all Liens, exceptions, items, encumbrances, easements, restrictions and other matters either of record or not of record, except for those which could not have a Material Adverse Effect. Neither the Company nor its Subsidiaries is in default or breach under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of the Real Properties, except for any default or breach which would not have a Material Adverse Effect.

     (ii) The zoning for the Real Properties is as set forth on Schedule 2.18(c) hereto and the current zoning of each of the Real Properties permits the operator of such property for the current respective use thereof. Neither the Company nor any of its Subsidiaries has made an application for a rezoning of any of the Real Properties, has any knowledge of any proposed or pending change to any zoning affecting any of the Real Properties, or has any knowledge of any expropriation or condemnation or similar proceeding pending or threatened against any of the Real Properties or any part of the Real Properties.

     (iii) All utilities, including without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Properties (A) either enter the Real Properties through open public streets adjoining the Real Properties, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Surviving Corporation, and (B) are adequate (in both quality and quantity) to service the Real Properties for their respective use in the business of the Companies as presently conducted thereon.

     (iv) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Real Properties have been fully paid and no one is entitled to claim a lien under any Federal, state, provincial, municipal or local legislation for such work performed by or on behalf of the Company or any of its Subsidiaries.

     (v) Each of the Real Properties is located along one or more dedicated public streets or has access thereto. All curb-cut and street-opening permits or licenses required for vehicular access to and from the Real Properties to any adjoining public street or to any parking spaces utilized in connection with the Owned Real Property have been obtained and paid for, are in full force and effect and shall inure to the benefit of the Surviving Corporation.

     (vi) To the Company's knowledge, there are no material (a) defects in,
  (b) mechanical failure of or (c) damage to the improvements located on the Real Properties, including the roof, structure, elevators, walls, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, sprinkler, security and exhaust systems and their component parts, or other improvements on or forming a part of the Real Properties. Neither the Company nor any Subsidiary has received any notification of, nor has any knowledge of, any outstanding or incomplete work orders in respect of any of the buildings, improvements or other structures constructed on the Real Properties or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations, which non-compliance would have a Material Adverse Effect.

   (d) Except as set forth on Schedule 2.18 hereto, there are no deeds of trust or mortgages which are a Lien upon the Real Properties.

   2.19. Transactions with Related Parties. Except as disclosed on Schedule 2.19, and except for intercompany transactions solely between the Company and its wholly owned Subsidiaries, no Related Party or Principal Stockholder:

     (a) has borrowed money or loaned money to the Company or any Subsidiary that has not been repaid;

     (b) has any contractual or other claim, express or implied, of any kind whatsoever against the Company or any Subsidiary;

     (c) had, since January 1, 1997, any interest in any property or assets used by the Company or any Subsidiary in its business; or

     (d) has been engaged, since January 1, 1997, in any other transaction with the Company or any Subsidiary (other than employment relationships at no more than the salaries, benefits and bonuses disclosed on Schedule 2.21).

   2.20. Condition of Assets. The buildings, machinery, equipment, furniture, improvements and other assets of the Companies, including those reflected in the Balance Sheet, are in good operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are used in its business. Except as set forth on Schedule 2.20, the physical security controls for the Company's and its Subsidiaries' Schedule 3, Schedule 4 and
Schedule 5 controlled substance security enclosure and Schedule 2 vault and vault door are constructed in accordance with the current requirements of 21 CFR (S)1301.72.

   2.21. Compensation Arrangements; Bank Accounts; Officers and
Directors. Schedule 2.21 sets forth the following information:

     (a) the names and current annual salary, of all present officers and employees of the Company or any Subsidiary whose current annual salary, equals or exceeds $50,000, together with a statement of the full amount of all remuneration paid by the Company to each such person and to any director of the Company or any Subsidiary, during the twelve-month period ending December 31, 1998;

     (b) the name of each bank in which the Company or any Subsidiary has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

     (c) the names and titles of all directors and officers of the Company and each Subsidiary and each trustee, fiduciary or plan administrator of each employee benefit plan of the Company and each Subsidiary.

   2.22. Labor Relations. To the knowledge of the Company, the relations of the Company and its Subsidiaries with their employees are good. Except as disclosed on Schedule 2.22, (a) no employee of the Company or any Subsidiary is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or similar agency; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of the Companies, threatened against or involving the Companies; (d) no grievance which would have a Material Adverse Effect is pending; (e) no private agreement restricts the Company or any Subsidiary from relocating, closing or terminating any of its operations or facilities; and (f) neither the Company nor any Subsidiary in the past three years has experienced any work stoppage or committed any unfair labor practice. Schedule 2.22 contains a list of all employment manuals and other similar documents containing rules or regulations or policies of the Company and its Subsidiaries currently in effect regarding the general conduct, compensation, labor relations and employment and severance of the Company's and its Subsidiaries' employees, copies of which have heretofore been provided to Parent.

   2.23. Products Liability. Except as set forth on Schedule 2.23, and except for lawsuits, claims, damages and expenses adequately covered by insurance or indemnification arrangements or rights, there are no (a) liabilities of the Company or any Subsidiary, fixed or contingent, asserted or unasserted, with respect to any product liability or any similar claim that relates to any product stored, manufactured, distributed or sold by the Company or any Subsidiary to others, except for any liability that would not have a Material Adverse Effect, or (b) liabilities of the Company or any Subsidiary, fixed or contingent, asserted or unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product stored, manufactured, distributed or sold by the Company or any Subsidiary to others other than standard warranty obligations (to replace, repair or refund) made by the Company or any Subsidiary in the ordinary course of business to purchasers of its products, except for any liability that would not have a Material Adverse Effect.

   2.24. Insurance. Attached hereto as Schedule 2.24 is a complete and correct list of all policies and contracts for insurance (including, but not limited to, property, product liability and general liability) of which the Company or any Subsidiary is the owner, insured or beneficiary, or covering any of its properties, indicating for each policy the carrier, risks insured, the amounts and dates of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are outstanding and in full force and effect. There is no default by the Company or any Subsidiary with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 2.24, (a) there are no outstanding claims under such policies, (b) there are no premiums or claims due under such policies which remain unpaid, and (c) there have been no gaps in coverage for the last five years. Schedule 2.24 contains an accurate and complete description of any provision contained in such policies which provides for retrospective or retroactive premium adjustments. Within the past two years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any such policy has been received by the Companies. Neither the Company nor any Subsidiary has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Since March 1, 1994, all products liability and general liability policies maintained by or for the benefit of the Company have been "occurrence" policies and not "claims made" policies.

   2.25. Patents and Intellectual Property Rights. Attached hereto as Schedule
2.25 is a correct list of all patents, patent applications, trademarks, trade names, copyrights, service marks, logos and the like, and any registrations therefor, and licenses, sublicenses or other rights entered into with respect thereto, both U.S. and foreign, presently held, owned or used by the Company or any of its Subsidiaries ("Intellectual Property"), all of which are valid and in good standing. Neither the Company nor any Subsidiary has received any claims that any of its Intellectual Property infringes the Intellectual Property rights of others. No Person has made any claim or demand that challenges the rights of the Company or any of its Subsidiaries with respect to any of the Company's or any Subsidiary's Intellectual Property or that claims that any of the Company's or any Subsidiary's Intellectual Property infringes the Intellectual Property rights of others. To the Company's knowledge, the packaging, distribution, sale or use of any products now or heretofore packaged, distributed or sold by the Company did not and does not infringe (nor has any claim been made that any such action infringes) the Intellectual Property rights of others. After the Effective Time, all patents, patent applications or other intellectual property rights used or useful in the business of the

Company or any Subsidiary and held by any Related Party shall remain the property or rights of the Surviving Corporation.

   2.26. Year 2000. All of the Company's or Subsidiary's software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned, used, sold, or licensed by the Company or any Subsidiary in the conduct of its business or of its customers businesses (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such systems, components and/or services record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates, and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

   2.27. Employee Retirement Income Security Act of 1974, as amended ("ERISA").

   (a) The only employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other employee fringe benefit plans presently maintained by, or contributed to by the Company or any Subsidiary (other than a multiemployer plan as defined in Section 3(37) of ERISA) are those listed in Schedule 2.27 (the "Benefit Plans"), a true, complete and correct copy of each of which and (where applicable) a copy of the most recent IRS Form 5500 filed with respect to each such Benefit Plan, has been furnished to Parent.

   (b) Except any instance that would not have a Material Adverse Effect:

     (i) The Companies and each of the Benefit Plans are in compliance with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans.

     (ii) Except as set forth in Schedule 2.27, all contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the terms of the Benefit Plans and (where applicable)
  Section 302 of ERISA or Section 412 of the Code have been duly and timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made are properly provided for in the most recent of the Financial Statements.

     (iii) Except as described in Schedule 2.27, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

     (iv) The Option Plan issues stock options that are not qualified under
  Section 422 of the Code. Except as set forth in Schedule 2.27, all of the Benefit Plans which are pension benefit plans have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, as amended through December 31, 1996; and no determination letter with respect to any Benefit

  Plan has been revoked nor, to the best of the Company's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

     (v) Each of the Benefit Plans has been administered at all times in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision.

     (vi) Except as set forth in Schedule 2.27, there are no pending investigations by any governmental authority involving any of the Benefit Plans, no termination proceedings involving any of the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability, nor, to the best of the Company's knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

     (vii) Neither any of the Benefit Plans, Principal Stockholders, the Company, any Subsidiary nor any employee of the foregoing, nor, to the best of the Company's knowledge, any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any thereof to the Tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA. Except as set forth in Schedule 2.27, neither any of the Benefit Plans nor any such trust has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

     (viii) Neither the Company nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by
  Section 412 of the Code. The Company has furnished to Parent true, correct and complete copies of the most recent actuarial reports with respect to each Benefit Plan that is a defined benefit pension plan, as defined by
  Section 3(35) of ERISA. No event has occurred since the date of any such actuarial report that had, or is likely to have, a materially adverse effect on the ratio of plan assets to the actuarial present value of plan obligations for accumulated benefits shown in such report.

     (ix) At no time since January 1, 1990 has the Company, or any other employer (an "ERISA Affiliate") that is, together with the Company, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code, or any employer which was at any time after September 2, 1974, an ERISA Affiliate of the Company (a "Former ERISA Affiliate"), incurred any liability which could subject the Company to any liability under Section 4062, 4063 or 4064 of ERISA.

     (x) Except as set forth on Schedule 2.27, at no time since January 1, 1990 has the Company or any ERISA Affiliate or Former ERISA Affiliate been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to, any multiemployer pension plan (within the meaning of Section 3(37) of ERISA). All required contributions, withdrawal liability payments or other payments of any type that the Company or any ERISA Affiliate or Former ERISA Affiliate have been obligated to make to any multiemployer plan have been duly and timely made. Any withdrawal liability incurred with respect to any multiemployer plan has been fully paid as of the date hereof.

     (xi) The Company has not incurred, nor is it reasonably likely to incur, any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

   2.28. Questionable Payments. Neither the Company, its current or former officers or directors, nor, to the knowledge of the Company, any of the current or former stockholders, agents, employees, sales persons or other persons associated with or active on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their businesses
(a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (e) made any false or fictitious entries on the books and records of the Company or any Subsidiary, or (f) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

   2.29. State Takeover Statutes. The provisions of Section 351.459 and Section
351.407 of the MGBCL will not prohibit the consummation of the Merger or the transactions contemplated hereby, and will not apply to, restrict, affect or impair Parent's operation of the Company after the Effective Time.

   2.30. Disclosure. No representation or warranty by the Company in this Agreement or the Ancillary Agreements, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Parent pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Parent with adequate and complete information as to the Company and its Subsidiaries and their affairs.

   2.31. Registration Statement; Proxy Statement. None of the information provided by the Company or Principal Stockholders for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the SEC by Parent under the Securities Act, of 1933, as amended (the "Securities Act"), including the prospectus relating to the shares of Parent Common Stock to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the proxy statement and form of proxies relating to the vote of the stockholders of the Company (as amended, supplemented or modified, the "Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

                REPRESENTATION AND WARRANTIES OF PARENT AND SUB

   Parent and Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

   3.1. Organization. Parent and Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Missouri, respectively.

   3.2. Power and Authority. Parent and Sub have full corporate power and authority to make, execute, deliver and perform this Agreement and the Ancillary Agreements to which they are parties.

   3.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Sub have been duly authorized by all necessary corporate action on the part of Parent and Sub, and each of this Agreement and the Ancillary Agreements constitutes the legal, valid and binding obligation of Parent and Sub, enforceable against them in accordance with their respective terms.

   3.4. Brokerage. Parent and Sub have not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

   3.5. SEC Documents; Parent Financial Statements. Parent has furnished the Company with a true and complete copy of all of its filings with the Securities and Exchange Commission since September 30, 1998 (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The SEC Documents contain an audited consolidated balance sheet of Parent as of September 30, 1998 (the "Parent Balance Sheet") and the related audited consolidated statements of income and cash flow for the year then ended (the "Parent Financials"). The Parent Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Parent Financials present fairly the consolidated financial condition and operating results and cash flows of Parent and its subsidiaries as of the dates and during the periods indicated therein. Since the date of the Parent Balance Sheet and until the date of this Agreement, there has not occurred any material adverse change in the business, assets or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole.

   3.6. No Violation of Laws or Agreements. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Agreement and the Ancillary Documents by the Parent and Sub will not, (a) contravene any provision of the Parent's or Sub's certificate or articles of incorporation, bylaws or other constituent documents (b) violate, conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which the Parent or Sub is a party or by which any of them or any of their assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Parent's or Sub's assets, or give to others any interests or rights therein; (d) result in the maturation or acceleration of any liability or obligation of the Parent or Sub (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Parent or Sub is a party or by which either of them may be bound; except, with respect to clauses (a), (b),
(c), (d) or (e), for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to materially adversely impair the parties' ability to consummate the transactions contemplated hereby.

   3.7. Disclosure. No representations or warranty by the Parent or Sub in this Agreement or the Ancillary Documents, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide the Company with adequate or complete information as to the Parent and its subsidiaries and their affairs.

   3.8. Consents. Except as disclosed on Schedule 3.8 and except as required under the HSR Act, and except as would not, individually or in the aggregate, reasonably be expected to materially adversely impair the parties' ability to consummate the transactions contemplated herein, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the conduct by the Company of the Parent's business after the Effective Time without interruption or delay.

   3.9. Registration Statement; Joint Proxy Statement. None of the information provided by Parent for inclusion in the Registration Statement or the Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, except for such portion thereof that relates only to the Company and its Subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Securities Act.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1. Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, the Company shall not, without the prior written consent of Parent:

     (a) Enter into or amend any contract pursuant to which any other party is granted marketing, distribution or similar rights of any type of scope with respect to any products or technology of the Company;

     (b) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the contracts set forth or described in the Disclosure Schedule;

     (c) Commence or settle any litigation;

     (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor);

     (e) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except upon exercise of any previously granted stock options or warrants.

     (f) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

     (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

     (h) Selling, lease, license or otherwise dispose of any of its properties or assets, except inventory and only in the ordinary course of business and consistent with past practices or assets that individually do not have a fair market value of more than $5,000;

     (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than advances under the revolving portion of the Loan and Security Agreement among the Company and LaSalle Business Credit, Inc., Heller Financial, Inc., and American National Bank & Trust Company of Chicago, as lenders, dated October 3, 1997;

     (j) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

     (k) Except as contemplated by this Agreement, grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

     (l) Adopt any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except salary or wage rate increases for non-executive employees pursuant to their annual review process which will not exceed an aggregate average of 5% of prior year salary or wage rate for all Company employees and will not exceed 10% of prior year salary or wage rate for any individual;

     (m) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as may be required by GAAP;

     (n) waive or permit the loss of any substantial right;

     (o) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet;

     (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (q) Enter into any strategic alliance or joint marketing arrangement or agreement;

     (r) Amend, freeze or terminate the ESOP and, except for acceleration of vesting under the ESOP, accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

     (s) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests whether or not otherwise permitted under this Section 4.1;

     (t) Make any capital expenditures or enter into any commitments or transactions exceeding $25,000 in the aggregate (other than as contemplated by Schedule 2.9) or enter into any commitment or transaction of the type described in subsections (e)-(j) or (n)-(r) of Section 2.9 hereof;

     (u) change or modify in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including without limitation, accelerating collections of receivables, failing to make or delaying making collections of receivables (whether or not past due), accelerating payment of payables or failing to pay or delaying payment of payables;

     (v) Make any change in the Company's or any Subsidiary's method of accounting or keeping its books of accounts or accounting practices; or

     (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, any action that would cause the representations and warranties contained in Section 2.9 not to be true as of the Effective Time in any material respect, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder in all material respects.

   4.2. No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither the Company nor the Principal Stockholders will (nor will the Company permit any of its officers, directors, agents, representatives or affiliates
to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all, substantially all or a significant portion of the Company's business, properties or technologies or any portion of the Company Capital Stock (whether or not outstanding) whether by merger, purchase of assets, or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties or afford to any person or entity access to its properties, technologies, books or records, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets, or (d) enter into any agreement with any person providing for the acquisition of all or any significant portion of the Company (whether by way of merger, purchase of assets, tender offer or otherwise). In addition to the foregoing, if the Company or any Principal Stockholder receives, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request relating to any of the above, the Company or such Principal Stockholder, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached it is accordingly agreed by the parties that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section
4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1. Registration Statement. Parent shall use its reasonable best efforts to prepare and file the Registration Statement and to perform all such acts as are reasonably necessary to have the Registration Statement declared effective by the SEC.

   5.2. Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request and (c) all key employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. Notwithstanding the foregoing, the Company may, to the extent it deems necessary, withhold access to certain competitive information where the disclosure to or use of such information by Parent would be in violation of applicable law. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligation of the parties to consummate the Merger.

   5.3. Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the Terms of the Confidentiality Agreement between the Company and the Parent.

   5.4. Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

   5.5. Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and the rules and regulations of the New York Stock Exchange, Inc.

   5.6. Consents. The Company shall use its best efforts to obtain the consents, waivers, assignments and approvals under the HSR Act and under any of the contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

   5.7. Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

   5.8. Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably foreseeable to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in all material respects and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in all material respects; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company pursuant to this Section 5.8, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. Notwithstanding the foregoing, the Company may, not later than five days prior to the Closing, deliver to Parent updated Disclosure Schedules which may only reflect matters that arise after the date hereof (and that the Company could not reasonably have known or anticipated as of the date hereof) and, provided that such Disclosure Schedules are acceptable to Parent in its sole discretion, such Disclosure Schedules shall supersede and replace the Disclosure Schedules delivered by the Company at the signing of this Agreement.

   5.9. Affiliate Agreements. Schedule 5.9 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person, an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit C, each of which will be in full force and effect as of the Effective Time. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

   5.10. Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   5.11. Tax-Free Reorganization. The parties intend to adopt this Agreement and the Merger as a tax free plan of reorganization under Section 368 of the Code. The parties shall not take position on any tax return inconsistent with this Section 5.11. From and after the Effective Time, neither Parent, Sub, nor the Company shall take any action that could reasonable be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

   5.12. Pooling Accounting. Parent and the Company shall each use their best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of the Parent and the Company shall use its best efforts to cause its Affiliates (as defined in Section 5.9) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

   5.13. Company Stockholders Meeting. The Company shall take all action in accordance with the federal securities laws, the MGBCL and the Company's articles of incorporation and bylaws necessary to convene a special meeting of the stockholders of the Company entitled to vote (the "Company Stockholders Meeting"), to be held and completed on the earliest practicable date determined by Parent, subject to the consent of the Company (which shall not be unreasonably withheld) and subject to prior satisfaction of the conditions set forth in Sections 6.2(b) (but only with respect to the HSR Act), (c), and (e), to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby. The Company's Board of Directors, at a meeting duly called and held at which a quorum was present throughout, has by requisite vote of the directors resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby (the "Recommendation"). Upon any written request by Parent, the Company's Board of Directors shall immediately reaffirm its recommendation that the stockholders of the Company approve this Agreement and the transactions contemplated hereby. In the event that the Recommendation shall at any time be withdrawn, revoked or modified, or the Company's Board of Directors shall not reaffirm its recommendation as contemplated hereby and (i) the stockholders of the Company shall not have approved this Agreement, the transactions contemplated hereby and the Merger at the Company Stockholders Meeting or (ii) the Company Stockholders Meeting shall not have been held within 30 days after declaration of the effectiveness of the Registration Statement, the Company shall immediately pay to Parent the Termination Fee (as such term is defined in Section 8.2).

   5.14. Proxy Statement; Registration Statement. The Company shall cooperate with Parent in the preparation and filing of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Parent in having the Registration Statement declared effective by the SEC as promptly as practicable and in maintaining the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any information pertaining to the Company that would require any amendment or supplement to the Registration Statement or the Proxy Statement, the Company shall so advise Parent in writing and shall promptly furnish Parent with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the

Registration Statement and/or Proxy Statement. The Company shall use all reasonable efforts to mail at the earliest practicable date to the stockholders of the Company the Proxy Statement, which shall include all information required under applicable laws to be furnished to the stockholders of the Company in connection with the Merger and the transactions contemplated thereby and shall include the Company Board Recommendation.

   5.15. Employee Benefits. The Company will not be required by Parent to terminate any Company employee benefit plan prior to the Effective Time.

   5.16. Transactions with Mr. Farley. The Parent and the Company acknowledge that the following transactions shall occur, effective as of the Closing Date:

     (a) Corporate Office Building. The corporate headquarters and furnishings currently under construction shall be sold to Mr. Bob Farley or an affiliate of his, for a purchase price payable in cash in an amount equal to the Company's cost incurred for such facility and furnishings through the Effective Time to be paid by Mr. Farley.

     (b) Football Tickets. The current Kansas City Chiefs' football suite and the related football tickets held by the Company shall be transferred in the name of Mr. Farley and Mr. Farley shall reimburse the Company for the $15,831 previously paid (and any payments subsequent to the date hereof) with respect thereto by payment to the Company in cash of such amounts.

     (c) U.S. Open. The current agreement of the Company with respect to the 2000 U.S. Open shall be transferred in the name of Mr. Farley and Mr. Farley shall reimburse the Company for the $45,000 previously paid with respect thereto and be solely responsible for the remaining $45,000 owed to the U.S. Open by paying such amounts to the Company or to such person as the Company may in its reasonable discretion designate.

     (d) Split Dollar Life Insurance. At the election of Mr. Farley, the $1,000,000 split dollar life insurance policy held by the Company on Mr. Farley's life will be transferred to Mr. Farley, for a purchase price equal to the net cash surrender value of such policy as of the Effective Time, which amount shall be paid by Mr. Farley in cash.

   5.17. Indemnification. After the Effective Time, Parent agrees to indemnify and hold harmless all current and former directors and officers of the Company for claims arising out of or in connection with litigation set forth on
Schedule 5.17, and the Company will continue to indemnify such persons to the same extent of the indemnification rights of such persons existing on the date hereof, from and after the Effective Time, except for liability (i) for any breach of fiduciary duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director or officer derived an improper personal benefit, or (iv) for which indemnification by Parent or the Company is prohibited by law. In addition, in the event that on or after the Effective Time, the Company is liquidated or dissolved or all or substantially all of its assets are transferred (in one or a series of transactions) other than for value (a "Dissolution Event"), then Parent will indemnity such persons, to the same extent as the Company was obligated to do so hereunder, for a period of two (2) years following such Dissolution Event.

   5.18. Reporting Obligations. Parent hereby covenants that, if the Effective Time is less than 30 days prior to the end of Parent's 1999 third fiscal quarter or occurs during the first 30 days of Parent's 1999 fourth fiscal quarter, Parent shall use reasonable efforts to prepare and publicly release, as soon as practicable following the end of the first month ending at least 30 days after the Effective Time, a report filed with the SEC on Form 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company following the Effective Time; provided, however, that, in lieu of the 30-day requirements set forth in the first clause of this Section 5.18, Parent shall have the option, exercisable in its reasonable discretion, based upon its review of such combined results, to prepare and release, as soon as practicable, a report or other filing, statement or announcement that includes the combined financial results (including combined sales and net income) of Parent and the Company for a period of at least 60 days of combined operations of Parent and the Company following the Effective Time.

   5.19. Debt Repayment. Parent hereby covenants that, the indebtedness of the Company to Churchill ESOP Capital Partners, A Minnesota Limited Partnership, pursuant to the Note Purchase Agreement dated October 3, 1997 shall be repaid in full immediately after the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   6.1. Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects (except such representations and warranties qualified by materiality which shall be true and correct) on and as of the Effective Time as though such representations and warranties were made on and as of such time and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

     (b) No Material Adverse Changes. There shall not have occurred any Parent Material Adverse Effect.

     (c) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there any action taken, or any statute, rule, regulation or other enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (d) Registration Statement. The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

     (e) Legal Opinion. The Company shall have received a legal opinion from Dechert Price & Rhoads, legal counsel to Parent, substantially in the form of Exhibit D hereto.

     (f) Tax Opinion. The Company shall have received a written opinion from its tax counsel, Blackwell Sanders Peper Martin LLP, substantially similar to the form of opinion of counsel referred to in Section 6.2(h), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if counsel to the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent renders such opinion to the Company. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinion.

     (g) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by a Vice President to the effect that, as of the Effective Time:

       (i) all representations and warranties made by Parent and Sub in this Agreement are true and correct in all material respects on and as of the Effective time as though such representations and warranties were made on and as of such time;

       (ii) all covenants and obligations of this Agreement to be performed by Parent on or before such date have been so performed in all material respects; and

       (iii) the conditions set forth in Section 6.1(b) have been satisfied.

     (h) HSR Approval. Any applicable waiting period under the HSR Act, including any extension thereof, shall have expired or earlier terminated.

     (i) Stockholder Approval. This Agreement, the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the Stockholders of the Company entitled to vote thereon, in the manner required by all applicable laws.

   6.2. Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except such representations and warranties qualified by materiality, which shall be true and correct) on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time and the Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

     (b) Third Party Consents. Any applicable waiting period under the HSR Act, including any extension thereof, shall have expired or earlier terminated, and any and all consents, waivers, assignments and approvals listed in the Disclosure Schedule shall have been obtained.

     (c) Consent by Lenders. The senior lenders of Parent shall have consented to the transactions contemplated herein under terms acceptable to Parent in its sole discretion.

     (d) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (e) Registration Statement. The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

     (f) Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, Sub or the Company, their respective properties or any of their officers, directors, arising out of, or in any way connection with, the Merger or the other transactions contemplated by the terms of this Agreement.

     (g) Legal Opinion. Parent shall have received a legal opinion from Blackwell Sanders Peper Martin LLP, legal counsel to the Company, substantially in the form of Exhibit E hereto.

     (h) Tax Opinion. Parent shall have received a written opinion from its tax counsel, Dechert Price & Rhoads, substantially similar to the form of opinion of counsel referred to in Section 6.1(f), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if counsel to Parent does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the Company renders such opinion to Parent. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinion.

     (i) Employment Agreements. Designated Employees as set forth on Exhibit F representing sales volume equal to not less than the "Minimum Sales Amount" as set forth on Exhibit F attached hereto, shall have executed and delivered to Parent an Employment Agreement in the form attached hereto as Exhibit G attached hereto.

     (j) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect.

     (k) Stockholder Approval. This Agreement, the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the Stockholders of the Company entitled to vote thereon, in the manner required by all applicable laws.

     (l) Affiliate Agreements. Each of the persons listed in Section 5.9 of the Disclosure Schedule shall have executed an Affiliate Agreement in substantially the form attached as Exhibit C.

     (m) Opinion of Accountants. Parent and the Company shall have received letter from Ernst & Young LLP, dated within two (2) business days prior to the Closing Date, regarding their concurrence with Parent's and the Company's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

     (n) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that, as of the Effective Time:

       (i) all representations and warranties made by the Company in this Agreement are true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time; and

       (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects; and

       (iii) the conditions set forth in Section 6.2(j) have been satisfied.

     (o) Farley Share Pledge. Any obligation of the Company to make any payment to or for the benefit of LaSalle National Bank under the Put Agreement referred to on Schedule 2.2 hereto shall have been terminated.

     (p) Environmental Audits. Any sites for which Parent has reasonably requested a Phase I environmental audit has had such audit completed and the results of such investigations shall not reveal any condition or conditions, the response to which would cost more than $100,000 in Parent's reasonable estimation.

                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

   7.1. Survival of Representations and Warranties. All of the representations and warranties in this Agreement shall survive the Merger and continue until the earlier of the date which is the date of the auditor's report for the first audit of Parent's financial statements after the Closing Date or the date which is one year following the Closing Date (the "Expiration Date").

   7.2. Escrow Arrangements.

   (a) General Escrow Fund. As security for the indemnity provided for in this
Section 7.2 and by virtue of this Agreement, the Stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the General Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the General Escrow Amount) without any act of any Stockholder. As soon as practicable after the Effective Time, the General Escrow Amount, without any act of any Stockholder, will be deposited with an institution acceptable to Parent in its reasonable discretion as Escrow Agent which shall execute a joinder hereto (the "Escrow Agent"), such deposit to constitute an escrow fund (the "General Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the General Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6. The Stockholders shall jointly indemnify and hold Parent and its officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or any Ancillary Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, (iii) any legal, accounting, financial advisor, investment banker or other third-party professional fees, costs, commissions or expenses incurred by the Company in connection with the Merger, this Agreement, or the transactions contemplated hereby, other than as set forth on Schedule 7.2, (iv) any Losses arising in connection with any tax liability asserted by the State of Illinois with respect to sales and/or use taxes, or (v) any Losses arising in connection with any filing or failure to file timely, accurately and completely any Form 5500 applicable to the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that the aggregate amount for which the Stockholders are required to indemnify the Indemnified Parties under this Section 7.2(a) shall not exceed the amount deposited in the General Escrow Fund. Parent shall receive shares from the General Escrow Fund to the extent that Officer's Certificates (as defined in paragraph (e) below) identifying Losses under this Section 7.2(a), which Losses (other than those described in clauses (iii) and (v) of this Section 7.2 (a)) in the aggregate exceed $620,000 (the "Basket Amount"), have been delivered to the Escrow Agent as provided in paragraph (e) below; and provided, further, that no Loss shall be allowed that is based upon the failure of the Company to have satisfied any covenant required to have been satisfied by the Company prior to Closing if satisfaction of such covenant is a condition to Closing set forth in Section 7.1 hereof and Parent expressly waives satisfaction of such condition in writing at or prior to the Effective Date. In no event will losses suffered under clauses (iii) or (v) of this Section 7.2(a) be subject to the Basket Amount. No Stockholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time. For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of any Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

   (b) Special Escrow Fund. As security for the indemnity provided for in this
Section 7.2(b) and by virtue of this Agreement, the Stockholders will be deemed to have received and deposited with the Escrow Agent the Special Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Special Escrow Amount) without any act of any Stockholder. As soon as practicable after the Effective Time, the Special Escrow Amount, without any act of any Stockholder, will be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "Special Escrow Fund") to be governed by the terms set forth herein. The portion of the Special Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6. The Stockholders shall jointly indemnify and hold the Indemnified Parties harmless against all Losses incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly in connection with those matters set forth on Schedule 7.2(b); provided, however, that the aggregate amount for which the Stockholders are required to indemnify the Indemnified Parties under this Section 7.2(b) shall not exceed the amount deposited in the Special Escrow Fund. Parent shall receive shares from the Special Escrow Fund to the extent that Officer's Certificates identifying Losses have been delivered to the Escrow Agent as provided in paragraph (e) below. No Stockholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time. Notwithstanding the foregoing, in the event that the issues underlying the bases for indemnification in this Section 7.2(b) are resolved, in part, prior to the Closing Date to the satisfaction of Parent in its sole discretion, Parent will negotiate in good faith with the Company to modify the terms of this Section 7.2(b) in a manner consistent with such resolution, and in the event that the issues underlying the bases for indemnification in this
Section 7.2(b) are completely and unconditionally resolved prior to the Closing Date to the satisfaction of Parent in its reasonable discretion (and all persons identified on Schedule 7.2(b) shall provide an unlimited waiver and release in connection therewith, which shall be in a form acceptable to Parent), the amount of the Special Escrow Fund shall be reduced to zero (0) and the amount of the Aggregate Merger Consideration shall be reduced by the number of shares of Parent Common Stock equal to the amount of any costs and expenses suffered by the Company in connection therewith (such Parent Common Stock to be valued at the closing price of the Parent Common Stock on the New York Stock Exchange composite tape on the Closing Date).

   (c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the General Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on the Expiration Date (such period being the "General Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the objection of the Stockholder Representative (as defined in Section 7.3 below), is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such General Escrow Period with respect to facts and circumstances existing prior to the termination of such General Escrow Period, or is specified in a certificate of an officer of Parent stating that a third party has asserted a claim for which Parent reasonably anticipates it will be entitled to indemnification hereunder. As soon as all such claims have been resolved the Escrow Agent shall deliver to the Stockholders the remaining portion of the General Escrow Fund not required to satisfy such claims. Deliveries of General Escrow Amounts to the Stockholders pursuant to this Section 7.2(c) shall be made in proportion to their respective original contributions to the General Escrow Fund. Subject to the following requirements, the Special Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on August 31, 2007 (such period being the "Special Escrow Period"); provided, however, that the Special Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the objection of the Stockholder Representative (as defined in Section 7.3 below), is specified in a certificate of an officer of Parent stating that any person has asserted a claim for which Parent reasonably anticipates it will be entitled to indemnification hereunder. As soon as all such claims have been resolved the Escrow Agent shall deliver to the Stockholders the remaining portion of the Special Escrow Fund not required to satisfy such claims. Deliveries of Special Escrow Amounts to the Stockholders pursuant to this Section 7.2(c) shall be made in proportion to their respective original contributions to the Special Escrow Fund.

   (d) Protection of Escrow Fund.

     (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

     (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

     (iii) Each Stockholder shall have voting rights and the right to distributions of dividends with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Stockholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Stockholders.

   (e) Claims Upon Escrow Fund.

     (i) Subject to subsection (f) below, thirty (30) days after receipt by the Escrow Agent at any time on or before the last day of the applicable Escrow Period of a certificate signed by any officer of Parent "Officer's Certificate" (A) stating that Parent has paid or properly accrued and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(f) hereof, deliver to Parent out of the applicable Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the applicable Escrow Fund with a value equal to such Losses.

       (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.2(e)(i) hereof, the shares of Parent Common Stock shall be valued at the closing price of the Parent Common Stock on the New York Stock Exchange composite tape on the Closing Date, which the parties shall certify to the Escrow Agent in writing.

   (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts in any Escrow Fund pursuant to
Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the applicable Escrow Fund in accordance with Section 7.2(e) hereof; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

   (g) Resolution of Conflicts. In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

   (h) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

   (i) Escrow Agent's Duties.

     (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

     (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law. and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

     (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

     (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

     (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harness against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any Litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

     (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

   (j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent as Parent and the Escrow Agent shall agree. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

   (k) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

   (l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

   7.3. Stockholder Representatives.

   (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Stockholder, Eric Farley shall be appointed as agent and attorney-in-fact (the "Stockholder Representative") for each Stockholder, for and on behalf of the Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

   (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative, except due to such person's gross negligence or bad faith. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. The Stockholder Representative will be reimbursed out of Escrow Funds, to the extent available, for services rendered hereunder at a rate of $90 per hour upon delivery of appropriate documentation of such services rendered.

   (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

   7.4. Parent Indemnity. Parent shall indemnify and hold the Stockholders harmless against all Losses incurred by them directly or indirectly which exceed in the aggregate $620,000 as a result of (i) any inaccuracies or breaches of a representation or warranty of Parent or Sub contained herein or
(ii) any failure of Parent or Sub to perform or comply with any of their covenants contained herein.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   8.1. Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual consent of the Company and Parent;

     (b) by Parent or the Company if (i) the Effective Time has not occurred by September 1, 1999; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
  (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

     (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

     (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

     (e) by the Company if neither it nor any Principal Stockholder is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub and such breach has not been cured within ten (10) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

     (f) by Parent if an event having a Material Adverse Effect shall have occurred after the date hereof;

     (g) by the Company if an event having a Parent Material Adverse Effect shall have occurred after the date hereof; or

     (h) by Parent or the Company if the Stockholders of the Company do not approve the Merger, this Agreement and the transactions contemplated thereby and hereby on or before August 31, 1999.

   Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

   8.2. Effect of Termination. In the event termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or Stockholders, provided that each party shall remain liable for breaches of this Agreement prior to its termination; provided, further, that the provisions of Sections 5.3 and 5.4,
Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement; provided, further, that in the event of a termination of this Agreement pursuant to Section 8.1(h), and (x) within six (6) months after such termination, the Company shall enter into an Acquisition Agreement for a Business Combination or (y) within twelve (12) months after such termination, the Company shall consummate a Business Combination, the Company shall immediately pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in the amount of eight million five hundred thousand dollars ($8.5 million) (the "Termination Fee"). For purposes of this Agreement, "Acquisition Agreement" means a letter of intent, agreement-in-principal, acquisition agreement or similar agreement, and "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company prior to such transaction in the aggregate cease to own at least a majority of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Parent or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of more than 25% of the Company Capital Stock whether by tender or exchange offer or otherwise.

   8.3. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, except that the Stockholder Representative's signature on such writing shall only be required for amendments to Article VII.

   8.4. Extension, Remedy. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

   (a) if to Parent or Sub, to:

     AmeriSource Health Corporation
     300 Chester Field Parkway
     Malvern, PA 19355
     Attention: President; and General Counsel
     Telephone No.: (610) 296-4480
     Facsimile No.: (610) 993-9085
     with a copy to:

     Dechert Price & Rhoads
     4000 Bell Atlantic Tower
     1717 Arch Street
     Philadelphia, PA 19103
     Attention: Craig L. Godshall, Esquire
     Telephone No.: (215) 994-4000
     Facsimile No.: (215) 994-2222

   (b) if to the Company, to

     C.D. Smith Healthcare, Inc.
     3907 S. 48th Terrace
     St. Joseph, MO 64502
     Attention: President
     Telephone No.: (816) 232-5471 (ext. 150)
     Facsimile No: (816) 232-2187

     with a copy to:

     Blackwell Sanders Peper Martin
     2300 Main Street, Suite 1100
     Kansas City, MO 64108
     Attention: Jim Ash, Esq.
     Telephone No.: (816) 983-8137
     Facsimile No: (816) 983-9083

   (c) if to the Stockholder Representative, to:

     Eric Farley
     2620 Ashland Avenue
     St. Joseph, MO 64506
     Telephone No.: (816) 390-9841

    if to the Escrow Agent, to the address provided by Escrow Agent in its joinder to this Agreement.

   9.2. Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any information that appears in reasonable detail in any part of a schedule to this Agreement shall be deemed to have been included and be a part of any other schedule to this Agreement in which such information would otherwise have been required to be included, but only to the extent that the purpose for which such information is deemed to be disclosed is readily apparent on its face. The phrase "the date hereof" and similar and correlative phrases when used herein shall be deemed in each case to refer to April 28, 1999.

   9.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   9.4. Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

   9.5. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   9.6. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   9.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   9.9. Facsimiles. This Agreement and any Ancillary Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or any party to any such Ancillary Agreement, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such Ancillary Agreement shall claim that this Agreement or such Ancillary Agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, and each such party forever waives any such claim or defense.

                            [Signature page follows]

   IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

AMERISOURCE HEALTH CORPORATION

                                          C.D. SMITH HEALTHCARE, INC.

         /s/ Robert David Yost                     /s/ Robert C. Farley
By: _________________________________     By: _________________________________
        Chief Executive Officer

HAWK ACQUISITION CORP.

         /s/ Robert David Yost
By: _________________________________
               President

STOCKHOLDER REPRESENTATIVE
(As to the provisions of Article VII only)

          /s/ Eric M. Farley
_____________________________________

                                                                         Annex B

                  [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]

                                 April 28, 1999

Board of Directors
C.D. Smith Healthcare, Inc.
3907 South 48th Terrace
St. Joseph, Missouri 64502

Members of the Board:

   BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to C.D. Smith Healthcare, Inc. ("C.D. Smith") in connection with the proposed merger transaction involving C.D. Smith and AmeriSource Health Corporation ("AmeriSource") pursuant to the Agreement and Plan of Reorganization, dated as of April 28, 1999 (the "Agreement"), among AmeriSource, Hawk Acquisition Corp., a wholly owned subsidiary of AmeriSource ("Sub"), C.D. Smith and a designated escrow agent. The Agreement provides, among other things, for the merger of Sub with and into C.D. Smith (the "Merger") pursuant to which C.D. Smith will become a wholly owned subsidiary of AmeriSource. As set forth more fully in the Agreement, as a result of the Merger, each outstanding share of the common stock, par value $0.01 per share, of C.D. Smith ("C.D. Smith Common Stock") will be converted into the right to receive that number of shares of Class A common stock, par value $0.01 per share, of AmeriSource ("AmeriSource Common Stock") equal to a fraction, the numerator of which is 2,690,000 shares of AmeriSource Common Stock (subject to adjustment pursuant to certain escrow provisions specified in the Agreement) and the denominator of which is the total number of shares of C.D. Smith Common Stock on a fully-diluted basis (the number of shares of AmeriSource Common Stock into which such shares of C.D. Smith Common Stock will be so converted, the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

   You have requested BT Alex. Brown's opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of C.D. Smith Common Stock.

   In arriving at its opinion, BT Alex. Brown has reviewed certain available financial and other information concerning C.D. Smith, certain publicly available financial and other information concerning AmeriSource and certain internal analyses and other information furnished to or discussed with it by C.D. Smith, AmeriSource and their respective advisors. BT Alex. Brown has also held discussions with members of the senior management of C.D. Smith and AmeriSource regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown has
(i) reviewed the reported prices and trading activity for AmeriSource Common Stock, (ii) compared certain financial information for C.D. Smith and certain financial information and stock market information for AmeriSource with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Board of Directors C.D. Smith Healthcare, Inc.April 28, 1999 Page 2

   BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning C.D. Smith, AmeriSource or the combined company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of C.D. Smith or AmeriSource. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been prepared on bases reflecting reasonable estimates and judgments as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. In connection with its opinion, BT Alex. Brown was not requested to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of C.D. Smith, nor was BT Alex. Brown requested to, and it did not, participate in the negotiation or structuring of the Merger. BT Alex. Brown's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

   For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of C.D. Smith, AmeriSource and Sub contained in the Agreement are true and correct, C.D. Smith, AmeriSource and Sub will each perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each of C.D. Smith, AmeriSource and Sub to consummate the Merger will be satisfied without any waiver thereof. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either C.D. Smith or AmeriSource is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on C.D. Smith or AmeriSource or materially reduce the contemplated benefits of the Merger to C.D. Smith. In addition, you have informed BT Alex. Brown, and accordingly for purposes of rendering its opinion BT Alex. Brown has assumed, that the Merger will qualify as a tax-free reorganization for federal income tax purposes and will be accounted for as a pooling of interests. BT Alex. Brown is expressing no opinion as to the price at which the AmeriSource Common Stock will trade at any time.

   This opinion is addressed to, and for the use and benefit of, the Board of Directors of C.D. Smith and is not a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a

Board of Directors C.D. Smith Healthcare, Inc.April 28, 1999 Page 3

financial point of view, of the Exchange Ratio to the holders of C.D. Smith Common Stock, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by C.D. Smith to engage in the Merger.

   BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. BT Alex. Brown will receive a fee for its services to C.D. Smith in connection with the Merger, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. BT Alex. Brown acted as a co-managing underwriter in connection with C.D. Smith's proposed initial public offering for which a registration statement was filed in June 1998 and, thereafter, at the request of C.D. Smith, held discussions with certain third parties to solicit indications of interest with respect to the possible acquisition of C.D. Smith. BT Alex. Brown maintains a market in AmeriSource Common Stock and regularly publishes research reports regarding the businesses and securities of AmeriSource and other publicly traded companies in the pharmaceutical wholesale distribution industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of AmeriSource for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

   Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of C.D. Smith Common Stock.

                                          Very truly yours,

                                          /s/ BT ALEX. BROWN INCORPORATED

                                          BT ALEX. BROWN INCORPORATED

                                                                         Annex C
351.455. Shareholder who objects to merger may demand value of shares, when

   1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

   2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

   3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

   4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Reference is made to information provided under Item 6 of the Company's Registration Statement on Form S-8 (SEC File No. 333-45547), filed with the SEC on February 3, 1998, which information is incorporated herein by reference.

Item 21. Exhibits

   The following exhibits are filed herewith or incorporated herein by reference.

 Exhibit
 Number                                Description
 -------                               -----------
  2      Amended and Restated Agreement and Plan of Reorganization by and among
         AmeriSource Health Corporation, Hawk Acquisition Corp., C.D. Smith
         Healthcare, Inc. and a Person to be Designated Escrow Agent, dated as of April 28, 1999, as amended and restated as of May 27, 1999
         (included as Annex A to the prospectus filed in Part I of this
         Registration Statement).

  3.1*   Restated Certificate of Incorporation of the Company, as amended.

  3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, Amendment No. 1 (SEC
         File No. 33-44244).

  4.1    Receivables Purchase Agreement, dated as of December 13, 1994 between
         AmeriSource, as Seller and AmeriSource Receivables Corporation, as
         Purchaser (incorporated by reference to Exhibit 4.11 to Registrant's
         Annual Report on Form 10-K for the fiscal year ended September 30,
         1994).

  4.2 AmeriSource Receivables Master Trust Pooling and Servicing Agreement, dated as of December 13, 1994 among AmeriSource Receivables
         Corporation, as transferor, AmeriSource, as the initial Servicer, and Manufacturers and Traders Trust Company, as Trustee (incorporated by reference to Exhibit 4.12 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

  4.3    Revolving Certificate Purchase Agreement, dated as of December 13,
         1994 among AmeriSource Receivables Corporation, AmeriSource, The
         Revolving Purchasers and Bankers Trust Company, as Agent and Revolving
         Purchaser (incorporated by reference to Exhibit 4.13 to Registrant's
         Annual Report on Form 10-K for the fiscal year ended September 30,
         1994).

  4.4 Series 1994-1 Supplement to Pooling and Servicing Agreement, dated as of December 13, 1994 among AmeriSource Receivables Corporation, as
         Transferor, AmeriSource, as Initial Servicer, and Manufacturers and
         Traders Trust Company, as Trustee (incorporated by reference to
         Exhibit 4.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).


 Exhibit
 Number                                Description
 -------                               -----------
  4.5    Credit Agreement, dated as of January 8, 1997 among AmeriSource
         Corporation as Borrower, AmeriSource Health Corporation and Certain
         Subsidiaries and Affiliates, as Guarantors and Nations Bank, N.A. as
         Administrative Agent (incorporated by reference to Exhibit 4.14 to
         Registrant's Quarterly Report Form 10-Q for its fiscal quarter ended
         December 31, 1996).

  4.6    Amendment No. 1, dated as of February 26, 1997 to the January 1997
         Credit Agreement (incorporated by reference to Exhibit 4.15 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1997).

  4.7    Amendment to Pooling and Servicing Agreement and Receivables Purchase
         Agreement, dated as of March 5, 1997 among AmeriSource Receivables
         Corporation, AmeriSource Corporation, and Manufacturers and Traders
         Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.8    Certificate Purchase Agreement, dated as of April 11, 1997, among
         AmeriSource Corporation, AmeriSource Receivables Corporation, BT
         Securities Corporation, Bankers Trust International PLC, and Bankers
         Trust Australia Limited (incorporated by reference to Exhibit 4.2 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.9    Amendment to Pooling and Servicing Agreement and Receivables Purchase
         Agreement dated as of April 17, 1997 among AmeriSource Receivables
         Corporation, AmeriSource Corporation, and Manufacturers and Traders
         Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to
         Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.10 Series 1997-1 Supplement to Pooling and Servicing Agreement dated as of April 17, 1997 among AmeriSource Receivables Corporation as
         Transferor, AmeriSource Corporation as initial Servicer and
         Manufacturers and Traders Trust Company as Trustee (incorporated by reference to Exhibit 4.4 to Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997).

  4.11   Amendment No. 3, dated October 1997, to the January 1997 Credit
         Agreement (incorporated by reference to Exhibit 4.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1998).

  4.12   Amendment No. 4, dated November 1998, to the January 1997 Credit
         Agreement (incorporated by reference to Exhibit 4.17 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1998).

  4.13   Receivables Purchase Agreement among AmeriSource Receivables Financial
         Corporation, as Seller, AmeriSource Corporation, as Guarantor,
         Delaware Funding Corporation, as Buyer, and Morgan Guaranty Trust
         Company of New York, as Administrative Agent, dated as of May 14,
         1999.

  4.14   Purchase Agreement between Amerisource Corporation, as Seller, and
         AmeriSource Receivable Financial Corporation, as Payer, dated as of
         May 14, 1999.

  5*     Opinion of Dechert Price & Rhoads.

  8.1*   Opinion of Dechert Price & Rhoads.

  8.2*   Opinion of Blackwell Sanders Peper Martin LLP.


 Exhibit
 Number                                Description
 -------                               -----------
 10.1    AmeriSource Master Pension Plan (incorporated by reference to Exhibit
         10.9 to the Registration Statement on Form S-1, Registration No. 33-
         27835, filed March 29, 1989).

 10.2 AmeriSource 1988 Supplemental Retirement Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1,
         Registration No. 33-27835, filed March 29, 1989).

 10.3    Form of Take-Along and Registration Rights Agreement between
         Registrant and Citicorp Venture Capital Ltd. (incorporated by reference to Exhibit 4.19 to Amendment No. 2, filed September 7, 1989, to the Registration Statement on Form S-1, Registration No. 33-27835).

 10.4 Agreement, dated October 14, 1994, among certain manufacturers and wholesalers of prescription products, including AmeriSource
         (incorporated by reference to Exhibit 10.13 to Registrant's Annual
         Report on Form 10-K for the fiscal year ended September 30, 1994).

 10.5    Registrant's 1995 Stock Option Plan (incorporated by reference to
         Exhibit 10.16 to Amendment No. 2 to the Registrant's Registration
         Statement on Form S-2 dated April 3, 1995, Registration No. 33-57513).

 10.6 Registrant's Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Registrant's
         Registration Statement on Form S-2 dated April 3, 1995, Registration
         No. 33-57513).

 10.7    Registration Rights Agreement dated as of March 30, 1995 among
         Registrant and 399 Venture Partners, Inc. (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant's Registration
         Statement on Form S-2 dated April 3, 1995, Registration No. 33-57513).

 10.8    Employment Agreement, dated September 4, 1997, between AmeriSource and
         R. David Yost (incorporated by reference to Exhibit 10.12 to
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1997).

 10.9    Employment Agreement, dated September 4, 1997, between AmeriSource and
         David M. Flowers (incorporated by reference to Exhibit 10.13 to
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1997).

 10.10   Employment Agreement, dated September 4, 1997, between AmeriSource and
         Kurt J. Hilzinger (incorporated by reference to Exhibit 10.14 to
         Registrant's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1997).

 10.11 AmeriSource Health Corporation 1996 Stock Option Plan (incorporated by reference to Appendix C to Registrant's Proxy Statement dated January
         15, 1997 for the Annual Meeting of Stockholders held on February
         11,1997).

 10.12   AmeriSource Health Corporation 1996 Non-Employee Directors Stock
         Option Plan (incorporated by reference to Appendix D to Registrant's
         Proxy Statement dated January 15, 1997 for the Annual Meeting of
         Stockholders held on February 11, 1997).

 10.13   1996 Amendment to the AmeriSource Health Corporation 1995 Stock Option
         Plan (incorporated by reference to Appendix A to Registrant's Proxy
         Statement dated January 15, 1997 for the Annual Meeting of
         Stockholders held on February 11, 1997).

 10.14   Consulting Agreement, dated October 31, 1997, between AmeriSource
         Corporation and John F. McNamara (incorporated by reference to Exhibit
         10.18 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997).


 Exhibit
 Number                                Description
 -------                               -----------
 10.15   Form of Voting/Support Agreement among AmeriSource Health Corporation,
         Hawk Acquisition Corp. and certain executives of C.D. Smith.

 10.16   Form of Voting/Support Agreement among AmeriSource Health Corporation,
         Hawk Acquisition Corp. and Churchill ESOP Capital Partners.

 10.17   C.D. Smith Healthcare, Inc. Employee Stock Ownership Plan, dated
         January 1, 1987, as restated on December 10, 1991.

 10.18   Amendment, dated October 1, 1992 to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 10.19*  Amendment, dated December 2, 1994, to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 10.20*  Amendment, dated October 1, 1996, to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 10.21*   Amendment, dated January 1, 1998, to the C.D. Smith Healthcare, Inc.
         Employee Stock Ownership Plan.

 21      Subsidiaries of the Registrant (incorporated by reference to Exhibit
         21 of Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1998).

 23.1    Consent of Ernst & Young LLP.

 23.2    Consent of Ernst & Young LLP.

 23.3    Consent of Dechert Price & Rhoads (included in Exhibit 5).

 23.4    Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit
         8.2).

 24      Power of Attorney (included on signature page).

 99.1    C.D. Smith proxy card.

 99.2    C.D. Smith ESOP direction form.
 99.3    Consent of BT Alex. Brown Incorporated.


--------
   *  To be filed by amendment

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period on which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (6) That, every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania on May 28, 1999.

                                          Amerisource Health Corporation

                                                     /s/ R. David Yost
                                          By:__________________________________
                                                       R. David Yost
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. David Yost, Kurt J. Hilzinger and William D. Sprague, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or any Registration Statement for the same offering that is effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith or in connection with the registration of common stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           /s/R. David Yost            President and Chief           May 28, 1999
______________________________________  Executive Officer and
            R. David Yost               Director (principal
                                        executive officer)

       /s/ Lawrence C. Karlson         Chairman of the Board         May 28, 1999
______________________________________
         Lawrence C. Karlson

        /s/ Bruce C. Bruckmann         Director                      May 28, 1999
______________________________________
          Bruce C. Bruckmann

        /s/ Michael A. Delaney         Director                      May 28, 1999
______________________________________
          Michael A. Delaney

         /s/ Richard C. Gozon          Director                      May 28, 1999
______________________________________
           Richard C. Gozon

      /s/ Edward E. Hagenlocker        Director                      May 28, 1999
______________________________________
        Edward E. Hagenlocker

          /s/ George Strong            Director                      May 28, 1999
______________________________________
            George Strong

          /s/ James A. Urry            Director                      May 28, 1999
______________________________________
            James A. Urry

        /s/ Barton J. Winokur          Director                      May 28, 1999
______________________________________
          Barton J. Winokur

       /s/ George L. James, III        Vice President and Chief      May 28, 1999
______________________________________  Financial Officer
         George L. James, III           (principal financial
                                        officer)

       /s/ Michael D. DiCandilo        Vice President and            May 28, 1999
 _____________________________________  Controller (principal
         Michael D. DiCandilo           accounting officer)